Exhibit 10.12

LEASE

by and between

B9 LS HARRISON & WASHINGTON LLC,

a Delaware limited liability company

and

PEPGEN, INC.,

a Delaware corporation

1.	Lease of Premises	1
2.	Basic Lease Provisions	1
3.	Term	5
4.	Possession and Commencement Date	5
5.	Condition of Premises	8
6.	Rentable Area	9
7.	Rent	9
8.	Rent Adjustments	10
9.	Operating Expenses	11
10.	Taxes on Tenant’s Property	16
11.	Security Deposit	16
12.	Use	19
13.	Rules and Regulations, CC&Rs, Parking Facilities and Common Area	21
14.	Project Control by Landlord	23
15.	Quiet Enjoyment	24
16.	Utilities and Services	24
17.	Alterations	28
18.	Repairs and Maintenance	31
19.	Liens	32
20.	Estoppel Certificate	33
21.	Hazardous Materials	33
22.	Odors and Exhaust	36
23.	Insurance	37
24.	Damage or Destruction	41
25.	Eminent Domain	43
26.	Surrender	44
27.	Holding Over	45
28.	Indemnification and Exculpation	46
29.	Assignment or Subletting	47
30.	Subordination and Attornment	51
31.	Defaults and Remedies	52
32.	Bankruptcy	57
33.	Brokers	57

34.	Definition of Landlord	57
35.	Limitation of Landlord’s Liability	58
36.	Joint and Several Obligations	58
37.	Representations	59
38.	Confidentiality	59
39.	Notices	59
40.	Miscellaneous	60
41.	Rooftop Installation Area	63
42.	Option to Extend Term	64

LEASE

THIS LEASE (this “Lease”) is entered into as of this 1st day of December 2021 (the “Execution Date”), by and between B9 LS HARRISON & WASHINGTON LLC, a Delaware limited liability company (“Landlord”), and PEPGEN, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord owns certain real property described on Exhibit A-1 attached hereto (collectively, the “Property”) and the improvements located on the Property at 321 Harrison Avenue, 1000 Washington Street, and 333 Harrison Avenue in Boston, Massachusetts; and

B. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises (the “Premises”) on the eighth (8th) floor of the building known as 321 Harrison Avenue, Boston, Massachusetts (the “Building”) located on the Property, pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises.

1.1 Effective on the Term Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, as shown on Exhibit A attached hereto, including exclusive shafts, cable runs, mechanical spaces, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses. The Property and all landscaping, parking facilities, private drives and other improvements and appurtenances related thereto, including the Building and other buildings and improvements located on the Property, are hereinafter collectively referred to as the “Project.” All portions of the Building that are for the non-exclusive use of the tenants of the Building only, and not the tenants of the Project generally, such as service corridors, stairways, elevators, public restrooms and public lobbies (all to the extent located in the Building), are hereinafter referred to as “Building Common Area.” All portions of the Project that are for the non-exclusive use of tenants of the Project generally, including driveways, sidewalks, parking areas, landscaped areas, and service corridors, stairways, elevators, public restrooms and public lobbies (but excluding Building Common Area), are hereinafter referred to as “Project Common Area.” The Building Common Area and Project Common Area are collectively referred to herein as “Common Area.”

2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1 This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2 In the definitions below, Rentable Area (as defined below) is expressed in square feet. Rentable Area and “Tenant’s Pro Rata Shares” are all subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following (As of the Execution Date)
Approximate Rentable Area of Premises*	31,668 square feet
Approximate Rentable Area of Building	247,670 square feet
Approximate Rentable Area of Project	493,375 square feet
Tenant’s Pro Rata Share of Building*	12.79%
Tenant’s Pro Rata Share of Project*	6.42%

*	Note: Subject to adjustment based upon the Rentable Area of the Premises, Building and Project as of the Term Commencement Date subject to Section 6 below.

2.3 Monthly and annual installments of Base Rent for the Premises (“Base Rent”) as of the Rent Commencement Date (as defined below), subject to adjustment under this Lease, will be as follows:

Dates	Square Feet of Rentable Area*	Base Rent per Square Foot of Rentable Area	Monthly Base Rent*	Annual Base Rent*
Rent Commencement Date - date immediately prior to 1st anniversary of Rent Commencement Date	31,668	$93.00 annually	$245,427.00	$2,945,124.00
1st anniversary of Rent Commencement Date - date immediately prior to 2nd anniversary of Rent Commencement Date	31,668	$95.79 annually	$252,789.81	$3,033,477.72
2nd anniversary of Rent Commencement Date - date immediately prior to 3rd anniversary of Rent Commencement Date	31,668	$98.66 annually	$260,363.74	$3,124,364.88

3rd anniversary of Rent Commencement Date - date immediately prior to 4th anniversary of Rent Commencement Date	31,668	$101.62 annually	$268,175.18	$3,218,102.16
4th anniversary of Rent Commencement Date - date immediately prior to 5th anniversary of Rent Commencement Date	31,668	$104.67 annually	$276,224.13	$3,314,689.56
5th anniversary of Rent Commencement Date - date immediately prior to 6th anniversary of Rent Commencement Date	31,668	$107.81 annually	$284,510.59	$3,414,127.08
6th anniversary of Rent Commencement Date - date immediately prior to 7th anniversary of Rent Commencement Date	31,668	$111.05 annually	$293,060.95	$3,516,731.40
7th anniversary of Rent Commencement Date - date immediately prior to 8th anniversary of Rent Commencement Date	31,668	$114.38 annually	$301,848.82	$3,622,185.84
8th anniversary of Rent Commencement Date - date immediately prior to 9th anniversary of Rent Commencement Date	31,668	$117.81 annually	$310,900.59	$3,730,807.08

*	Note: Subject to adjustment based upon the Rentable Area of the Premises as of the Term Commencement Date.

2.4 Estimated Term Commencement Date: As defined in Section 1.2 of the Work Letter.

2.5 Intentionally omitted.

2.6 Security Deposit: $1,472,562.00

2.7 Permitted Use: Office, laboratory and research and development use in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined in Section 9.1(a) below), committees, associations, or other regulatory committees, agencies or governing bodies (including, by way of example, quasi-governmental bodies such as the Massachusetts Port Authority and Transportation Management Associations, but excluding voluntary memberships to the extent not expressly required under this Lease) having jurisdiction over the Premises, the Building, the Property, the Project, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”)

2.8 Address for Rent Payment:

B9 LS HARRISON & WASHINGTON LLC

Attention Entity 110300

P.O. Box 511387

Los Angeles, California 90051-7942

2.9 Address for Notices to Landlord:

B9 LS HARRISON & WASHINGTON LLC

4570 Executive Drive, Suite 400

San Diego, California 92121

Attn: Legal Department

Email: legalreview@biomedrealty.com

2.10 Address for Notices to Tenant:

PepGen, Inc.

245 Main Street, 12th floor

Cambridge, Massachusetts 02142

Attn: Emiko Bryant

Email: ebryant@pepgen.com

2.11 Address for Invoices to Tenant:

PepGen, Inc.

245 Main Street, 12th floor

Cambridge, Massachusetts 02142

Attn: Emiko Bryant

Email: ebryant@pepgen.com and

Accounting@pepgen.com

2.12 The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A Premises

Exhibit A-1 Legal Description of the Property

Exhibit B Work Letter

Exhibit B-1 Tenant Work Insurance Schedule

Exhibit B-2 Landlord’s Work

Exhibit C Acknowledgement of Term Commencement Date and Term Expiration Date

Exhibit D Form of Additional TI Allowance Acceptance Letter

Exhibit E Form of Letter of Credit

Exhibit F Rules and Regulations

Exhibit F-1 Common Area Use Form

Exhibit G Transportation Access Plan Agreement

Exhibit H Tenant’s Personal Property

Exhibit I Form of Estoppel Certificate

Exhibit J Definition of Obsolete Equipment

3. Term. The term of the leasehold granted by this Lease (as the same may be extended pursuant to Article 42 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence on the Term Commencement Date (as defined in Article 4) and end on the date (the “Term Expiration Date”) that is one hundred ten (110) months after the Term Commencement Date, subject to extension or earlier termination of this Lease as provided herein.

4. Possession and Commencement Date.

4.1 Landlord shall use commercially reasonable efforts to tender possession of the Premises to Tenant on the Estimated Term Commencement Date, with the work (the “Tenant Improvements”) required of Landlord described in the Work Letter attached hereto as Exhibit B (the “Work Letter”) and the base building laboratory infrastructure work as more specifically described in Exhibit B-2 attached hereto (the “Landlord’s Work”) each Substantially Complete (as defined below). Tenant agrees that in the event such work is not Substantially Complete on or before the Estimated Term Commencement Date for any reason, then (a) this Lease shall not be void or voidable, (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, (c) the Term Expiration Date shall be extended accordingly and (d) Tenant shall not be responsible for the payment of any Base Rent or Tenant’s Adjusted Share of Operating Expenses (as defined below) until the actual Term Commencement Date as described in Section 4.2 occurs. Notwithstanding the foregoing, in the event Substantial Completion of the Landlord’s Work shall occur subsequent to the date which is ninety (90) days following the Estimated Term Commencement Date, Tenant shall receive a credit against Tenant’s obligation to pay Base Rent hereunder from and after such date, on a per diem basis, for each day during the period from the ninety-first (91st) day following the Estimated Term Commencement Date until Landlord has Substantially Completed the Landlord’s Work, provided that such delay has not been caused in any way by a Tenant Delay or Force Majeure. The term “Substantially Complete” or “Substantial Completion” means, (x) with respect to the Tenant Improvements, that the Tenant Improvements are substantially complete in accordance with the Approved Plans (as defined in the Work Letter), except for punch list items that will not materially adversely affect Tenant’s occupancy and operations in the Premises, as reasonably determined by Landlord’s architect, (y) the Landlord’s Work (including all base building systems necessary for Tenant’s occupancy and operations) is substantially complete except for punch list items that will not materially adversely affect Tenant’s occupancy and operations in the Premises, as reasonably determined by Landlord’s architect, and (z) the Premises may be legally occupied pursuant to a temporary certificate of occupancy or its substantial equivalent (such as sign-off on the building permit by the Governmental Authority that issued such permit), to the extent required by Applicable Laws for occupancy of the Premises. Tenant shall have the right to review the above-mentioned punch lists. Notwithstanding anything in this Lease (including the Work Letter) to the contrary, Landlord’s obligation to timely achieve Substantial Completion shall be subject to extension on a day-for-day basis as a result of Force Majeure (as defined below) or Tenant Delay (as defined below).

4.2 The “Term Commencement Date” shall be the date Landlord tenders possession of the Premises to Tenant with the Tenant Improvements and Landlord’s Work Substantially Complete. If possession is delayed by Tenant Delay, then the Term Commencement Date shall be the date that the Term Commencement Date would have occurred but for such Tenant Delay. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Term Commencement Date and the Term Expiration Date within ten (10) days after Tenant takes possession of the Premises, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain any governmental licensing or similar governmental approval of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date.

As used herein, the term “Tenant Delay” shall mean any actual delay in Landlord’s achievement of Substantial Completion of the Tenant Improvements or Landlord’s Work, in either case as a result of any of the following:

(i) Tenant’s request for Change Requests;

(ii) Any Changes to the Approved TI Construction Documents requested by Tenant and approved by Landlord;

(iii) Tenant’s request for materials, finishes or installations requiring unusually long lead times for which Landlord has provided a written estimate of such lead times;

(iv) Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein that is not caused by Landlord’s failure to timely perform its obligations hereunder;

(v) Tenant’s delay in making payments to Landlord for Excess TI Costs;

(vi) Tenant’s failure to timely comply with its obligations under the Work Letter and/or the Lease within applicable notice and cure periods; or

(vii) Any other act or omission by Tenant which continues for 2 business days after written notice from Landlord.

4.3 In the event that Landlord permits Tenant to enter upon the Premises prior to the Term Commencement Date for the purpose of installing improvements or the placement of personal property (which Landlord shall reasonably permit provided such access does not interfere with construction or inspection work being performed on behalf of Landlord and is coordinated with Landlord’s contractors), Tenant shall furnish to Landlord evidence satisfactory to Landlord in advance that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Base Rent; and provided, further, that if the Term Commencement Date is delayed due to such early access, then the Term Commencement Date shall be the date that the Term Commencement Date would have occurred but for such Tenant Delay.

4.4 Landlord shall cause the Tenant Improvements to be constructed in the Premises pursuant to the Work Letter at a cost to Landlord not to exceed (a) Six Million Three Hundred Thirty Three Thousand Six Hundred Dollars ($6,333,600.00) (based upon Two Hundred Dollars ($200.00) per square foot of Rentable Area (as defined below and subject to change based upon the Rentable Area of the Premises as of the Term Commencement Date) (the “Base TI Allowance”) plus (b) if properly requested by Tenant pursuant to this Section, Four Hundred Seventy-Five Thousand Twenty Dollars ($475,020.00) (based upon Fifteen Dollars ($15.00) per square foot of Rentable Area and subject to change based upon the Rentable Area of the Premises as of the Term Commencement Date) (the “Additional TI Allowance”), for a total of Six Million Eight Hundred Eight Thousand Six Hundred Twenty Dollars ($6,808,620.00) (based upon Two Hundred Fifteen Dollars ($215.00) per square foot of Rentable Area and subject to change based upon the Rentable Area of the Premises as of the Term Commencement Date). The Base TI Allowance, together with the Additional TI Allowance (if properly requested by Tenant pursuant to this Article), shall be referred to herein as the “TI Allowance.” The TI Allowance may be applied to the costs of (m) construction, (n) project management by Landlord (which fee shall equal three percent (3%) of the cost of the Tenant Improvements, including the Base TI Allowance and, if used by Tenant, the Additional TI Allowance), (o) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Landlord, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Tenant, (p) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements, and (r) costs and expenses for labor, material, equipment and fixtures. In no event shall the TI Allowance be used for (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs arising from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors) which may include, by way of example only, damage to the Premises or Building caused by Tenant for which Tenant carries or is required to carry insurance.

4.5 Landlord shall not have any obligation to fund any unused portion of the TI Allowance after the date that is ten (10) months after the Term Commencement Date (the “TI Deadline”), after which date Landlord’s obligation to fund any such costs shall expire. Initial Base Rent shall be increased to include the amount of the Additional TI Allowance disbursed by Landlord upon written request by Tenant in accordance with this Lease amortized over the initial Term at a rate of eight percent (8%) annually for each Dollar of the Additional TI Allowance disbursed by Landlord in accordance with this Lease. The amount by which Base Rent shall be increased shall be determined (and Base Rent shall be increased accordingly) as of the Term Commencement Date and, if such determination does not reflect use by Tenant of all of the Additional TI Allowance, shall be determined again as of the TI Deadline, with Tenant paying (on the next succeeding day that Base Rent is due under this Lease (the “TI True-Up Date”)) any underpayment of the further adjusted Base Rent for the period beginning on the Term Commencement Date and ending on the TI True-Up Date. The initial Base Rent, as adjusted to reflect the disbursement of the Additional TI Allowance in accordance with this Section, shall be subject to further annual adjustments as set forth in Section 8.1.

4.6 Tenant shall pay the costs of the Tenant Improvements on a pari passu basis with Landlord as such costs are paid, in the proportion of Excess TI Costs payable by Tenant to the Base TI Allowance (and, if properly requested by Tenant pursuant to this Lease, the Additional TI Allowance) payable by Landlord. Landlord shall not be obligated to expend any portion of the Additional TI Allowance until Landlord shall have received from Tenant a letter in the form attached as Exhibit D hereto executed by an authorized officer of Tenant with respect to each Additional TI Allowance. In no event shall any unused TI Allowance entitle Tenant to a credit against Rent payable under this Lease.

4.7 Notwithstanding anything to the contrary in this Lease, Landlord and Tenant agreed that all Tenant Improvements shall incorporate flexible wall and lab bench systems.

4.8 To the extent assignable, Landlord will assign to Tenant all warranties obtained by Landlord in connection with the Tenant Improvements; provided, however, that notwithstanding any such assignment, Landlord shall also retain the right to enforce such warranties against the applicable contractor, at Landlord’s sole option. Landlord shall use commercially reasonable efforts to enforce all construction warranties with respect to the Landlord’s Work including without limitation with respect to the base building HVAC, mechanical, electrical and plumbing systems, the roof and elevators.

4.9 As used herein, “Landlord Delay” means any actual delay in completion of the Tenant Improvements resulting from (a) Landlord’s failure to respond to any requests from Tenant for approvals required from Landlord under the Work Letter beyond the express time periods set forth under the Work Letter or (b) any matter expressly described in this Lease and/or the Work Letter as constituting a Landlord Delay, in each case to the extent such act or omission actually delays the completion of the Tenant Improvements beyond the date when the Tenant Improvements would have otherwise occurred and the same is not caused by Force Majeure or Tenant Delays. Notwithstanding any Landlord Delay, Tenant shall exercise commercially reasonable efforts to mitigate any Landlord Delay. If there is a Landlord Delay, then Tenant shall give Landlord written notice of such Landlord Delay (which notice will be delivered in accordance with the notice provisions of Section 39 of this Lease, with a copy via e-mail to Landlord’s Authorized Representative in the Work Letter) describing in reasonable detail the facts and circumstances constituting the alleged delay and the manner in which such facts and circumstances are affecting timely completion of the Tenant Improvements.

5. Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business. Tenant acknowledges that (a) it is fully familiar with the condition of the Premises and agrees to take the same in its condition “as is” as of the Term Commencement Date and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises, except for performance of the Tenant Improvements and Landlord’s Work, and payment of the Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Lease, the Additional TI Allowance. Subject to the terms and conditions of this Lease, Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that Landlord’s Work and the Tenant Improvements are Substantially Complete, and the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair.

6. Rentable Area.

6.1 The term “Rentable Area” shall reflect such areas as reasonably calculated by Landlord’s architect in a manner consistent with Landlord’s determination of Rentable Area for the remainder of the Building and Project, as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord’s architect to reflect changes to the Premises, the Building or the Project, as applicable. Notwithstanding the foregoing to the contrary, in no event shall the Rentable Area of the Premises, the Building or the Project be deemed to have increased unless due to a change in the outer dimensions of the exterior walls of the same.

6.2 The Rentable Area of the Building is generally determined by making separate calculations of Rentable Area applicable to each floor within the Building and totaling the Rentable Area of all floors within the Building. The Rentable Area of a floor is computed by measuring to the outside finished surface of the permanent outer Building walls. The full area calculated as previously set forth is included as Rentable Area, without deduction for columns and projections or vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls.

6.3 The term “Rentable Area,” when applied to the Premises, is that area equal to the usable area of the Premises, plus an equitable allocation of Rentable Area within the Building that is not then utilized or expected to be utilized as usable area, including that portion of the Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom.

6.4 The Rentable Area of the Project is the total Rentable Area of all buildings within the Project.

6.5 Review of allocations of Rentable Areas as between tenants of the Building and the Project shall be made as frequently as Landlord deems appropriate, including in order to facilitate an equitable apportionment of Operating Expenses (as defined below). If such review is by a licensed architect and allocations are certified by such licensed architect as being correct, then Tenant shall be bound by such certifications, but in no event shall the Rentable Area of the Premises or the Building be subject to remeasurement except as otherwise provided in Section 6.1 hereof.

7. Rent.

7.1 Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the date which is two (2) months following the Term Commencement Date (the “Rent Commencement Date”), the sums set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof, each in advance on the first day of each and every calendar month during the Term.

7.2 In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s Adjusted Share (as defined below) of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

7.3 Base Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America to the address set forth in Section 2.8 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of the number of days in the month and shall be paid at the then-current rate for such fractional month.

7.4 Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by (a) any Applicable Laws now or hereafter applicable to the Premises, (b) any other restriction on Tenant’s use, (c) except as expressly provided herein, any casualty or taking or (d) any other occurrence; and Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Tenant’s obligation to pay Rent with respect to any period or obligations arising, existing or pertaining to the period prior to the date of the expiration or earlier termination of the Term or this Lease shall survive any such expiration or earlier termination; provided, however, that nothing in this sentence shall in any way affect Tenant’s obligations with respect to any other period.

8. Rent Adjustments.

8.1 Base Rent shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Rent Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as the initial Term of this Lease continues in effect. The amount of Base Rent during any extension period shall be governed by Article 42 hereof.

8.2 Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to pay Base Rent for the first two (2) months of the Term (such period, the “Free Rent Period”); provided, however, that the total amount of Base Rent abated during the Free Rent Period shall not exceed Four Hundred Ninety Thousand Eight Hundred Fifty-Four Dollars ($490,854.00) (the “Free Rent Cap”). The Free Rent Cap shall not be increased as a result of any increase in Base Rent arising from Landlord’s disbursement of any Additional TI Allowance, and the period for amortization of the Additional TI Allowance shall commence after the Free Rent Period ends, with payments of increased Base Rent resulting from any Additional TI Allowance commencing upon expiration of the Free Rent Period. During the Free Rent Period, Tenant shall continue to be responsible for the payment of all of Tenant’s other Rent obligations under this Lease, including all Additional Rent such as Operating Expenses, the Property Management Fee, and costs of utilities for the Premises. In the event of any Default that results in termination of this Lease, then, as part of the recovery to which Landlord is entitled pursuant to this Lease, and in addition to any other rights or remedies to which Landlord may be entitled pursuant to this Lease (including Article 31), at law or in equity, Landlord shall be entitled to the immediate recovery, as of the day immediately prior to such termination of the Lease, of the unamortized amount of Base Rent that Tenant would have paid had the Free Rent Period not been in effect.

9. Operating Expenses.

9.1 As used herein, the term “Operating Expenses” shall mean:

(a) Government impositions, including property tax costs consisting of real and personal property taxes (including amounts due under any improvement bond upon the Building or the Project (including the parcel or parcels of real property upon which the Building, the other buildings in the Project and areas serving the Building and the Project are located)) or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”); taxes on or measured by gross rentals received from the rental of space in the Project; taxes based on the square footage of the Premises, the Building or the Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or arising from Applicable Laws or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Project or the parking facilities serving the Project; any fee for a business license to operate an office/laboratory building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof, excluding, however any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax of Landlord, or any income, profits or revenue tax or charge upon the rent payable by Tenant under this Lease; and

(b) All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Building and the Project, and costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder; costs of utilities furnished to the Common Area; sewer fees; cable television; trash collection; cleaning, including windows; heating, ventilation and air-conditioning (“HVAC”); maintenance of landscaping and grounds; snow removal; maintenance of drives and parking areas; maintenance of the roof; maintenance of any bridge or connection between buildings at the Project; security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Building or Project systems and equipment; telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; all costs and expenses, as reasonably allocated to the Project, incurred in connection with providing Project amenities, including, without limitation, the shuttle service for the Project and the fitness facility currently located within the building at 1000 Washington Street; accounting, legal and other professional fees and expenses incurred in connection with the Project; costs of furniture, draperies, carpeting, landscaping supplies, snow removal and other customary and ordinary items of personal property provided by Landlord for use in Common Area or in the Project office; Project office rent or rental value for a commercially reasonable amount of space, to the extent an office used for Project operations is maintained at the Project, plus customary expenses for such office; Permitted Capital Expenditures (as defined below); costs of complying with Applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Term Commencement Date with Applicable Laws); costs to keep the Project in compliance with, or costs or fees otherwise required under or incurred pursuant to any CC&Rs (as defined below), including condominium fees; insurance premiums, including premiums for commercial general liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies; service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers, plow truck drivers, handymen, and engineering/maintenance/facilities personnel.

(c) Notwithstanding the foregoing, Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project; any leasing commissions; expenses that relate to preparation of rental space for a tenant; Landlord’s Work and other expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); legal expenses relating to other tenants; costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord; principal, interest, and other charges and fees upon loans to Landlord or secured by a loan agreement, mortgage, deed of trust, security instrument or other loan document covering the Project or a portion thereof (collectively, “Loan Documents”) (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 9.1(a)); rent paid under a ground lease of the Property; salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements that are provided for in Subsection 9.1(b)); taxes that are excluded from Operating Expenses by the last sentence of Subsection 9.1(a); costs expressly excluded from Operating Expenses elsewhere in this Lease or that are charged to or paid by Tenant under other provisions of this Lease; professional fees and disbursements and other costs and expenses related to the ownership (as opposed to the use, occupancy, operation, maintenance or repair) of the Project; legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Property or any part of either, or (C) negotiations of leases, contracts of sale or mortgages; costs in the nature of penalties or fines arising from Landlord’s gross negligence or willful misconduct; costs for services, supplies or repairs paid to any Affiliate of Landlord in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs; reserves; cost of any work or services performed for any facility other than the Building, Property or Project; cost of initial cleaning and rubbish removal from the Building or the Property to be performed before final completion of the Building or tenant space; cost of initial landscaping of the Building or the

Property; cost of the initial stock of tools and equipment for operation, repair and maintenance of the Building or the Property; cost of purchasing fine art; costs and expenses of organizing and maintaining the Landlord entity; and any item that, if included in Operating Expenses, would involve a double collection for such item by Landlord. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses (such excess, together with Tenant’s Pro Rata Share, “Tenant’s Adjusted Share”).

(d) As used herein, “Permitted Capital Expenditures” shall mean capital expenditures incurred (i) in replacing obsolete equipment, as such term is defined on Exhibit J attached hereto, (ii) for the primary purpose of reducing Operating Expenses or (iii) required by any Governmental Authority to comply with changes in Applicable Laws that take effect after the Execution Date or to ensure continued compliance with Applicable Laws in effect as of the Execution Date, in each case amortized over the useful life thereof, as reasonably determined by Landlord, in accordance with generally accepted accounting principles.

9.2 Commencing on the earlier of (i) the Rent Commencement Date and (ii) the date Tenant occupies the Premises for the conduct of business, Tenant shall pay to Landlord on the and first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below) and (b) Landlord’s estimate of Tenant’s Adjusted Share of Operating Expenses with respect to the Building and the Project, as applicable, for such month.

(w) The “Property Management Fee” shall equal three percent (3%) of Base Rent due from Tenant. Tenant shall pay the Property Management Fee in accordance with Section 9.2 with respect to the entire Term, including any extensions of the Term, or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent, Operating Expenses or any other Rent with respect to any such period or portion thereof.

(x) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses, Tenant’s Adjusted Share of Operating Expenses, and the cost of providing utilities to the Premises for the previous calendar year (“Landlord’s Statement”). Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days after receipt of an invoice therefor. If the amounts paid by Tenant pursuant to this Section exceed Tenant’s Adjusted Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany Landlord’s Statement with payment for the amount of such difference.

(y) Any amount due under this Section for any period that is less than a full month shall be prorated for such fractional month on the basis of the number of days in the month.

9.3 Landlord or an affiliate(s) of Landlord may own other property(ies) adjacent to the Project or its neighboring properties (collectively, “Neighboring Properties”). In connection with Landlord performing services for the Project pursuant to this Lease, similar services may be performed by the same vendor(s) for Neighboring Properties. In such a case, Landlord shall reasonably allocate to each Building and the Project the costs for such services based upon the ratio that the square footage of the Building or the Project (as applicable) bears to the total square footage of all of the Neighboring Properties or buildings within the Neighboring Properties for which the services are performed, unless the scope of the services performed for any building or property (including the Building and the Project) is disproportionately more or less than for others, in which case Landlord shall equitably allocate the costs based on the scope of the services being performed for each building or property (including the Building and the Project). Since the Project consists of multiple buildings, certain Operating Expenses may pertain to a particular building(s) and other Operating Expenses to the Project as a whole. Landlord reserves the right in its sole discretion to allocate any such costs applicable to any particular building within the Project to such building, and other such costs applicable to the Project to each building in the Project (including the Building), with the tenants in each building being responsible for paying their respective proportionate shares of their buildings to the extent required under their leases. Landlord shall allocate such costs to the buildings (including the Building) in a reasonable, non-discriminatory manner, and such allocation shall be binding on Tenant.

9.4 Landlord’s annual statement shall be final and binding upon Tenant unless Tenant, within ninety (90) days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reasons therefor; provided that Tenant shall in all events pay the amount specified in Landlord’s annual statement, pending the results of the Independent Review and determination of the Accountant(s), as applicable and as each such term is defined below. If, during such ninety (90)-day period, Tenant in good faith questions or contests the correctness of Landlord’s statement of Tenant’s Adjusted Share of Operating Expenses, Landlord shall provide Tenant with reasonable access to Landlord’s books and records to the extent relevant to determination of Operating Expenses, and such information as Landlord reasonably determines to be responsive to Tenant’s written inquiries. In the event that, after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s Adjusted Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm hired by Tenant on an hourly basis and not on a contingent-fee basis (at Tenant’s sole cost and expense) and approved by Landlord (which approval Landlord shall not unreasonably withhold or delay) audit and review such of Landlord’s books and records for the year in question as directly relate to the determination of Operating Expenses for such year (the “Independent Review”), but not books and records of entities other than Landlord. Landlord shall make such books and records available electronically if available, or at the location where Landlord maintains them in the ordinary course of its business. Landlord need not provide copies of any books or records. Tenant shall commence the Independent Review within fifteen (15) days after the date Landlord has given Tenant access to Landlord’s books and records for the Independent Review. Tenant shall complete the Independent Review and notify Landlord in writing of Tenant’s specific objections to Landlord’s calculation of Operating Expenses (including Tenant’s accounting firm’s written statement of the basis, nature and amount of each proposed adjustment) no later than sixty (60) days after Landlord has first given Tenant access to Landlord’s books and records for the Independent Review. Landlord shall review the results of any such Independent Review. The parties shall endeavor to agree promptly and reasonably upon Operating Expenses taking into account the results of such Independent Review. If, as of the date that is sixty (60) days after Tenant has submitted the Independent Review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the Boston area (the “Accountant”). If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the accountant and accounting firm that conducted the Independent Review) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Independent Review). If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant. Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord ‘s or Tenant’s determination of Operating Expenses. The Accountants may not select or designate any other determination of Operating Expenses. The determination of the Accountant(s) shall bind the parties. If the parties agree or the Accountant(s) determine that the Operating Expenses actually paid by Tenant for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results. If the parties agree or the Accountant(s) determine that Tenant’s payments of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such results.

9.5 Tenant shall not be responsible for Operating Expenses with respect to any time period prior to the Term Commencement Date; provided, however, that if Landlord permits Tenant to occupy the Premises for the conduct of its business prior to the Term Commencement Date, and Tenant actually occupies the Premises for such purpose, Tenant shall be responsible for Operating Expenses from such earlier date of possession (the Term Commencement Date or such earlier date, as applicable, the “Expense Trigger Date”); and provided, further, that Landlord may annualize certain Operating Expenses incurred prior to the Expense Trigger Date over the course of the budgeted year during which the Expense Trigger Date occurs, and Tenant shall be responsible for the annualized portion of such Operating Expenses corresponding to the number of days during such year, commencing with the Expense Trigger Date, for which Tenant is otherwise liable for Operating Expenses pursuant to this Lease. Tenant’s responsibility for Tenant’s Adjusted Share of Operating Expenses shall continue to the latest of (a) the date of termination of the Lease, (b) the date Tenant has fully vacated the Premises and (c) if termination of the Lease is due to a default by Tenant, the date of rental commencement of a replacement tenant.

9.6 Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

9.7 Tenant shall submit to Landlord an invoice, or, in the event an invoice is not available, an itemized list, of all costs and expenses that (a) Tenant has incurred (either internally or by employing third parties) during the prior month and (b) for which Tenant reasonably believes it is entitled to reimbursements from Landlord pursuant to the terms of this Lease, within forty-five (45) days after the end of each calendar month (or such longer period as needed, so long as it is provided within the calendar year in which such amounts were incurred). Landlord shall pay any such amounts properly requested and due to Tenant under the terms of the Lease within forty-five (45) days of receipt of such invoice.

9.8 In the event that the Building or Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate Operating Expenses that vary depending on the occupancy of the Building or Project, as applicable, to equal Landlord’s reasonable estimate of what such Operating Expenses would have been had the Building or Project, as applicable, been ninety-five percent (95%) occupied during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses.

10. Taxes on Tenant’s Property.

10.1 Tenant shall be solely responsible for the payment of any and all taxes levied upon (a) personal property and trade fixtures located at the Premises and (b) any gross or net receipts of or sales by Tenant, and shall pay the same at least twenty (20) days prior to delinquency.

10.2 If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building, the Property or the Project is increased by inclusion therein of a value attributable to Tenant ‘s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Building, the Property or the Project, then Tenant shall, upon demand, repay to Landlord the taxes so paid by Landlord.

10.3 If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Building, the Property or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10.2. Any such excess assessed valuation due to improvements in or alterations to space in the Project leased by other tenants at the Project shall not be included in Operating Expenses. If the records of the applicable governmental assessor’s office are available and sufficiently detailed to serve as a basis for determining whether such Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.

11. Security Deposit.

11.1 Tenant shall deposit with Landlord on or before the Execution Date the sum set forth in Section 2.6 (the “Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant. If Tenant Defaults (as defined below) with respect to any provision of this Lease, including any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

11.2 In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

11.3 Landlord shall deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit. This provision shall also apply to any subsequent transfers.

11.4 Provided there is no default by Tenant under the Lease, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within sixty (60) days after the expiration or earlier termination of this Lease.

11.5 If the Security Deposit shall be in cash, Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Security Deposit. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.

11.6 The Security Deposit may be in the form of cash, a letter of credit or any other security instrument acceptable to Landlord in its sole discretion. Tenant may at any time, except when Tenant is in Default (as defined below), deliver a letter of credit (the “L/C Security”) as the entire Security Deposit, as follows:

(a) If Tenant elects to deliver L/C Security, then Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is three (3) months after the then-current Term Expiration Date, a letter of credit in the form of Exhibit E issued by an issuer reasonably satisfactory to Landlord, in the amount of the Security Deposit, with an initial term of at least one year. Landlord may require the L/C Security to be re-issued by a different issuer at any time during the Term if Landlord reasonably believes that the issuing bank of the L/C Security is or may soon become insolvent; provided, however, Landlord shall return the existing L/C Security to the existing issuer immediately upon receipt of the substitute L/C Security. If any issuer of the L/C Security shall become insolvent or placed into FDIC receivership, then Tenant shall immediately deliver to Landlord (without the requirement of notice from Landlord) substitute L/C Security issued by an issuer reasonably satisfactory to Landlord, and otherwise conforming to the requirements set forth in this Article. As used herein with respect to the issuer of the L/C Security, “insolvent” means the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks). If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then (i) Landlord shall with reasonable diligence complete any necessary calculations, (ii) Tenant shall extend the expiry date of such L/C Security from time to time as Landlord reasonably requires and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the L/C Security. Tenant shall reimburse Landlord’s legal costs (as estimated by Landlord’s counsel) in handling Landlord’s acceptance of L/C Security or its replacement or extension.

(b) If Tenant delivers to Landlord satisfactory L/C Security in place of the entire Security Deposit, Landlord shall remit to Tenant any cash Security Deposit Landlord previously held.

(c) Landlord may draw upon the L/C Security, and hold and apply the proceeds in the same manner and for the same purposes as the Security Deposit, if (i) an uncured Default (as defined below) exists, (ii) as of the date that is thirty (30) days before any L/C Security expires (even if such scheduled expiry date is after the Term Expiration Date) Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the earlier of (1) three (3) months after the then-current Term Expiration Date or (2) the date that is one year after the then-current expiry date of the L/C Security, (iii) the L/C Security provides for automatic renewals, Landlord asks the issuer to confirm the current L/C Security expiry date, and the issuer fails to do so within ten (10) business days, (iv) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the L/C Security or (v) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security (and fails to permit drawing upon the L/C Security by overnight courier or facsimile). This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.

(d) Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under L/C Security, even if it violates this Lease. Tenant acknowledges that the only effect of a wrongful draw would be to substitute a cash Security Deposit for L/C Security, causing Tenant no legally recognizable damage. Landlord shall hold the proceeds of any draw in the same manner and for the same purposes as a cash Security Deposit. In the event of a wrongful draw, the parties shall cooperate to allow Tenant to post replacement L/C Security simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the L/C Security that Landlord’s draw was erroneous.

(e) If Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, within five (5) business days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment to the L/C Security naming Landlord’s grantee as substitute beneficiary. If the required Security Deposit changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.

12. Use.

12.1 Tenant shall use the Premises for the Permitted Use, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. Tenant shall be prohibited from using the Premises or any portion of the Property for the sale, distribution or production of marijuana.

12.2 Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy (or its substantial equivalent) issued for the Building or the Project, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above. Tenant shall take such further actions and execute such further documents in connection with this Lease as are necessary to comply with Applicable Laws relating to privacy, personal information and data security. Tenant acknowledges that Landlord may collect certain personal information (e.g., names, email addresses and contact information) of Tenant’s and its affiliates’ employees (and, if applicable, subcontractors and consultants), and use such information in connection with performing Landlord’s duties and obligations, and exercising its rights under this Lease. Tenant shall not retain, use or disclose any personal information received from Landlord pursuant to this Lease for any purpose other than to perform its duties and obligations, and exercise its rights under this Lease or as required by Applicable Law. In the event of a conflict between this Section and Article 38, this Section shall govern. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof, and shall indemnify, defend (at the option of and with counsel reasonably acceptable to the indemnified party(ies)), save, reimburse and hold harmless (collectively, “Indemnify,” “Indemnity” or “Indemnification,” as the case may require) Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee, ground lessor or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) of any kind or nature that arise before, during or after the Term as a result of Tenant’s breach of this Section. Landlord shall comply with all Applicable Laws with respect to Landlord’s performance of its services under this Lease.

12.3 Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building or the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article.

12.4 Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

12.5 No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

12.6 No awnings or other projections shall be attached to any outside wall of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent, nor shall any bottles, parcels or other articles be placed on the windowsills or items attached to windows that are visible from outside the Premises. No equipment, furniture or other items of personal property shall be placed on any exterior balcony or terrace without Landlord’s prior written consent.

12.7 No sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior written consent. Signage shall conform to Landlord’s design criteria established from time to time. For any Signage, Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits for such Signage in compliance with Applicable Laws and (b) design, fabricate, install and maintain such Signage in a first-class condition. Tenant shall be responsible for reimbursing Landlord for costs incurred by Landlord in removing any of Tenant’s Signage upon the expiration or earlier termination of the Lease. Tenant shall have no right to install any exterior Signage. Interior signs on entry doors to the Premises and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Landlord’s sole cost and expense, and shall be of a size, color and type and be located in a place acceptable to Landlord. The directory tablet shall be provided exclusively for the display of the name and location of tenants only. Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering.

12.8 Tenant may only place equipment within the Premises with floor loading consistent with the Building’s structural design unless Tenant obtains Landlord’s prior written approval. Tenant may place such equipment only in a location designed to carry the weight of such equipment.

12.9 Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Area or other leased premises in the Project.

12.10 Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure them, (b) use or allow the Premises to be used for unlawful purposes, (c) cause, maintain or permit any nuisance or waste in, on or about the Project or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment. Landlord shall be responsible for delivering the Premises in compliance with Appliable Laws including the ADA. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all liabilities, costs and expenses arising from or in connection with the compliance of the Premises after the Term Commencement Date with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall Indemnify the Landlord Indemnitees from and against any Claims arising from any such failure of the Premises to comply with the ADA. This Section (as well as any other provisions of this Lease dealing with Indemnification of the Landlord Indemnitees by Tenant) shall be deemed to be modified in each case by the insertion in the appropriate place of the following: “except as otherwise provided in Mass. G.L. Ter. Ed., C. 186, Section 15.” For the avoidance of doubt, “Lenders” shall also include historic tax credit investors and new market tax credit investors. Landlord represents and warrants that to the actual knowledge of Landlord without any duty of investigation the Common Areas shall be in compliance with the ADA as of the Term Commencement Date. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

12.11 Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”) and any other applicable Governmental Authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable Governmental Authority with respect to such chemical safety program and (b) this Section. Notwithstanding the foregoing, Landlord shall obtain and maintain during the Term (m) any permit required by the MWRA (“MWRA Permit”) and (n) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s use of the Acid Neutralization Tank (as defined below) in the Building. Tenant shall not introduce anything into the Acid Neutralization Tank (x) in violation of the terms of the MWRA Permit, (y) in violation of Applicable Laws or (z) that would interfere with the proper functioning of the Acid Neutralization Tank. Tenant agrees to reasonably cooperate with Landlord in order to obtain the MWRA Permit and the wastewater treatment operator license. Tenant shall reimburse Landlord within ten (10) business days after demand for any costs incurred by Landlord pursuant to this Section.

13. Rules and Regulations, CC&Rs, Parking Facilities and Common Area.

13.1 Tenant shall have the non-exclusive right, in common with others, to use the Common Area in conjunction with Tenant’s use of the Premises for the Permitted Use, and such use of the Common Area and Tenant’s use of the Premises shall be subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit F, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”). Tenant shall and shall ensure that its contractors, subcontractors, employees, subtenants and invitees faithfully observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations.

13.2 This Lease is subject to any recorded covenants, conditions or restrictions on the Project or Property, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the “CC&Rs”), provided any such amendments shall not materially adversely affect Tenant or increase Tenant’s obligations hereunder. Tenant shall, at its sole cost and expense, comply with the CC&Rs.

13.3 Notwithstanding anything in this Lease to the contrary, Tenant may not install any security systems (including cameras) outside the Premises or that record sounds or images outside the Premises without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion.

13.4 Tenant acknowledges that, pursuant to that certain Transportation Access Plan Agreement dated as of October 12, 2017 (as the same may be amended or superseded, the “TAPA”), a copy of which is attached hereto as Exhibit G, Tenant shall at its sole cost take measures to promote public transportation and subsidize employee use of public transit including providing fifty percent (50%) MBTA pass subsidies for full-time and part-time employees. Tenant, at its sole cost and expense, shall also comply with the reporting requirements set forth in the TAPA at Landlord’s request. Any costs incurred by Landlord in connection with the TAPA shall constitute an Operating Expense.

13.5 Tenant shall have a non-exclusive, irrevocable license to use sixteen (16) parking spaces at the parking facilities serving the Building in common on an unreserved basis with other tenants of the Project during the Term at an initial cost of Four Hundred Dollars ($400.00) per parking space per month (which rate shall be subject to periodic market adjustments), which Tenant shall pay simultaneously with payments of Base Rent as Additional Rent, commencing on the Term Commencement Date.

13.6 Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities in accordance with and subject to the Rules and Regulations. Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit Tenant’s use thereof. Upon such determination, Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Building or the Project. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

13.7 Subject to the terms of this Lease including the Rules and Regulations and the rights of other tenants of the Project, Tenant shall have the non-exclusive right to access the freight loading dock during dock operating hours as set by Landlord at no additional cost, or those times arranged in advance with building management at Tenant’s cost. In addition, subject to the terms of this Lease including the Rules and Regulations and the rights of other tenants in the Project, Tenant shall have the non-exclusive right to access the freight elevator 24/7 for moving freight or other items restricted from being moved in a passenger elevator, subject to the issuance of access passes by Landlord to qualified individuals, at no additional cost.

14. Project Control by Landlord.

14.1 Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease and to the extent such control will not create additional liability for Tenant under this Lease or deprive Tenant of the quiet enjoyment and use of the Premises. This reservation includes Landlord’s right to subdivide the Project; convert the Building and the other buildings within the Project to condominium units; change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant easements and licenses to third parties; maintain or establish ownership of the Building separate from fee title to the Property; make additions to or reconstruct portions of the Building and the Project; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the Project (including to other tenant premises) pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building or elsewhere at the Project or delegate such rights to other tenants performing work in their respective premises; and alter or relocate any other Common Area or facility, including private drives, lobbies, elevators, loading areas, entrances and landscaping; provided, however, that such rights shall be exercised in a way that does not materially adversely affect Tenant’s beneficial use and occupancy of the Premises, including the Permitted Use and Tenant’s access to the Premises, and in a way that does not reduce Tenant’s useable square footage. Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floor upon which the Premises are located. Tenant acknowledges that the Building is under development, that there may be construction in the Common Areas and other tenant premises in the Building from time to time during the Term, and that Landlord shall not be liable for any rent abatement or compensation by reason of inconvenience, annoyance, or loss of business resulting from such construction. Further, Tenant shall be responsible for taking any precautions Tenant deems necessary with respect to its business operations in the Premises to mitigate construction impacts such as sound and vibration from other parts of the Project.

14.2 Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord.

14.3 Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises, as provided for in this Lease.

14.4 Landlord may, at any and all reasonable times during business hours (or during non-business hours, if (a) with respect to Subsections 14.4(u) through 14.4(y), Tenant so requests, and (b) with respect to Subsection 14.4(z), if Landlord so requests), and upon twenty-four (24) hours’ prior notice (which may be oral or by email to the office manager or other Tenant-designated individual at the Premises; but provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (u) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (v) supply any service Landlord is required to provide hereunder, (w) alter, improve or repair any portion of the Building other than the Premises for which access to the Premises is reasonably necessary, (x) post notices of nonresponsibility, (y) access the telephone equipment, electrical substation and fire risers and (z) show the Premises to prospective tenants during the final year of the Term and current and prospective purchasers and lenders at any time, or permit a future tenant of the Premises to inspect and measure the Premises in anticipation of such tenant’s future occupancy of the Premises. Notwithstanding the foregoing, Tenant shall have the right to have a representative of Tenant accompany Landlord at such times; provided, however, if Tenant’s representative is not available or does not elect to accompany Landlord at the times that Landlord has requested access, then such unavailability shall not prohibit or otherwise restrict Landlord’s access, and Landlord may access the Premises with or without Tenant’s representative present. In connection with any such alteration, improvement or repair as described in Subsection 14.4(w), Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

15. Quiet Enjoyment. Landlord covenants that Tenant, upon paying the Rent and performing its obligations contained in this Lease, may peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Applicable Laws and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other quiet enjoyment covenant, either express or implied.

16. Utilities and Services.

16.1 Commencing on the Term Commencement Date, Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay Tenant’s Adjusted Share of all charges of such utility jointly metered with other premises as Additional Rent or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent.

16.2 Landlord may base its bills for utilities on reasonable estimates; provided that Landlord adjusts such billings as part of the next Landlord’s Statement (or more frequently, as determined by Landlord) to reflect the actual cost of providing utilities to the Premises. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any utilities, then Tenant shall pay Landlord for Tenant’s Adjusted Share of such utilities to reflect such excess. In the event that the Building or Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate utility usage that varies depending on the occupancy of the Building or Project (as applicable) to equal Landlord’s reasonable estimate of what such utility usage would have been had the Building or Project, as applicable, been ninety-five percent (95%) occupied during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of the cost of such utilities.

16.3 Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by Force Majeure (as defined below) or, to the extent permitted by Applicable Laws, Landlord’s negligence. In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease. Notwithstanding anything to the contrary in this Lease, if, for more than five (5) consecutive business days following written notice to Landlord and as a direct result of Landlord’s gross negligence or willful misconduct (and except to the extent that such failure is caused by any other factor, including any action or inaction of a Tenant Party (as defined below)), the provision of HVAC or other utilities to all or a material portion of the Premises that Landlord must provide pursuant to this Lease is interrupted (a “Material Services Failure”), then Base Rent and Tenant’s Adjusted Share of Operating Expenses (or, to the extent that less than all of the Premises are affected, a proportionate amount (based on the Rentable Area of the Premises that is rendered unusable) of Base Rent and Tenant’s Adjusted Share of Operating Expenses) shall thereafter be abated until the Premises are again usable by Tenant for the Permitted Use; provided, however, that, if Landlord is diligently pursuing the restoration of such HVAC and other utilities and Landlord provides substitute HVAC and other utilities reasonably suitable for Tenant’s continued use and occupancy of the Premises for the Permitted Use (e.g., supplying potable water or portable air conditioning equipment), then neither Base Rent nor Tenant’s Adjusted Share of Operating Expenses shall be abated. During any Material Services Failure, Tenant will cooperate with Landlord to arrange for the provision of any interrupted utility services on an interim basis via temporary measures until final corrective measures can be accomplished, and Tenant will permit Landlord the necessary access to the Premises to remedy such Material Service Failure. In the event of any interruption of HVAC or other utilities that Landlord must provide pursuant to this Lease, regardless of the cause, Landlord shall diligently pursue the restoration of such HVAC and other utilities. Notwithstanding anything in this Lease to the contrary, but subject to Article 24 (which shall govern in the event of a casualty), the provisions of this Section shall be Tenant’s sole recourse and remedy in the event of an interruption of HVAC or other utilities to the Premises, including related to Section 16.8.

16.4 Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term, beyond those utilities provided by Landlord, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon. Upon Landlord’s demand, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.

16.5 Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including data processing machines) that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water required or consumed in the Premises based upon Tenant’s Pro Rata Share of the Building or Project (as applicable) beyond the existing capacity of the Building or the Project usually furnished or supplied for the Permitted Use or (b) exceed Tenant’s Pro Rata Share of the Building’s or Project’s (as applicable) capacity to provide such utilities or services.

16.6 If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building or the Project by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.

16.7 Landlord shall bring cold water to the point of connection with the Premises and shall provide hot and cold water in Common Area for lavatory and landscaping purposes only, which water shall be from the local municipal or similar source; provided, however, that if Landlord determines that Tenant requires, uses or consumes water provided to the Common Area for any purpose other than ordinary lavatory purposes, Landlord may install a water meter (“Tenant Water Meter”) and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the costs of any Tenant Water Meter and the installation and maintenance thereof during the Term. If Landlord installs a Tenant Water Meter, Tenant shall pay for water consumed, as shown on such meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred or payments made by Landlord for any of the reasons or purposes stated in this Section shall be deemed to be Additional Rent payable by Tenant and collectible by Landlord as such.

16.8 Landlord reserves the right, on at least twenty-four (24) hours’ advance notice (which may be orally or by email) to stop service of the elevator, plumbing, ventilation, air conditioning and utility systems, when Landlord deems necessary or desirable, or due to accident or emergency (in which case no notice shall be required), or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and except as provided in Section 16.3, Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or utility service when prevented from doing so by Force Majeure (as defined below) or, to the extent permitted by Applicable Laws, Landlord’s negligence (but not gross negligence). Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure or, to the extent permitted by Applicable Laws, Landlord’s negligence (but not gross negligence).

16.9 Landlord will install a back-up generator and connect the Generator to the Premises’ emergency electrical panel (the “Generator”). Tenant shall be entitled to use up to its proportionate share (after deducting any power from the Generator required for the Common Area) of power from the Generator on a non-exclusive basis with other tenants in the Building in accordance with the Design Manual attached to Exhibit F hereto. The cost of maintaining, repairing and replacing the Generator shall constitute Operating Expenses. Landlord expressly disclaims any warranties with regard to the Generator or the installation thereof, including any warranty of merchantability or fitness for a particular purpose. Landlord shall maintain the Generator and any equipment connecting the Generator to Tenant’s automatic transfer switch in good working condition, provided, however, that Tenant shall be solely responsible, at Tenant’s sole cost and expense, (and Landlord shall not be liable) for maintaining and operating Tenant’s automatic transfer switch and the distribution of power from Tenant’s automatic transfer switch throughout the Premises, and provided further that Landlord shall not be liable for any failure to make any repairs or to perform any maintenance of the Generator that is an obligation of Landlord unless and except to the extent that Landlord willfully fails to make such repairs or perform such maintenance and such failure persists for an unreasonable time after Tenant provides Landlord with written notice of the need for such repairs or maintenance. Upon receipt of such written notice, Landlord shall promptly commence to cure such failure and shall diligently prosecute the same to completion in accordance with Section 31.13. The provisions of Section 16.3 shall apply to the Generator.

16.10 For the Premises, Landlord shall (a) maintain and operate the base building HVAC systems (not including supplemental units exclusively serving the Premises) used for the Permitted Use only (“Base HVAC”) and (b) furnish HVAC as reasonably required (except as this Lease otherwise provides or as to any special requirements that arise from Tenant’s particular use of the Premises) for reasonably comfortable occupancy of the Premises twenty-four (24) hours a day, every day during the Term, subject to casualty, eminent domain or as otherwise specified in this Article. Notwithstanding anything to the contrary in this Section, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services, except as provided in Section 16.2.

16.11 For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) within thirty (30) days after Landlord’s request, any utility usage information reasonably requested by Landlord, and (b) within thirty (30) days after each calendar year during the Term, authorization to allow Landlord to access Tenant’s usage information necessary for Landlord to complete an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report (e.g., related to Labs 21), if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year; and Tenant shall comply with any other energy usage or consumption requirements required by Applicable Laws. Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least sixty (60) months, or such other period of time as may be requested by Landlord. Tenant acknowledges that any utility information for the Premises, the Building and the Project may be shared with third parties, including Landlord’s consultants and Governmental Authorities. In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers, and Tenant shall pay Landlord a fee of Five Hundred Dollars ($500) per month to collect such utility usage information. In addition to the foregoing, Tenant shall comply with all Applicable Laws related to the disclosure and tracking of energy consumption at the Premises. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

16.12 The Building shall be serviced by a common laboratory waste sanitary sewer connection from the pH neutralization room located in the third floor mechanical room of the Building to the municipal sewer line in the street adjacent to the Building. There shall be a separate acid neutralization tank (the “Acid Neutralization Tank”) that is connected to the Premises, as well as to other premises in the Building. Tenant shall install sampling ports in lab waste plumbing. Tenant shall have a non-exclusive right to use its proportionate share of the Acid Neutralization Tank in accordance with Applicable Laws in common with other tenants of the Building. Tenant, as a portion of its Operating Expenses, shall reimburse Landlord for all costs, charges and expenses incurred by Landlord from time to time in connection with or arising from the operation, use, maintenance, repair or refurbishment of the Acid Neutralization Tank, including all clean-up costs relating to the Acid Neutralization Tank (collectively, “Tank Costs”); provided, however, that if the Acid Neutralization Tank is being used by other tenant(s) or occupant(s) of the Building at any time during the Term, then, during such time period, Tenant shall only be obligated to pay its proportionate share of the Tank Costs. Notwithstanding the foregoing, in the event the Acid Neutralization Tank is damaged or repairs to the Acid Neutralization Tank are required as a result of the improper use of the Acid Neutralization Tank by Tenant, Tenant shall be responsible for one hundred percent (100%) of the cost of any repairs or replacement required as a result of such improper use by Tenant, regardless of whether the Acid Neutralization Tank is then being used by other tenant(s) or occupant(s) of the Building. Similarly, if the Acid Neutralization Tank is damaged, or if repairs to the Acid Neutralization Tank are required as a result of the improper use of the Acid Neutralization Tank by other tenant(s) or occupant(s) of the Building, then Tenant shall have no responsibility for the cost of any repairs or replacements required as a result of such improper use by such other tenant(s) or occupant(s). Tenant shall Indemnify the Landlord Indemnitees from and against any and all Claims, including (a) diminution in value of the Project or any portion thereof, (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (c) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (d) sums paid in settlement of Claims that arise during or after the Term as a result of Tenant’s improper use of the Acid Neutralization Tank. This Indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remediation, removal or restoration required by any Governmental Authority arising from Tenant’s improper use of the Acid Neutralization Tank.

17. Alterations.

17.1 Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation or other work (whether major or minor) of any kind in, at or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold, condition or delay; provided, however, that, in the event any proposed Alteration affects (a) any structural portions of the Building, including exterior walls, the roof, the foundation or slab, foundation or slab systems (including barriers and subslab systems) or the core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, HVAC, electrical, security, life safety and power, then Landlord may withhold its approval in its sole and absolute discretion. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the Premises that do not require any permits or more than three (3) total contractors and subcontractors (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed One Hundred Thousand Dollars ($100,000) in the aggregate, (z) such Cosmetic Alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to or adversely affect the Building systems, (iii) affect the exterior of the Building or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises, the Building or the Project. Tenant shall give Landlord at least ten (10) days’ prior written notice of any Cosmetic Alterations. Tenant shall, in making any Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval and Landlord may refuse to approve any architects, consultants, engineers, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in lab areas. In seeking Landlord’s approval, Tenant shall provide Landlord, at least thirty (30) days in advance of the desired commencement date of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request, provided that Tenant shall not commence any such Alterations that require Landlord’s consent unless and until Tenant has received the written approval of Landlord. In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in lab areas.

17.2 Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building or with other tenants’ components located within the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

17.3 Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times.

17.4 Any work performed on the Premises, the Building or the Project by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with complete “as built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises, as well as a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems. Any such “as built” plans shall show the applicable Alterations as an overlay on the Building as-built plans; provided that Landlord provides the Building “as built” plans to Tenant.

17.5 Before commencing any Alterations, Tenant shall give Landlord at least thirty (30) days’ prior written notice of the proposed commencement of such work and the names and addresses of the persons supply labor or materials therefor so that Landlord may enter the Premises to post and keep posted thereon and therein notices or to take any further action that Landlord may reasonably deem proper for the protection of Landlord’s interest in the Project.

17.6 Tenant shall repair any damage to the Premises arising from Tenant’s removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if such space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17.7 The Premises plus any Alterations; Signage; Tenant Improvements; attached equipment, decorations, fixtures and trade fixtures; movable laboratory casework and related appliances (but only to the extent installed as part of the Tenant Improvements); and other additions and improvements attached to or built into the Premises made by either of the parties (including all floor and wall coverings; paneling; sinks and related plumbing fixtures; laboratory benches; exterior venting fume hoods; walk-in freezers and refrigerators; ductwork; conduits; electrical panels and circuits; attached machinery and equipment; and built-in furniture and cabinets, in each case, together with all additions and accessories thereto), shall (unless, prior to such construction or installation, Landlord elects otherwise in writing) at all times remain the property of Landlord, shall remain in the Premises and shall (unless, prior to construction or installation thereof, Landlord elects otherwise in writing) be surrendered to Landlord upon the expiration or earlier termination of this Lease. For the avoidance of doubt, the items listed on Exhibit H attached hereto (which Exhibit H may be updated by Tenant from and after the Term Commencement Date, subject to Landlord’s written consent) constitute Tenant’s property and shall be removed by Tenant upon the expiration or earlier termination of the Lease. Further, Landlord hereby agrees that Tenant shall not be required to remove any standard office or lab improvements or code compliant cabling from the Premises upon the expiration or earlier termination of this Lease.

17.8 Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises in which any Lender has a security interest or as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

17.9 If Tenant shall fail to remove any of its property from the Premises prior to the expiration or earlier termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store such effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of such personal property.

17.10 Except with respect to the Tenant Improvements which shall be subject to the terms of Section 4.4, the Tenant shall pay to Landlord the actual out-of-pocket expenses incurred by Landlord in connection with the project management of any Alterations, including costs incurred for plan review, engineering review, coordination, scheduling and supervision thereof. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays arising from such faulty work, or by reason of inadequate clean-up.

17.11 Within sixty (60) days after final completion of any Alterations performed by Tenant with respect to the Premises, Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Alterations, together with supporting documentation reasonably acceptable to Landlord.

17.12 Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

17.13 Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord, BioMed Realty, L.P. and BioMed Realty III LP, and their respective officers, employees, directors, representatives, agents, general partners, members, subsidiaries, affiliates and Lenders (collectively with Landlord, the “Landlord Parties”) as additional insureds on their respective insurance policies.

18. Repairs and Maintenance.

18.1 Landlord shall repair and maintain in good condition and repair the structural and exterior portions and Common Area of the Building and the Project, including roofing and covering materials; foundations (excluding any architectural slabs, but including any structural slabs); exterior walls; plumbing; fire sprinkler systems (if any); base Building HVAC systems up to the first damper or isolation valve that serves the Premises (for purposes of clarity, the portion of the HVAC system that includes such first damper or isolation valve and extends into and through the Premises, and any supplemental HVAC serving the Premises shall not be part of the base Building HVAC and shall be Tenant’s obligation to maintain and repair pursuant to Section 18.2 below); elevators; the Generator (excluding the automatic transfer switch); and base Building electrical systems installed or furnished by Landlord.

18.2 Except for services of Landlord, if any, required by Section 18.1, Tenant shall at Tenant’s sole cost and expense maintain and keep the Premises (including but not limited to the portion of the HVAC system that includes the first damper or isolation valve and extends into and through the Premises, any supplemental HVAC serving the Premises, and any other systems or equipment exclusively serving the Premises) and every part thereof in good condition and repair, and shall, within ten (10) days after receipt of written notice from Landlord, provide to Landlord any maintenance records that Landlord reasonably requests. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in the condition required to be maintained during the Term, ordinary wear and tear excepted (unless required to restore or repair hereunder following a casualty event); and shall, at Landlord’s request and Tenant’s sole cost and expense, remove all telephone and data systems, wiring (other than code compliant cabling) and equipment from the Premises, and repair any damage to the Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, other than pursuant to the terms and provisions of this Lease, including the Work Letter.

18.3 Throughout the Term of the Lease, Tenant shall, at Tenant’s sole cost and expense, maintain copies of all service contracts, service, repair and maintenance records, and inspection reports on all equipment installed by or maintained by Tenant. Tenant shall, within ten (10) days after receipt of written notice from Landlord, provide to Landlord any maintenance records, service or inspection reports that Landlord reasonably requests. Upon surrender of the Premises upon the expiration or earlier termination of this Lease, Tenant shall provide Landlord with all original equipment manufacturer (OEM) manuals for any equipment installed and not removed by Tenant. Landlord shall also have the right to perform an audit of the equipment serving the Premises in the form of a facilities condition assessment or similar report at Tenant’s cost. To the extent such audit recommends corrective action, Tenant shall promptly perform such corrective action as part of its repair and maintenance obligations.

18.4 Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is Landlord’s obligation pursuant to this Lease unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance. Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.

18.5 If any excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as such person shall deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.

18.6 Intentionally omitted.

18.7 This Article relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project. In the event of a casualty described in Article 24, Article 24 shall apply in lieu of this Article. In the event of eminent domain, Article 25 shall apply in lieu of this Article.

18.8 Costs incurred by Landlord pursuant to this Article shall constitute Operating Expenses, subject to the provisions of Article 9.

19. Liens.

19.1 Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising from work or services performed, materials furnished to or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s or materialman’s lien filed against the Premises, the Building or the Project for work or services claimed to have been done for, or materials claimed to have been furnished to, or obligations incurred by Tenant shall be discharged or bonded by Tenant within ten (10) days after Tenant’s receipt of notice of or obtaining actual knowledge of the filing thereof, at Tenant’s sole cost and expense.

19.2 Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a statutory lien bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall Indemnify the Landlord Indemnitees from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.

19.3 In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises, the Building or the Project be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project.

20. Estoppel Certificate. Tenant shall, within ten (10) days after receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit I, or on any other form reasonably requested by a current or proposed Lender or encumbrancer or proposed purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Any such statements may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Property. Tenant’s failure to deliver any such statement within such the prescribed time shall, at Landlord’s option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

21. Hazardous Materials.

21.1 Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises, the Building or the Project in violation of Applicable Laws by Tenant or any of its employees, agents, contractors or invitees (collectively with Tenant, each a “Tenant Party”). If (a) Tenant breaches such obligation, (b) the presence of Hazardous Materials as a result of such a breach results in contamination of the Project, any portion thereof, or any adjacent property, (c) contamination of the Premises otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder (other than if such contamination results from (i) migration of Hazardous Materials from outside the Premises not arising from the acts or omissions of a Tenant Party or coming from property owned or leased by a Tenant Party or (ii) to the extent such contamination arises directly from Landlord’s gross negligence or willful misconduct) or (d) contamination of the Project occurs as a result of Hazardous Materials that are placed on or under or are released into the Project by a Tenant Party, then Tenant shall Indemnify the Landlord Indemnitees from and against any and all Claims of any kind or nature, including (w) diminution in value of the Project or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (y) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (z) sums paid in settlement of Claims that arise before, during or after the Term as a result of such breach or contamination. This Indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Project. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Project, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any contamination of the Project, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Project, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Project, any portion thereof or any adjacent property. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Landlord hereby agrees to hold Tenant harmless from and against any and all loss, cost, damage, claim or expense (including legal fees) incurred in connection with or arising out of or relating in any way to the presence of Hazardous Materials at the Property as of the Execution Date, unless placed on the Property by a Tenant Party. The provisions of the foregoing sentence shall survive the expiration or earlier termination of this Lease.

21.2 Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any environmental Applicable Laws in the form of a Tier II form pursuant to Section 312 of the Emergency Planning and Community Right-to-Know Act of 1986 (or any successor statute) or any other form reasonably requested by Landlord, (b) a list of any and all approvals or permits from Governmental Authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of (i) notices of violations of Applicable Laws related to Hazardous Materials and (ii) plans relating to the installation of any storage tanks to be installed in, on, under or about the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Project for the closure of any such storage tanks

(collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord updated Hazardous Materials Documents, within fourteen (14) days after receipt of a written request therefor from Landlord, not more often than once per year, unless (m) there are any changes to the Hazardous Materials Documents or (n) Tenant initiates any Alterations or changes its business, in either case in a way that involves any material increase in the types or amounts of Hazardous Materials, in which case Tenant shall deliver updated Hazardous Materials documents (without Landlord having to request them) before or, if not practicable to do so before, as soon as reasonably practicable after the occurrence of the events in Subsection 21.2(m) or (n). For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any documents containing information of a proprietary nature, unless such documents contain a reference to Hazardous Materials or activities related to Hazardous Materials. Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Applicable Laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance. Notwithstanding anything in this Lease to the contrary or Landlord’s review into Tenant’s Hazardous Materials Documents or use or disposal of hazardous materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

21.3 Tenant represents and warrants to Landlord that it is not nor has it been, in connection with the use, disposal or storage of Hazardous Materials, (a) subject to a material enforcement order issued by any Governmental Authority or (b) required to take any remedial action.

21.4 At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Project or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of a Tenant Party. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Project in violation of Tenant’s obligations under this Lease.

21.5 If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws. Tenant shall have no responsibility or liability for underground or other storage tanks installed by anyone other than Tenant unless Tenant utilizes such tanks, in which case Tenant’s responsibility for such tanks shall be as set forth in this Section.

21.6 Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

21.7 Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 27.

21.8 As used herein, the term “Hazardous Material” means any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance, material or waste that is or becomes regulated by Applicable Laws or any Governmental Authority.

21.9 Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Project is located (the “UBC”)) within the Project for the storage of Hazardous Materials. Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Section is specific to Tenant and shall not run with the Lease in the event of a Transfer (as defined in Article 29). In the event of a Transfer, if the use of Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Project in excess of New Tenant’s Pro Rata Share of the Building or the Project, as applicable, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Building and the Project is not greater than New Tenant’s Pro Rata Share of the Building or the Project, as applicable. Notwithstanding anything in this Lease to the contrary, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of fire control areas, it being acknowledged by Tenant that Tenant and other tenants are best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

22. Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Building or the Project (including persons legally present in any outdoor areas of the Project) be subjected to odors or fumes (whether or not noxious), and that the Building and the Project will not be damaged by any exhaust, in each case from Tenant’s operations, including in Tenant’s vivarium. Landlord and Tenant therefore agree as follows:

22.1 Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.

22.2 If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with Applicable Laws vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires.

The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Project (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws.

22.3 Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations.

22.4 Tenant’s responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term. Landlord’s approval of the Tenant Improvements shall not preclude Landlord from requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s discretion). Tenant shall install additional equipment as Landlord requires from time to time under the preceding sentence. Such installations shall constitute Alterations.

22.5 If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s determination, cause odors, fumes or exhaust. For example, if Landlord determines that Tenant’s production of a certain type of product causes odors, fumes or exhaust, and Tenant does not install satisfactory odor control equipment within ten (10) business days after Landlord’s request, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord.

23. Insurance.

23.1 Landlord shall maintain insurance for the Building and the Project in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, engineering costs or such other costs to the extent the same are not incurred in the event of a rebuild and without reference to depreciation taken by Landlord upon its books or tax returns), providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, Workers’ Compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building.

23.2 In addition, Landlord shall carry Commercial General Liability insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence/general aggregate for bodily injury (including death), or property damage with respect to the Project, which limit may be met by use of excess and/or umbrella liability insurance; provided that such coverage is at least as broad as the primary coverage required herein.

23.3 Tenant shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Tenant and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Premises are located:

(a) Commercial General Liability insurance on a broad-based occurrence coverage form, with coverages including but not limited to bodily injury (including death), property damage (including loss of use resulting therefrom), premises/operations, personal & advertising injury, and contractual liability with limits of liability of not less than $2,000,000 for bodily injury and property damage per occurrence, $4,000,000 general aggregate, which limits may be met by use of excess and/or umbrella liability insurance; provided that such coverage is at least as broad as the primary coverages required herein.

(b) Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto on behalf of Tenant or invited by Tenant (including those owned, hired, rented, leased, borrowed, scheduled or non-owned). Coverage shall be on a broad-based occurrence form in an amount not less than $2,000,000 combined single limit per accident for bodily injury and property damage. Such coverage shall apply to all vehicles and persons, whether accessing the property with active or passive consent.

(c) Commercial Property insurance covering property damage to the full replacement cost value and business interruption. Covered property shall include all tenant improvements in the Premises (to the extent not insured by Landlord pursuant to Section 23.1) and Tenant’s Property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Tenant or Landlord and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant’s agents, employees or subcontractors. Such insurance, with respect only to all Tenant Improvements, Alterations or other work performed on the Premises by Tenant (collectively, “Tenant Work”), shall name Landlord and Landlord’s current and future mortgagees as loss payees as their interests may appear. Such insurance shall be written on an “all risk” of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, flood, earthquake, terrorism and such other risks Landlord may from time to time designate, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance. Business interruption coverage shall have limits sufficient to cover Tenant’s lost profits and necessary continuing expenses, including rents due Landlord under the Lease. The minimum period of indemnity for business interruption coverage shall be twelve (12) months.

(d) Workers’ Compensation in compliance with all Applicable Laws or as may be available on a voluntary basis. Employer’s Liability must be at least in the amount of $1,000,000 for bodily injury by accident for each employee, $1,000,000 for bodily injury by disease for each employee, and $1,000,000 bodily injury by disease for policy limit.

(e) Medical malpractice insurance at limits of not less than $1,000,000 each claim during such periods, if any, that Tenant engages in the practice of medicine or clinical trials involving human beings at the Premises.

(f) Pollution Legal Liability insurance is required if Tenant stores, handles, generates or treats Hazardous Materials, as determined solely by Landlord, on or about the Premises. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this agreement, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate and for a period of two (2) years thereafter.

(g) During all construction by Tenant at the Premises, with respect to tenant improvements being constructed (including the Tenant Improvements and any Alterations, insurance required in Exhibit B-1 must be in place.

23.4 The insurance required of Tenant by this Article shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in “A.M. Best’s Insurance Guide” current edition. Tenant shall obtain for Landlord from the insurance companies/broker or cause the insurance companies/broker to furnish certificates of insurance evidencing all coverages required herein to Landlord including copies of any endorsements. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days’ prior written notice to Landlord from Tenant or its insurers (except in the event of non-payment of premium, in which case ten (10) days’ written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured. Tenant shall, on the date of expiration of such policies, furnish Landlord with renewal certificates of insurance or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure such insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent. Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall name the Landlord Parties as additional insureds as respects liability arising from work or operations performed by or on behalf of Tenant, Tenant’s use or occupancy of Premises, and ownership, maintenance or use of vehicles by or on behalf of Tenant. Tenant must disclose any self-insurance, including self-insurance retentions, to Landlord in writing in advance, which shall be subject to Landlord’s prior written approval in its sole discretion. If Tenant self-insures with Landlord’s prior written approval, Tenant is itself acting as though it were providing the insurance required under the provisions of this Lease, and Tenant shall pay those amounts due in lieu of insurance proceeds that would have been covered and payable if the insurance policies had been carried for such self-insured coverages, which amounts shall be treated as insurance proceeds for all purposes under this Lease.

23.5 In each instance where insurance is to name the Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing the Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building or the Project, (b) the landlord under any lease whereunder Landlord is a tenant of the real property upon which the Building is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Landlord to manage the Project.

23.6 Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

23.7 Except in cases of gross negligence or willful misconduct, each of Tenant and Landlord, on behalf of themselves and their respective insurers, hereby waive any and all rights of recovery or subrogation against the Landlord Parties with respect to any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible workers’ compensation, employer’s liability insurance and other liability insurance required to obtained and carried by the parties pursuant to this Article, including any deductibles or self-insurance maintained thereunder. If necessary, Tenant and Landlord agree to endorse the required workers’ compensation, employer’s liability and other liability insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the Landlord Parties and Tenant Parties, as applicable, for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Such waivers shall continue so long as Tenant’s and Landlord’s insurers so permit. Any termination of such a waiver shall be by written notice to Landlord or Tenant, as applicable, containing a description of the circumstances hereinafter set forth in this Section. Tenant, upon obtaining the policies of workers’ compensation, employer’s liability and other liability insurance required or permitted under this Lease, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then Tenant shall notify Landlord of such conditions.

23.8 Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants within the Project.

23.9 In addition to other insurance required by this Lease to be carried by Tenant, if Tenant sells, merchandises, transfers, gives away or exchanges alcoholic beverages in, upon or from any part of the Premises, then Tenant shall, at Tenant’s sole cost and expense, purchase and maintain in full force and effect during the Term dram shop insurance in form and substance satisfactory to Landlord, with total limits of liability for bodily injury, loss of means of support and property damage for each occurrence in an amount and with a carrier reasonably acceptable to Landlord, and otherwise in compliance with the general provisions of this Article governing the provision of insurance by Tenant. Such policy shall name the Landlord Parties as additional insureds against any liability by virtue of Applicable Laws concerning the use, sale or giving away of alcoholic beverages. If at any time such insurance is for any reason not in force, then during all and any such times no selling, merchandising, transferring, giving away or exchanging of alcoholic beverages shall be conducted by Tenant in, upon or from any part of the Premises.

23.10 Any costs incurred by Landlord pursuant to this Article shall constitute a portion of Operating Expenses, subject to Article 9.

24. Damage or Destruction.

24.1 In the event of a partial destruction of (a) the Premises, (b) the Building, (c) the Common Area or (d) the Project ((a)-(d) collectively, the “Affected Areas”) by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (w) the damage thereto is such that the Affected Areas may be repaired, reconstructed or restored within a period of twelve (12) months from the date of the happening of such casualty, (x) Landlord shall receive insurance proceeds from its insurer or Lender sufficient to cover the cost of such repairs, reconstruction and restoration (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense), (y) the repair, reconstruction or restoration of the Affected Areas is permitted by all applicable Loan Documents or otherwise consented to by any and all Lenders whose consent is required thereunder and (z) such casualty was not intentionally caused by a Tenant Party, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Affected Areas and this Lease shall continue in full force and effect.

24.2 In the event of any damage to or destruction of the Building or the Project other than as described in Section 24.1, Landlord may elect to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair, reconstruct and restore the Building or the Project, as applicable, then this Lease shall terminate as of the date of such damage or destruction. In the event of any damage or destruction (regardless of whether such damage is governed by Section 24.1 or this Section), if (a) in Landlord’s determination as set forth in the Damage Repair Estimate (as defined below), the Affected Areas cannot be repaired, reconstructed or restored within fifteen (15) months after the date of such casualty, or (b) subject to Section 24.6, the Affected Areas are not actually repaired, reconstructed and restored within fifteen (15) months after the date of such casualty, then Tenant shall have the right to terminate this Lease, effective as of the date of such damage or destruction, by delivering to Landlord its written notice of termination (a “Termination Notice”) (y) with respect to Subsection 24.2(a), no later than fifteen (15) days after Landlord delivers to Tenant Landlord’s Damage Repair Estimate and (z) with respect to Subsection 24.2(b), no later than fifteen (15) days after such eighteen (18) month period (as the same may be extended pursuant to Section 24.6) expires. If Tenant provides Landlord with a Termination Notice pursuant to Subsection 24.2(z), Landlord shall have an additional thirty (30) days after receipt of such Termination Notice to complete the repair, reconstruction and restoration. If Landlord does not complete such repair, reconstruction and restoration within such thirty (30) day period, then Tenant may terminate this Lease by giving Landlord written notice within two (2) business days after the expiration of such thirty (30) day period. If Landlord does complete such repair, reconstruction and restoration within such thirty (30) day period, then this Lease shall continue in full force and effect

24.3 As soon as reasonably practicable, but in any event within sixty (60) days following the date of damage or destruction, Landlord shall notify Tenant of Landlord’s good faith estimate of the period of time in which the repairs, reconstruction and restoration will be completed (the “Damage Repair Estimate”), which estimate shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repair, reconstruction and restoration of similar buildings. Additionally, Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Building or the Project, as applicable.

24.4 Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

24.5 In the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair, reconstruction and restoration that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business; provided, however, that the amount of such abatement shall be reduced by the amount of Rent that is received by Tenant as part of the business interruption or loss of rental income with respect to the Premises from the proceeds of business interruption or loss of rental income insurance. For the avoidance of doubt, to the extent any such repair, reconstruction and restoration provided in this Article relates to portions of the Building that Landlord is obligated to maintain pursuant to the terms and conditions of this Lease, then Landlord’s business interruption policy shall be primary and in the event any such repair, reconstruction and restoration provided in this Article relates to portions of the Premises or Building that Tenant is obligated to maintain pursuant to the terms and conditions of this Lease, then Tenant’s business interruption policy shall be primary.

24.6 Notwithstanding anything to the contrary contained in this Article, (a) Landlord shall not be required to repair, reconstruct or restore any damage or destruction to the extent that Landlord is prohibited from doing so by any applicable Loan Document or any Lender whose consent is required thereunder withholds its consent, and (b) should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure (as defined below) or delays caused by a Lender or Tenant Party, then the time for Landlord to commence or complete repairs, reconstruction and restoration shall be extended on a day-for-day basis; provided, however, that, at Landlord’s election, Landlord shall be relieved of its obligation to make such repairs, reconstruction and restoration.

24.7 If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repairs, reconstruction or restoration only with regard to (a) those portions of the Premises that were originally provided at Landlord’s expense and (b) the Common Area portion of the Affected Areas. The repairs, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repairs, reconstruction and restoration of the Premises, the Building and the Project.

24.8 Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs during the last twelve (12) months of the Term or any extension thereof, or to the extent that insurance proceeds are not available therefor.

24.9 Landlord’s obligation, should it elect or be obligated to repair, reconstruct or restore, shall be limited to the Affected Areas, and shall be conditioned upon Landlord receiving any permits or authorizations required by Applicable Laws. Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations installed by Tenant existing at the time of such damage or destruction. If Affected Areas are to be repaired, reconstructed or restored in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the Alterations constructed by Tenant pursuant to this Lease; provided Tenant is not then in default under this Lease, and subject to the requirements of any Lender of Landlord.

24.10 This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes) permitting the parties to terminate this Lease as a result of any damage or destruction.

25. Eminent Domain.

25.1 In the event (a) the whole of all Affected Areas or (b) such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to such authority, except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

25.2 In the event of a partial taking of (a) the Building or the Project or (b) drives, walkways or parking areas serving the Building or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (a) items occurring prior to the taking and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.

25.3 Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

25.4 If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Affected Areas to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant. Notwithstanding anything to the contrary contained in this Article, Landlord shall not be required to restore the Affected Areas to the extent that Landlord is prohibited from doing so by any applicable Loan Document or any Lender whose consent is required thereunder withholds its consent.

25.5 This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any taking. Accordingly, the parties hereby waive the provisions of any Applicable Laws permitting the parties to terminate this Lease as a result of any taking.

26. Surrender.

26.1 At least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall (a) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, (b) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users and (c) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

26.2 No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

26.3 The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building, the Property or the Project, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

26.4 The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.

27. Holding Over.

27.1 If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent in accordance with Article 7, as adjusted in accordance with Article 8, and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including payments for Tenant’s Adjusted Share of Operating Expenses, and all other Additional Rent. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

27.2 Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, (a) Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Base Rent in effect during the last thirty (30) days of the Term, plus all other Additional Rent and (b) Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages (in each case, regardless of whether such damages are foreseeable).

27.3 Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

27.4 The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

27.5 The provisions of this Article shall survive the expiration or earlier termination of this Lease.

28. Indemnification and Exculpation.

28.1 Tenant agrees to Indemnify the Landlord Indemnitees from and against any and all Claims of any kind or nature, real or alleged, arising from (a) injury to or death of any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project, arising directly or indirectly out of (i) the presence at or use or occupancy of the Premises or Project by a Tenant Party or (ii) an act or omission on the part of any Tenant Party, (b) a breach or default by Tenant in the performance of any of its obligations hereunder (including any Claim asserted by a Lender against any Landlord Indemnitees under any Loan Document as a direct result of such breach or default by Tenant) or (c) injury to or death of persons or damage to or loss of any property, real or alleged, arising from the serving of alcoholic beverages at the Premises or Project, including liability under any dram shop law, host liquor law or similar Applicable Law, except to the extent arising directly from Landlord’s negligence or willful misconduct. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease. Subject to Sections 28.2 and 31.13, Landlord agrees to Indemnify the Tenant Parties from and against any and all Claims arising from injury to or death of any person or damage to or loss of any physical property occurring within or about the Premises, the Building, the Property or the Project to the extent arising directly from Landlord’s gross negligence or willful misconduct.

28.2 Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for and Tenant assumes all risk of (a) damage or losses arising from fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time, and (b) damage to personal property or scientific research, including loss of records kept by Tenant within the Premises (in each case, regardless of whether such damages are foreseeable). Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section. Notwithstanding anything in the foregoing or this Lease to the contrary, except (x) as otherwise provided herein (including Section 27.2), (y) as may be provided by Applicable Laws or (z) in the event of Tenant’s breach of Article 21 or Section 26.1, in no event shall Landlord or Tenant be liable to the other for any consequential, special or indirect damages arising from this Lease, including lost profits (provided that this Subsection 28.2(z) shall not limit Tenant’s liability for Base Rent or Additional Rent pursuant to this Lease).

28.3 Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party.

28.4 Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses arising from criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal, or that Landlord may decide (in its sole and absolute discretion) not to monitor any installed security devices. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage. Tenant’s security programs and equipment for the Premises shall be coordinated with Landlord and subject to Landlord’s reasonable approval.

28.5 The provisions of this Article shall survive the expiration or earlier termination of this Lease.

29. Assignment or Subletting.

29.1 Except as hereinafter expressly permitted, none of the following (each, a “Transfer”), either voluntarily or by operation of Applicable Laws, shall be directly or indirectly performed without Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed: (a) Tenant selling, hypothecating, assigning, pledging, encumbering or otherwise transferring its interest in this Lease or subletting all or a portion of the Premises, (b) a controlling interest in Tenant being sold, assigned or otherwise transferred (other than as a result of shares in Tenant being sold on a public stock exchange) or (c) the sale of all or substantially of Tenant’s assets. For purposes of the preceding sentence, “control” means (f) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person or (g) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. Notwithstanding the foregoing, Tenant shall have the right to Transfer, without Landlord’s prior written consent, Tenant’s interest in this Lease or the Premises or any part thereof to (x) any person that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Tenant (“Tenant’s Affiliate”) or (y) succeeds to the interest of Tenant hereunder by virtue of a merger, consolidation, or sale of all or substantially all of the assets of Tenant or a controlling interest in Tenant (a “Permitted Successor”); provided that, subject to applicable confidentiality requirements, Tenant shall notify Landlord in writing at least thirty (30) days prior to the effectiveness of such Transfer to Tenant’s Affiliate or a Permitted Successor (an “Exempt Transfer”) and otherwise comply with the requirements of this Lease regarding such Transfer; and provided, further, that the person that will be the tenant under this Lease after the Exempt Transfer has a tangible net worth (as of both the day immediately prior to and the day immediately after the Exempt Transfer) that is equal to or greater than the net worth (as of both the Execution Date and the date of the Exempt Transfer) of the transferring Tenant. For purposes of the immediately preceding sentence, “control” requires both (m) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (n) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. In no event shall Tenant perform a Transfer (other than an Exempt Transfer) to or with an entity that is a tenant at the Project or that is in discussions or negotiations with Landlord or an affiliate of Landlord to lease premises at the Project or a property owned by Landlord or an affiliate of Landlord.

29.2 In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than one hundred twenty (120) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; the most recent unconsolidated financial statements of Tenant and of the proposed transferee, assignee or sublessee satisfying the requirements of Section 40.2 (“Required Financials”); any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; copies of Hazardous Materials Documents for the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require.

29.3 Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to such factors as Landlord reasonably deems material, including (a) the financial strength of Tenant and of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises and (c) Landlord’s desire to exercise its rights under Section 29.7 to recapture the Premises. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer if the Transfer is to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code. Notwithstanding anything in this Lease to the contrary, if (a) Tenant or any proposed transferee, assignee or sublessee of Tenant has been required by any prior landlord, Lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question or (b) Tenant or any proposed transferee, assignee or sublessee is subject to a material enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials, it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).

29.4 The following are conditions precedent to a Transfer or to Landlord considering a request by Tenant to a Transfer:

(a) Tenant shall remain fully liable under this Lease. Tenant agrees that it shall not be (and shall not be deemed to be) a guarantor or surety of this Lease, however, and waives its right to claim that is it is a guarantor or surety or to raise in any legal proceeding any guarantor or surety defenses permitted by this Lease or by Applicable Laws;

(b) If Tenant or the proposed transferee, assignee or sublessee does not or cannot deliver the Required Financials, then Landlord may elect to have either Tenant’s ultimate parent company or the proposed transferee’s, assignee’s or sublessee’s ultimate parent company provide a guaranty of the applicable entity’s obligations under this Lease, in a form acceptable to Landlord, which guaranty shall be executed and delivered to Landlord by the applicable guarantor prior to the Transfer Date;

(c) In the case of an Exempt Transfer, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the Transfer qualifies as an Exempt Transfer;

(d) Tenant shall provide Landlord with evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

(e) Tenant shall reimburse Landlord for Landlord’s actual out of pocket costs and expenses, including reasonable attorneys’ fees, incurred in connection with the review, processing and documentation of such request;

(f) If Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall (unless Landlord directs in writing otherwise) pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent actually paid by Tenant. If such consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(g) The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease beyond applicable notice and cure periods, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(h) Landlord’s consent to any such Transfer shall be effected on Landlord’s forms;

(i) Tenant shall not then be in default hereunder in any respect;

(j) Such proposed transferee, assignee or sublessee’s use of the Premises shall be the same as the Permitted Use;

(k) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(l) Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

(m) Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent or refuse consent to any later Transfer;

(n) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(o) Tenant shall deliver to Landlord a list of Hazardous Materials (as defined below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 21.2.

29.5 Any Transfer that is not in compliance with the provisions of this Article or with respect to which Tenant does not fulfill its obligations pursuant to this Article shall (a) constitute a Default, (b) be voidable by Landlord and (c), at Landlord’s option, terminate this Lease, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof.

29.6 Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

29.7 If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer this Lease to a proposed transferee, assignee (excluding any assignment constituting an Exempt Transfer), or sublessee, that would, in the aggregate with all other then-current subleases and licenses, cause more than fifty percent (50%) of the Rentable Area of the Premises to be assigned, licensed or subleased (excluding any subleases and licenses that constitute Exempt Transfers) for substantially the remaining Term of this Lease, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within thirty (30) days after Landlord’s receipt of such Transfer Notice, to terminate this Lease as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) Business Days after Landlord’s delivery of notice electing to exercise Landlord’s option to terminate this Lease. In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect. No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer.

29.8 If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord ‘s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

29.9 In the event that Tenant enters into a sublease for the entire Premises in accordance with this Article that expires within two (2) days of the Term Expiration Date, the term expiration date of such sublease shall, notwithstanding anything in this Lease, the sublease or any consent to the sublease to the contrary, be deemed to be the date that is two (2) days prior to the Term Expiration Date.

30. Subordination and Attornment.

30.1 This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination.

30.2 Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. If any Lender so elects, however, Tenant’s leasehold shall be deemed prior to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) days after written request therefor, then upon request of Landlord, Tenant shall pay a fee of $500.00 per day until Tenant has executed such document. Such power is coupled with an interest and is irrevocable. Landlord shall request a SNDA from (a) its current Lender within thirty (30) days after the Term Commencement Date, and (b) any future Lender, each on Lenders’ standard form; provided, however, that Tenant acknowledges and agrees that such Lenders have no contractual or other obligation to delivery such subordination and non- disturbance agreement.

30.3 Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a Lender incident to the financing of the real property of which the Premises constitute a part.

30.4 In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

31. Defaults and Remedies.

31.1 Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within three (3) days after the date such payment is due, Tenant shall pay to Landlord (a) an additional sum of five percent (5%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the “Default Rate”) equal to the lesser of (a) twelve percent (12%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) business days after Landlord’s demand, whichever is earlier. Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity. Notwithstanding the foregoing to the contrary, Landlord shall not charge Tenant such late charge the first time in any calendar year that Tenant fails to make such payment within such three (3)- day period, provided such payment is made within ten (10) days after written notice from Landlord that such payment is due, and provided further that Tenant shall not be entitled to such extended grace period more than twice during the Term of this Lease.

31.2 No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law.

31.3 If Tenant fails to pay any sum of money required to be paid by it hereunder or perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described in Section 31.4, then Landlord may (but shall not be obligated to), without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such act; provided that such failure by Tenant unreasonably interfered with the use of the Building or the Project by any other tenant or with the efficient operation of the Building or the Project, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 31.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

31.4 The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) Tenant abandons the Premises;

(b) Tenant fails to make any payment of Rent, as and when due, or to satisfy its obligations under Article 19, where such failure shall continue for a period of three (3) Business Days after written notice thereof from Landlord to Tenant;

(c) Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Sections 31.4(a) and 31.4(b)) to be performed by Tenant, where such failure continues for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than thirty (30) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within such thirty (30) day period and thereafter diligently prosecutes the same to completion; and provided, further, that such cure is completed no later than sixty (60) days after Tenant’s receipt of written notice from Landlord;

(d) Tenant makes an assignment for the benefit of creditors;

(e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(g) Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

(h) Tenant fails to deliver an estoppel certificate in accordance with Article 20, and such failure continues for more than five (5) days after notice from Landlord; or

(i) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released or vacated within one hundred twenty (120) days of the action.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

31.5 In the event of a Chronic Delinquency (as defined below), Landlord may, in addition to all other remedies under this Lease, at law or in equity, require that Tenant thereafter pay Rent quarterly in advance. This provision shall not limit in any way nor be construed as a waiver of Landlord’s rights and remedies contained in this Lease, at law or in equity in the event of a default. “Chronic Delinquency” means that Tenant commits a Default pursuant to Section 31.4(b) three (3) times in any twelve (12) month period.

31.6 In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord has the right to do any or all of the following:

(a) Halt any Tenant Improvements and Alterations and order Tenant’s contractors, subcontractors, consultants, designers and material suppliers to stop work;

(b) Terminate Tenant’s right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and

(c) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including,

(i) The sum of:

(A) The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

(B) The costs of restoring the Premises to the condition required under the terms of this Lease; plus

(C) An amount (the “Election Amount”) equal to either (A) the positive difference (if any, and measured at the time of such termination) between (1) the then-present value of the total Rent and other benefits that would have accrued to Landlord under this Lease for the remainder of the Term if Tenant had fully complied with the Lease minus (2) the then-present cash rental value of the Premises as determined by Landlord for what would be the then-unexpired Term if the Lease remained in effect, computed using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point (the “Discount Rate”) or (B) twelve (12) months (or such lesser number of months as may then be remaining in the Term) of Base Rent and Additional Rent at the rate last payable by Tenant pursuant to this Lease, in either case as Landlord specifies in such election. Landlord and Tenant agree that the Election Amount represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors; and that the Election Amount is not a penalty.

As used in Section 31.6(c)(i), “worth at the time of award” shall be computed by allowing interest at the Default Rate.

31.7 In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after Tenant’s Default or abandonment and recover Rent as it becomes due. In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(a) Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

(b) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

31.8 If Landlord does not elect to terminate this Lease as provided in Section 31.6, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

31.9 In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

31.10 All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in such waiver. Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be required to mitigate its damages with respect to any default by Tenant, except as required by Applicable Laws. Any such obligation imposed by Applicable Laws upon Landlord to relet the Premises after any termination of this Lease shall be subject to the reasonable requirements of Landlord to (a) lease to high quality tenants on such terms as Landlord may from time to time deem appropriate in its discretion and (b) develop the Project in a harmonious manner with a mix of uses, tenants, floor areas, terms of tenancies, etc., as determined by Landlord. Landlord shall not be obligated to relet the Premises to (y) any Tenant’s Affiliate or (z) any party (i) unacceptable to a Lender, (ii) that requires Landlord to make improvements to or re-demise the Premises, (iii) that desires to change the Permitted Use, (iv) that desires to lease the Premises for more or less than the remaining Term or (v) to whom Landlord or an affiliate of Landlord may desire to lease other available space in the Project or at another property owned by Landlord or an affiliate of Landlord.

31.11 Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (y) the date of Lease termination and (z) the date Tenant surrenders possession of the Premises.

31.12 To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

31.13 Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease.

31.14 In the event of any default by Landlord, Tenant shall give notice by registered or certified mail or overnight delivery with a reputable overnight delivery service to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building or the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

32. Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

32.1 Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

32.2 A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

32.3 A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

32.4 The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

33. Brokers.

33.1 Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than CBRE, Inc. (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker.

33.2 Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

33.3 Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 33.1 and 33.2.

33.4 Tenant agrees to Indemnify the Landlord Indemnitees from any and all cost or liability for compensation claimed by any broker or agent, other than Broker, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant.

34. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord ‘s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

35. Limitation of Landlord’s Liability.

35.1 If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project.

35.2 Neither Landlord nor any of its affiliates, nor any of their respective partners, shareholders, directors, officers, employees, members or agents shall be personally liable for Landlord’s obligations or any deficiency under this Lease, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord or any of Landlord’s affiliates. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner or member of Landlord except as may be necessary to secure jurisdiction of the partnership, joint venture or limited liability company, as applicable. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates.

35.3 Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

36. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

36.1 Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Agreement as Tenant; and

36.2 The term “Tenant,” as used in this Lease, means and includes each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

37. Representations. Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

38. Confidentiality. Tenant shall keep the terms and conditions of this Lease and any information provided to Tenant or its employees, agents or contractors pursuant to Article 9 confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or the contents of any documents, reports, surveys or evaluations related to the Project or any portion thereof or (b) provide to any third party an original or copy of this Lease (or any Lease-related document or other document referenced in Subsection 38(a)). Landlord shall not release to any third party any non-public financial information or non-public information about Tenant’s ownership structure that Tenant gives Landlord. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (w) if required by Applicable Laws or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (x) to a party’s attorneys, accountants, brokers, lenders, potential lenders, investors, potential investors and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Section, (y) to a party’s lenders for purposes of financial reporting or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section.

39. Notices. Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in Subsection 39(a) or (b), provided that, for purposes of this Subsection 39(c), if delivery utilizing one of the other methods described in Subsection 39(a) or (b) is not reasonably practicable due to an event of Force Majeure (as defined below), then such requirement shall be waived for deliveries by email transmission so long as either the receiving party responds to the sending party confirming receipt of the applicable email transmission, or the sending party receives other electronic confirmation that the email transmission was received and read by the receiving party, such as a “read receipt” notice. Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with Subsection 39(a); (y) one (1) business day after deposit with a reputable international overnight delivery service, if given in accordance with Subsection 39(b); or (z) upon transmission, if given in accordance with Subsection 39(c). Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.9 and 2.10 or 2.11, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

40. Miscellaneous.

40.1 Landlord reserves the right to change the name of the Building or the Project in its sole discretion.

40.2 To induce Landlord to enter into this Lease, Tenant agrees that it shall furnish to Landlord, from time to time, within ten (10) business days after receipt of Landlord’s written request, given not more than once in any twelve-month period, the most recent year-end unconsolidated financial statements reflecting Tenant’s current financial condition audited by a nationally recognized accounting firm. Tenant shall, within ninety (90) days after the end of Tenant’s financial year, furnish Landlord with a certified copy of Tenant’s year-end unconsolidated financial statements for the previous year audited by a nationally recognized accounting firm. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section. If Tenant fails to deliver to Landlord any financial statement within the time period required under this Section, then Tenant shall be required to pay to Landlord an administrative fee equal to Five Hundred Dollars ($500) within five (5) business days after receiving written notice from Landlord advising Tenant of such failure (provided, however, that Landlord’s acceptance of such fee shall not prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity). The provisions of this Section shall not apply at any time while Tenant is a corporation whose shares are traded on any nationally recognized stock exchange.

40.3 Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

40.4 The terms of this Lease are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included herein, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

40.5 Upon the request of either Landlord or Tenant, the parties shall execute a document in recordable form containing only such information as is necessary to constitute a Notice of Lease under Massachusetts law. All costs of preparing and recording such notice shall be borne by the requesting party. Within ten (10) days after receipt of written request from Landlord after the expiration or earlier termination of this Lease, Tenant shall execute a termination of any Notice of Lease recorded with respect hereto. Neither party shall record this Lease.

40.6 Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” mean “‘include,’ etc., without limitation.” The word “shall” is mandatory and the word “may” is permissive. The word “business day” means a calendar day other than any national or local holiday on which federal government agencies in the County of Suffolk are closed for business, or any weekend. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease. Landlord and Tenant have each participated in the drafting and negotiation of this Lease, and the language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

40.7 Except as otherwise expressly set forth in this Lease, each party shall pay its own costs and expenses incurred in connection with this Lease and such party’s performance under this Lease; provided that, if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising from or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed). In addition, Landlord shall, upon demand, be entitled to all reasonable attorneys’ fees and all other reasonable costs incurred in the preparation and service of any notice or demand hereunder, regardless of whether a legal action is subsequently commenced, or incurred in connection with any proceeding in bankruptcy court concerning this Lease.

40.8 Time is of the essence with respect to the performance of every provision of this Lease.

40.9 Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

40.10 Notwithstanding anything to the contrary contained in this Lease, Tenant’s obligations under this Lease are independent and shall not be conditioned upon performance by Landlord.

40.11 Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

40.12 Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors and assigns. This Lease is for the sole benefit of the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Lease shall give or be construed to give any other person or entity any legal or equitable rights. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

40.13 This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

40.14 Tenant guarantees, warrants and represents that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

40.15 This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

40.16 No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

40.17 No waiver of any term, covenant or condition of this Lease shall be binding upon Landlord unless executed in writing by Landlord. The waiver by Landlord of any breach or default of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Lease.

40.18 To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising from or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

40.19 A facsimile, electronic or portable document format (PDF) signature on this Lease or any other document required or permitted by this Lease to be delivered by Landlord or Tenant shall be equivalent to, and have the same force and effect as, an original signature.

40.20 For purposes of this Lease, “Force Majeure” means accidents; breakage; casualties (to the extent not caused by the party claiming Force Majeure); Severe Weather Conditions (as defined below); physical natural disasters (but excluding weather conditions that are not Severe Weather Conditions); strikes, lockouts or other labor disturbances or labor disputes (other than labor disturbances and labor disputes resulting solely from the acts or omissions of the party claiming Force Majeure); acts of terrorism; riots or civil disturbances; wars or insurrections; plagues, epidemics, pandemics, or public health crises (including regulations, actions or delays by Governmental Authorities resulting from any such plague, epidemic, pandemic or public health crisis); shortages of materials and supply chain disruptions (which shortages and disruptions are not unique to the party claiming Force Majeure); regulations, moratoria or other actions, inactions or delays by Governmental Authorities, provided that any delay by a Governmental Authority in issuing any required permit or approval is not caused by the failure of the party claiming Force Majeure to timely submit a complete application for such permit or approval in compliance with Applicable Laws; failures by third parties to deliver gas, oil or another suitable fuel supply, or inability of the party claiming Force Majeure, by exercise of reasonable diligence, to obtain gas, oil or another suitable fuel; or other causes beyond the reasonable control of the party claiming that Force Majeure has occurred. “Severe Weather Conditions” means weather conditions that are materially worse than those that would be reasonably anticipated for the Property at the applicable time based on historic meteorological records. Notwithstanding anything in this Lease to the contrary, events of Force Majeure shall excuse timely performance of a party hereunder (other than either party’s obligation to pay any amounts hereunder, which shall not be excused by Force Majeure) for a period equal to the delay caused thereby and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by an event of Force Majeure. Each party claiming any delay as a result of Force Majeure shall notify the other party in writing within ten (10) business days after it acquires actual knowledge of the event constituting an event of Force Majeure, which written notice shall state in reasonable detail the nature of such event, the reason(s) that such event constitutes an event of Force Majeure, and the manner in which such event has or will delay performance of the claiming party’s obligations hereunder.

41. Rooftop Installation Area.

41.1 Tenant shall not have the right to install any equipment on the roof of the Building without Landlord’s consent in its sole discretion. In the event that Landlord identifies portions of the Building (the “Rooftop Installation Area”) to be used to operate, maintain, repair and replace rooftop antennae, mechanical equipment, communications antennas and other equipment installed by Tenant in the Rooftop Installation Area (“Tenant’s Rooftop Equipment”), the provisions of this Article shall apply. Tenant’s Rooftop Equipment shall be only for Tenant’s use of the Premises for the Permitted Use.

41.2 Tenant shall install Tenant’s Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate, and in accordance with this Article and the applicable provisions of this Lease regarding Alterations. Tenant’s Rooftop Equipment and the installation thereof shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Among other reasons, Landlord may withhold approval if the installation or operation of Tenant’s Rooftop Equipment could reasonably be expected to damage the structural integrity of the Building or to transmit vibrations or noise or cause other adverse effects beyond the Premises to an extent not customary in first class laboratory buildings, unless Tenant implements measures that are acceptable to Landlord in its reasonable discretion to avoid any such damage or transmission.

41.3 Tenant shall comply with any roof or roof-related warranties. Tenant shall obtain a letter from Landlord’s roofing contractor within thirty (30) days after completion of any Tenant work on the rooftop stating that such work did not affect any such warranties. Tenant, at its sole cost and expense, shall inspect the Rooftop Installation Area at least annually, and correct any loose bolts, fittings or other appurtenances and repair any damage to the roof arising from the installation or operation of Tenant’s Rooftop Equipment. Tenant shall not permit the installation, maintenance or operation of Tenant’s Rooftop Equipment to violate any Applicable Laws or constitute a nuisance. Tenant shall pay Landlord within thirty (30) days after demand (a) all applicable taxes, charges, fees or impositions imposed on Landlord by Governmental Authorities as the result of Tenant’s use of the Rooftop Installation Areas in excess of those for which Landlord would otherwise be responsible for the use or installation of Tenant’s Rooftop Equipment and (b) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Tenant’s Rooftop Equipment. Upon Tenant’s written request to Landlord, Landlord shall use commercially reasonable efforts to cause other tenants to remedy any interference in the operation of Tenant’s Rooftop Equipment arising from any such tenants’ equipment installed after the applicable piece of Tenant’s Rooftop Equipment; provided, however, that Landlord shall not be required to request that such tenants waive their rights under their respective leases.

41.4 If Tenant’s Equipment (a) causes physical damage to the structural integrity of the Building, (b) interferes with any telecommunications, mechanical or other systems located at or near or servicing the Building or the Project that were installed prior to the installation of Tenant’s Rooftop Equipment, (c) interferes with any other service provided to other tenants in the Building or the Project by rooftop or penthouse installations that were installed prior to the installation of Tenant’s Rooftop Equipment or (d) interferes with any other tenants’ business, in each case in excess of that permissible under Federal Communications Commission regulations, then Tenant shall cooperate with Landlord to determine the source of the damage or interference and promptly repair such damage and eliminate such interference, in each case at Tenant’s sole cost and expense, within ten (10) days after receipt of notice of such damage or interference (which notice may be oral; provided that Landlord also delivers to Tenant written notice of such damage or interference within twenty-four (24) hours after providing oral notice).

41.5 Landlord reserves the right to cause Tenant to relocate Tenant’s Rooftop Equipment to comparably functional space on the roof or in the penthouse of the Building by giving Tenant prior written notice thereof. Landlord agrees to pay the reasonable costs thereof. Tenant shall arrange for the relocation of Tenant’s Rooftop Equipment within sixty (60) days after receipt of Landlord’s notification of such relocation. In the event Tenant fails to arrange for relocation within such sixty (60)-day period, Landlord shall have the right to arrange for the relocation of Tenant’s Rooftop Equipment in a manner that does not unnecessarily interrupt or interfere with Tenant’s use of the Premises for the Permitted Use.

42. Option to Extend Term. Tenant shall have one (1) option (“Option”) to extend the Term by five (5) years as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions, provided that Tenant is personally occupying seventy-five percent (75%) or more of the Premises on the date the Option is exercised and on the commencement of the Option term. Any extension of the Term pursuant to the Option shall be on all the same terms and conditions as this Lease, except as follows:

42.1 Base Rent at the commencement of the Option term shall equal the greater of (a) the then-current Base Rent and (b) the then-current fair market value for comparable office and laboratory space in the Boston market of comparable age, quality, level of finish and proximity to amenities and public transit, and containing the systems and improvements present in the Premises as of the date that Tenant gives Landlord written notice of Tenant’s election to exercise the Option

(“FMV”), and shall be further increased on each annual anniversary of the Option term commencement date by FMV market escalations. Tenant may, no more than fourteen (14) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise the Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (v) the size of the Premises, (w) the length of the Option term, (x) rent in comparable buildings in the relevant market, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (y) Tenant’s creditworthiness and (z) the quality and location of the Building and the Project. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Boston laboratory/research and development leasing market (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”). The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the Boston market and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the Option term. If, as of the commencement date of the Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term. After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

42.2 The Option is not assignable separate and apart from this Lease.

42.3 The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least twelve (12) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of the Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section.

42.4 Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise the Option:

(a) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b) At any time after any Default as described in Article 31 of the Lease (provided, however, that, for purposes of this Section 42.4(b), Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c) In the event that Tenant has defaulted in the performance of its obligations under this Lease with respect to monetary or material non-monetary obligations two (2) or more times during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.

42.5 The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 42.4.

42.6 All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, or (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under this Lease with respect to monetary or material non-monetary obligations two (2) or more times and a service or late charge under Section 31.1 has become payable for any such default, whether or not Tenant has cured such defaults.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as a sealed Massachusetts instrument as of the date first above written.

LANDLORD:

B9 LS HARRISON & WASHINGTON LLC, a Delaware limited liability company

By:	/s/ Colleen O’Connor
Name:	Colleen O’Connor
Title:	VP, Leasing, East Coast and UK Markets

TENANT:

PEPGEN, INC., a Delaware corporation

By:	/s/ James McArthur
Name:	James McArthur
Title:	CEO

EXHIBIT A

PREMISES

ELEC
LOBBY
SERV AREA
SERV AREA
FUEL STG

PROJECT NORTH
True North

Diagonal crosshatching indicates extent of premises

BioMed Realty

prepared by PFBCDA Consulting | Design | Advising

Premises Plans - Tenant 800

321 Harrison Avenue

Boston, MA

Approximate Scale: 1/32" = 1'-0"

Lower Level

27 October 2021

BIKE PARKING
BIKE REPAIR
BIKE ENTRY
FIRE PUMP
TRANSFORMER
ELEC
PUMP ROOM
LOBBY
ELEC / TEL
MAIN LOBBY
1000 Washington Street
PROJECT NORTH
True North

Diagonal crosshatching indicates extent of premises

BioMed Realty

prepared by PFBCDA Consulting | Design | Advising

Premises Plans - Tenant 800

321 Harrison Avenue

Boston, MA

Approximate Scale: 1/32" = 1'-0"

Level 1

27 October 2021

MECH
LOBBY
LOBBY
MECH
OPEN TO LOBBY BELOW
1000 Washington Street
PROJECT
NORTH
True North

Diagonal crosshatching indicates extent of premises

BioMed Realty

prepared by PFBCDA Consulting | Design | Advising

Premises Plans - Tenant 800

321 Harrison Avenue

Boston, MA

Approximate Scale: 1/32" = 1'-0"

Level 2

27 October 2021

BMS
LAB MECHANICAL
LOCKERS
OPEN TO BELOW
OPEN TO BELOW
OPEN TO BELOW
OPEN TO LOBBY BELOW
1000 Washington Street
Diagonal crosshatching indicates extent of premises
PROJECT NORTH
True North

BioMed Realty

prepared by PFBCDA Consulting | Design | Advising

Premises Plans - Tenant 800

321 Harrison Avenue

Boston, MA

Approximate Scale: 1/32" = 1'-0"

Level 3

27 October 2021

ROOF TERRACE
LAB SHAFTS (2)
LAB SERVICE ELEVATOR
AMENITY AREA
JANITOR CL
RECYCLING
EMERGENCY ELECTRICAL
EMER EXIT
TEL/DATA
MECH ROOM
RESTROOMS
ELEV LOBBY
ELECTRICAL
1000 Washington Street
Diagonal crosshatching indicates extent of premises
PROJECT NORTH
True North

BioMed Realty

prepared by PFBCDA Consulting | Design | Advising

Premises Plans - Tenant 800

321 Harrison Avenue

Boston, MA

Approximate Scale: 1/32" = 1'-0"

Level 4

27 October 2021

LAB SHAFTS (3)
LAB SERVICE ELEVATOR
JANITOR CL
RECYCLING
EMERGENCY ELECTRICAL
EMER EXIT
TEL/DATA
ELECTRICAL
MECH ROOM
RESTROOMS
ELEV LOBBY
PROJECT NORTH
True North

Diagonal crosshatching indicates extent of premises

BioMed Realty

prepared by PFBCDA Consulting | Design | Advising

Premises Plans - Tenant 800

321 Harrison Avenue

Boston, MA

Approximate Scale: 1/32" = 1'-0"

Level 5

27 October 2021

LAB SHAFTS (3)
LAB SERVICE ELEVATOR
JANITOR CL
RECYCLING
EMERGENCY ELECTRICAL
EMER EXIT
TEL/DATA
ELECTRICAL
MECH ROOM
RESTROOMS
ELEV LOBBY
PROJECT NORTH
True North

Diagonal crosshatching indicates extent of premises

BioMed Realty

prepared by PFBCDA Consulting | Design | Advising

Premises Plans - Tenant 800

321 Harrison Avenue

Boston, MA

Approximate Scale: 1/32" = 1'-0"

Level 6

27 October 2021

LAB SHAFTS (3)
LAB SERVICE ELEVATOR
JANITOR CL
RECYCLING
EMERGENCY ELECTRICAL
EMER EXIT
TEL/DATA
ELECTRICAL
MECH ROOM
RESTROOMS
ELEV LOBBY
PROJECT NORTH
True North

Diagonal crosshatching indicates extent of premises

BioMed Realty

prepared by PFBCDA Consulting | Design | Advising

Premises Plans - Tenant 800

321 Harrison Avenue

Boston, MA

Approximate Scale: 1/32" = 1'-0"

Level 7

27 October 2021

LAB SHAFTS (3)
LAB SERVICE ELEVATOR
JANITOR CL
RECYCLING
EMERGENCY ELECTRICAL
EMER EXIT
TEL/DATA
ELECTRICAL
MECH ROOM
RESTROOMS
ELEV LOBBY
PROJECT NORTH
True North

Diagonal crosshatching indicates extent of premises

BioMed Realty

prepared by PFBCDA Consulting | Design | Advising

Premises Plans - Tenant 800

321 Harrison Avenue

Boston, MA

Approximate Scale: 1/32" = 1'-0"

Level 8

27 October 2021

LAB SHAFTS (3)
LAB SERVICE ELEVATOR
JANITOR CL
RECYCLING
EMERGENCY ELECTRICAL
EMER EXIT
TEL/DATA
ELECTRICAL
MECH ROOM
RESTROOMS
ELEV LOBBY
PROJECT NORTH
True North

Diagonal crosshatching indicates extent of premises

BioMed Realty

prepared by PFBCDA Consulting | Design | Advising

Premises Plans - Tenant 800

321 Harrison Avenue

Boston, MA

Approximate Scale: 1/32" = 1'-0"

Level 9

27 October 2021

LAB SHAFTS (3)
LAB SERVICE ELEVATOR
JANITOR CL
RECYCLING
EMERGENCY ELECTRICAL
EMER EXIT
TEL/DATA
MECH ROOM
RESTROOMS
ELEV LOBBY
ELECTRICAL

PROJECT NORTH
True North

Diagonal crosshatching indicates extent of premises

BioMed Realty

prepared by PFBCDA Consulting | Design | Advising

Premises Plans - Tenant 800

321 Harrison Avenue

Boston, MA

Approximate Scale: 1/32" = 1'-0"

Level 10

27 October 2021

BALCONY
BALCONY
LAB SHAFTS (3)
LAB SERVICE
ELEVATOR
JANITOR CL
RECYCLING
EMERGENCY
ELECTRICAL
EMER EXIT
TEL/DATA
MECH
ROOM
RESTROOMS
ELEV
LOBBY
ELECTRICAL
PROJECT
NORTH
True North

Diagonal crosshatching indicates extent of premises

BioMed Realty

prepared by PFBCDA Consulting | Design | Advising

Premises Plans - Tenant 800
321 Harrison Avenue
Boston, MA

Approximate Scale: 1/32" = 1'-0"
Level 11
27 October 2021

MAIN ROOF
BASE BUILDING ROOFTOP MECHANICAL EQUIPMENT
MECHANICAL PENTHOUSE
MECHANICAL PENTHOUSE
PROJECT NORTH
True North

Diagonal crosshatching indicates extent of premises

BioMed Realty

prepared by PFBCDA Consulting | Design | Advising

Premises Plans - Tenant 800

321 Harrison Avenue

Boston, MA

Approximate Scale: 1/32" = 1'-0"

Penthouse

27 October 2021

EXHIBIT A-1

PROPERTY

A certain parcel of land with the buildings thereon numbered 311-321 Harrison Avenue, situated in the City of Boston, County of Suffolk in the Commonwealth of Massachusetts, which Parcel is shown on a Plan by BSC Group, entitled, “Consolidation Plan of Land; 311-321 Harrison Avenue in Boston, Massachusetts (Suffolk County)”, dated August 21, 2006 and recorded with the Suffolk Registry of Deeds as Plan No. 882 of 2006, and bounded and described as follows:

Beginning at the Southwest corner of the Parcel, said corner being the intersection of the Easterly line of Washington Street with the Northerly line of William E. Mullins Way, said point being the point of Beginning; thence

N 14° 58’ 41” E a distance of one hundred twelve and ten hundredths feet (112.10) to a point; thence

S 73° 22’ 25” E a distance of five and three hundredths feet (5.03) to a point; thence

N 10° 15’ 59” E a distance of twenty-four and fourteen hundredths feet (24.14) to a point; thence

N 10° 19’ 19” E a distance of one hundred twenty and eighty hundredths feet (120.80) to a point of curvature;

The Previous four (4) Courses Bounding on the Easterly line of said Washington Street; thence

Northeasterly and curving to the right along the arc of a curve having a radius of twenty and no hundredths feet (20.00), a length of thirty-three and five hundredths feet (33.05) to a point on the Southerly sideline of Herald Street; thence

S 74° 59’ 19” E a distance of two hundred sixty-two and fifty-five hundredths feet (262.55) along said Southerly line of Herald Street to a point of curvature; thence

Southeasterly and curving to the right along the arc of a curve having a radius of Twenty and no hundredths feet (20.00), a length of thirty-one and eighty-six hundredths feet (31.86) to a point on the Westerly sideline of Harrison Street; thence

S 16° 17’ 05” W a distance of one hundred ninety-two and twenty-nine hundredths feet (192.29) to a point; thence

S 72° 50’ 03” E a distance of ten and no hundredths feet (10.00) to a point; thence

S 16° 17’ 05” W a distance of nineteen and thirty-one hundredths feet (19.31) to a point; thence

N 72° 45’ 55” W a distance of ten and no hundredths feet (10.00) to a point; thence

S 16° 17’ 05” W a distance of thirty-eight and no hundredths feet (38.00) to a point of curvature;

The Previous five (5) Courses Bounding on said Westerly line of Harrison Avenue; thence

A-1-1

Southwesterly and curving to the right along the arc of a curve having a radius of twenty and no hundredths feet (20.00), a length of thirty-one and eighty-two hundredths feet (31.82) to a point on the Northerly line of William E. Mullins Way; thence

N 72° 33’ 10” W a distance of two hundred sixty-nine and forty-two hundredths feet (269.42) along said Northerly line of William E. Mullins way to the point of beginning.

A portion of the above described parcel (Tract I, Parcel D) is registered land and is shown on Land Court Plan Number 2213A.

A-1-2

EXHIBIT B

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the 1st day of December, 2021, by and between B9 LS HARRISON & WASHINGTON LLC, a Delaware limited liability company (“Landlord”), and PEPGEN, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease dated as of December 1, 2021 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises located at 321 Harrison Avenue, Boston, Massachusetts. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1. General Requirements.

1.1. Authorized Representatives.

(a) Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Joe Imparato as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b) Tenant designates Emiko Bryant (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

1.2. Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Landlord and reviewed and approved by Tenant (the “Schedule”). The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as otherwise provided in this Work Letter. Within ten (10) days of Tenant approving the Draft Schematic Plans (as defined below) as set forth in Section 2.1 of this Work Letter, Landlord shall provide Tenant with an estimated Schedule. The “Estimated Term Commencement Date” shall be the date set forth in the Schedule as the date of the building permit sign-off.

1.3. Landlord’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Landlord; provided, however, Tenant shall have the right to reasonably approve the general contractor and architect. Tenant hereby approves The Richmond Group as the general contractor and OTJ Architects as the architect.

2. Tenant Improvements. All Tenant Improvements shall be performed by Landlord’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Lease, the Additional TI Allowance used by Landlord in completing the Tenant Improvements) and in substantial accordance with the Approved Plans (as defined below), the Lease and this Work Letter. To the extent that the total projected cost of the Tenant Improvements (as projected by Landlord) exceeds the TI Allowance (such excess, the “Excess TI Costs”), Tenant shall pay the costs of the Tenant Improvements on a pari passu basis with Landlord as such costs become due, in the proportion of Excess TI Costs payable by Tenant to the Base TI Allowance (and, if properly requested by Tenant pursuant to the Lease, the Additional TI Allowance) payable by Landlord. If the cost of the Tenant Improvements (as projected by Landlord) increases over Landlord’s initial projection, then Landlord may notify Tenant and Tenant shall pay any additional Excess TI Costs with Landlord in the same way that Tenant deposited the initial Excess TI Costs. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Landlord or its contractors as the Tenant Improvements shall be new or “like new” (provided all equipment shall be unused) and the Tenant Improvements shall be performed in a first-class, workmanlike manner and in accordance with Applicable Laws.

2.1. Work Plans. Landlord shall prepare and submit to Tenant for approval schematics covering the Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Tenant. Tenant shall notify Landlord in writing within ten (10) Business Days after receipt of the Draft Schematic Plans whether Tenant approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Tenant’s failure to respond within such ten (10) Business Day period shall be deemed a Tenant Delay equal to one day for each day beyond such period that Tenant fails to respond. If Tenant reasonably objects to the Draft Schematic Plans, then Landlord shall revise the Draft Schematic Plans and cause Tenant’s objections to be remedied in the revised Draft Schematic Plans. Landlord shall then resubmit the revised Draft Schematic Plans to Tenant for approval, such approval not to be unreasonably withheld, conditioned or delayed. Tenant’s approval of or objection to revised Draft Schematic Plans and Landlord’s correction of the same shall be in accordance with this Section until Tenant has approved the Draft Schematic Plans in writing. The iteration of the Draft Schematic Plans that is approved by Tenant without objection shall be referred to herein as the “Approved Schematic Plans.”

2.2. Construction Plans. Landlord shall prepare final plans and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Landlord shall deliver the same to Tenant for Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Construction Plans shall be approved or disapproved by Tenant within five (5) Business Days after delivery to Tenant. Tenant’s failure to respond within such five (5) Business Day period shall be shall be deemed a Tenant Delay equal to one day for each day beyond such period that Tenant fails to respond. If the Construction Plans are disapproved by Tenant, then Tenant shall notify Landlord in writing of its reasonable objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Landlord shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.3. Changes to the Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a) Change Request. Either Landlord or Tenant may request Changes after Tenant approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.

(b) Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) Business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) Business day period shall be shall be deemed a Tenant Delay or Landlord Delay, as applicable, equal to one day for each day beyond such period that Tenant fails to respond.

3. Requests for Consent. Except as otherwise provided in this Work Letter, Tenant shall respond to all requests for consents, approvals or directions made by Landlord pursuant to this Work Letter within five (5) Business days following Tenant’s receipt of such request. Tenant’s failure to respond within such five (5) Business day period shall be shall be deemed a Tenant Delay equal to one day for each day beyond such period that Tenant fails to respond.

4. TI Allowance.

4.1. Application of TI Allowance. Landlord shall contribute, in the following order, the Base TI Allowance; and, if properly requested by Tenant pursuant to the terms of the Lease, the Additional TI Allowance; and any Excess TI Costs advanced by Tenant to Landlord toward the costs and expenses incurred in connection with the performance of the Tenant Improvements, in accordance with Article 4 of the Lease. If the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the TI Allowance. Tenant may apply the Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Lease, the Additional TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Lease.

4.2. Approval of Budget for the Tenant Improvements. Landlord shall prepare a budget for the Tenant Improvements and shall provide Tenant with an opportunity to review and reasonably approve the same. Failure to respond to any such request for approval within five (5) business days following delivery of the same to Tenant shall be shall be deemed a Tenant Delay equal to one day for each day beyond such period that Tenant fails to respond. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Tenant Improvements (the “Approved Budget”). Prior to mutual approval of the Approved Budget, costs and expenses incurred by Landlord in connection with the Tenant Improvements up to the Landlord Reimbursement Amount (as defined in the Indemnification Agreement) shall be governed by that certain Indemnification Agreement by and between Landlord and Tenant dated as of October 22, 2021 (the “Indemnification Agreement”). Tenant shall promptly reimburse Landlord for costs or expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance. The Tenant Improvements shall be performed on an open book review basis.

5.	Miscellaneous.

5.1. Incorporation of Lease Provisions. Sections 40.6 through 40.19 of the Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Lease.

5.2. General. Except as otherwise set forth in the Lease or this Work Letter, this Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under the Lease or otherwise, unless the Lease or any amendment or supplement to the Lease expressly provides that such additional premises are to be delivered to Tenant in the same condition as the initial Premises.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter as a sealed Massachusetts instrument to be effective on the date first above written.

LANDLORD:

B9 LS HARRISON & WASHINGTON LLC, a Delaware limited liability company

By:	/s/ Colleen O’Connor
Name:	Colleen O’Connor
Title:	VP, Leasing, East Coast & UK Markets

TENANT:

PEPGEN, INC., a Delaware corporation

By:	/s/ James McArthur
Name:	James McArthur
Title:	CEO

EXHIBIT B-1

TENANT WORK INSURANCE SCHEDULE

1. Types of Coverage. Tenant shall maintain or cause Tenant’s contractors performing construction or renovation work to maintain such insurance as shall protect it from the claims set forth below that may arise out of or result from any Tenant Work, whether such Tenant Work is completed by Tenant or by any Tenant contractors or by any person directly or indirectly employed by Tenant or any Tenant contractors, or by any person for whose acts Tenant or any Tenant contractors may be liable:

a. Commercial General Liability. Commercial general liability insurance written on the ISO form CG 00 01 or equivalent, including products and completed operations, on an occurrence basis. Such coverage shall apply to all Tenant Work done by Tenant’s contractors and subcontractors of all tiers and provide insurance against personal injury, wrongful death, and property damage (other than to the Tenant Work itself). The policy shall include contractual liability coverage sufficient to address the obligations of the Lease and the Tenant Work. This insurance policy shall include Landlord Parties as additional insureds with endorsements equivalent to ISO CG 20 10 04/13 for ongoing operations, and to ISO CG 20 37 04/13 for completed operations. This policy shall be primary and noncontributory with respect to any other insurance available to an additional insured. The policy shall include endorsement ISO CG 24 04 or its equivalent, a waiver of subrogation in favor of the Landlord Parties. Tenant contractors’ Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if such Tenant Work involves any underground work), elevators, independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage. Coverage for completed operations must be maintained through the applicable statue of repose period following completion of the Tenant Work.

b. Business Automobile Liability Insurance. Business Automobile Liability Insurance on an “occurrence” form covering any or all autos (including owned, hired, leased and non-owned vehicles) used by or on behalf of the insured, and providing insurance for bodily injury and property damage. The policy shall include coverage for loading and unloading activities. This policy shall include the Landlord Parties as additional insureds, with endorsements.

c. Workers’ Compensation and Employer’s Liability Insurance. For all operations, Workers’ Compensation insurance in compliance with statutory limits for the Workers’ Compensation Laws of the state in which the Premises are located, and an Employer’s Liability limit of not less than $1,000,000 each accident.

d. Contractors’ Pollution Liability. Contractors and subcontractors handling, removing or treating Hazardous Materials shall maintain pollution liability insurance. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage or environmental damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), contractual liability coverage to cover liability arising out of cleanup, removal, storage or handling of hazardous or toxic chemicals, materials or substances, or any other pollutants (including mold, asbestos or

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asbestos-containing materials); and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages. Claims-made coverage is permitted, provided that the policy retroactive date is continuously maintained prior to the commencement of the Tenant Work. This policy shall include the Landlord Parties as additional insureds, with endorsements.

e. Professional Liability (Errors and Omissions). Contractors and subcontractors of any tier performing Tenant Work that includes any professional services, including design, architecture, engineering, testing, surveying or design/build services shall provide and maintain professional liability insurance. Coverage shall be maintained following completion of the Tenant Work through the applicable statute of repose of the state in which the Premises are located.

2. Minimum Limits of Insurance. All coverage types as defined above to be procured by Tenant’s general contractor and designer for any Tenant Work shall be written for limits of insurance not less than:

Coverage	Cost of Work	Minimum Limits of Insurance
a. Commercial General Liability * Limits may be met by use of excess and/or umbrella liability insurance, provided that such coverage is at least as broad as the primary coverages required herein	<$200 million	$100 million per occurrence, general aggregate, and products and completed operations aggregate
	<$100 million	$50 million per occurrence, general aggregate, and products and completed operations aggregate
	<$50 million	$25 million per occurrence, general aggregate, and products and completed operations aggregate
	<$25 million	$10 million per occurrence, general aggregate, and products and completed operations aggregate
	<$10 million	$5 million per occurrence, general aggregate, and products and completed operations aggregate
	<$5 million	$2 million per occurrence, general aggregate, and products and completed operations aggregate
b. Commercial Automobile Liability * Limits may be met by use of excess and/or umbrella liability insurance, provided that such coverage is at least as broad as the primary coverages required herein	<$5 million	$2 million combined single limit
	≥$25 million	$25 million combined single limit
	<$25 million	$10 million combined single limit
	<$10 million	$5 million combined single limit

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c. Workers’ Compensation	At all times	As required by Applicable Laws
d. Contractor’s Pollution Liability	At all times	$2 million per location and $4 million aggregate
e. Professional Liability (Errors and Omissions)	<$200 million	$10 million per project and in the aggregate
	<$75 million	$5 million per project and in the aggregate
	<$25 million	$2 million per project and $4 million aggregate
	<$10 million	$1 million per project and $2 million aggregate

3. Notice of Cancelation. The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least thirty (30) days’ prior written notice has been given to the Landlord.

4. Evidence of Insurance. Certificates of insurance, including required endorsements showing such coverages to be in force, shall be provided to Landlord prior to the commencement of any Tenant Work and prior to each renewal.

5. Insurer Ratings. The minimum A.M. Best’s rating of each insurer shall be A-VII.

6. Additional Insureds. The policies shall name Landlord Parties as additional insureds to the extent required by the Lease, the Work Letter or this Exhibit.

7. Waiver of Subrogation. Tenant, contractors and subcontractors, and each of their respective insurers shall provide waivers of subrogation in favor of the Landlord Parties with respect to all insurance required by the Lease, the Work Letter or this Exhibit.

8. Tenant’s Contractors. Tenant shall require all other persons, firms and corporations engaged or employed by Tenant in connection with the performance of Tenant Work to carry and maintain coverages with limits not less than those required by this Exhibit. Tenant’s contractors’ and subcontractors’ insurance compliance, including any coverage exceptions, shall be Tenant’s responsibility. Tenant shall incorporate these insurance requirements by reference within any contract executed by Tenant and its contractors. Tenant shall obtain and verify the accuracy of certificates of insurance evidencing required coverage prior to permitting its contractors, subcontractors (of any tier), suppliers and agents from performing any Tenant Work or services at the Premises. Tenant shall furnish original certificates of insurance with additional insured endorsements from Tenant’s contractors, subcontractors (of any tier), suppliers and agents as evidence thereof, as Landlord may reasonably request.

9. No Limit of Liability. It is expressly acknowledged and agreed that the insurance policies and limits required hereunder shall not limit the liability of Tenant or its contractors or subcontractors, and that Landlord makes no representation that these types or amounts of insurance are sufficient or adequate to protect Tenant or its contractors’ or subcontractors’ interests or liabilities, but are merely minimums. Any insurance carried by Landlord shall be secondary and non-contributory to that carried by Tenant and/or its contractors or subcontractors.

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EXHIBIT B-2

LANDLORD’S WORK

Base Building Improvements

Architectural

•	Expanded Equipment Penthouse and equipment screening

•	New 5,000 lb freight elevator and 3-bay loading dock

•	New 5,000 lb freight elevator in 321 Harrison

•	New chemical storage holding area and freight corridor

•	Furnished 4th Floor amenity space and roof deck

•	Landlord is achieving LEED Silver certification and Tenant build out and use of Premises shall comply with requirements of such certification

Structural

•	New Equipment dunnage

•	Structural reinforcing on floors 4 - 11

•	Modifications to support base building architectural work

Mechanical

•	New 100% outside air units providing 1.75 cfm supply air across lab useable on each floor

•	New rooftop exhaust fans, main duct risers and shafts

•	New cooling towers, boilers, chillers, pumps, VFDs, energy-recovery loops and all associated equipment to provide non-potable hot/chilled water via base building risers to each floor

•	H-Room dedicated exhaust ducts and shafts for future tenant H room tie-in

Plumbing

•	New 6” medium pressure gas service and main riser

•	New PH Neutralization tank, skid and waste piping

•	Landlord to provide and hold MWRA permit for lab waste system

•	New Domestic water riser main run vertically through building

•	New tempered water heater

Electrical

•	Upgrade switchgear to provide 12 watts/sf. across lab useable

•	(2) New 500 kW natural gas generators provide 5W/lab sf.

•	500 kW diesel life safety generator

•	Temporary generator docking station sized for additional 750kW generator

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Fire Protection

•	Fully sprinkled

•	Addressable fire alarm system

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EXHIBIT C

ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE

AND TERM EXPIRATION DATE

THIS ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE AND TERM EXPIRATION DATE is entered into as of [            ], 20[__], with reference to that certain Lease (the “Lease”) dated as of [            ], 2021, by PEPGEN, INC., a Delaware corporation (“Tenant”), in favor of B9 LS HARRISON & WASHINGTON LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

Tenant hereby confirms the following:

1. Tenant accepted possession of the Premises for use in accordance with the Permitted Use on [            ], 20[__]. Tenant first occupied the Premises for the Premises for the Permitted Use on [            ], 20[__].

2.	The Premises are in good order, condition and repair.

3.	The Landlord’s Work and the Tenant Improvements are Substantially Complete.

4. All conditions of the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Premises.

5. In accordance with the provisions of Article 4 of the Lease, the Term Commencement Date is [            ], 20[__], and, unless the Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Term Expiration Date shall be [            ], 20[__].

6. The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Premises[, except [            ]].

7. Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.

8. The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant under the Lease commenced to accrue on [            ], 20[__], with Base Rent payable on the dates and amounts set forth in the chart below:

Dates	Square Feet of Rentable Area*	Base Rent per Square Foot of Rentable Area	Monthly Base Rent*	Annual Base Rent*
Rent Commencement Date-date immediately prior to 1st anniversary of Rent Commencement Date [Insert actual dates in chart]	31,668	$93.00 annually	$245,427.00	$2,945,124.00
1st anniversary of Rent Commencement Date - date immediately prior to 2nd anniversary of Rent Commencement Date	31,668	$95.79 annually	$252,789.81	$3,033,477.72
2nd anniversary of Rent Commencement Date - date immediately prior to 3rd anniversary of Rent Commencement Date	31,668	$98.66 annually	$260,363.74	$3,124,364.88
3rd anniversary of Rent Commencement Date - date immediately prior to 4th anniversary of Rent Commencement Date	31,668	$101.62 annually	$268,175.18	$3,218,102.16
4th anniversary of Rent Commencement Date - date immediately prior to 5th anniversary of Rent Commencement Date	31,668	$104.67 annually	$276,224.13	$3,314,689.56
5th anniversary of Rent Commencement Date - date immediately prior to 6th anniversary of Rent Commencement Date	31,668	$107.81 annually	$284,510.59	$3,414,127.08
6th anniversary of Rent Commencement Date - date immediately prior to 7th anniversary of Rent Commencement Date	31,668	$111.05 annually	$293,060.95	$3,516,731.40

Dates	Square Feet of Rentable Area*	Base Rent per Square Foot of Rentable Area	Monthly Base Rent*	Annual Base Rent*
7th anniversary of Rent Commencement Date - date immediately prior to 8th anniversary of Rent Commencement Date	31,668	$114.38 annually	$301,848.82	$3,622,185.84
8th anniversary of Rent Commencement Date - date immediately prior to 9th anniversary of Rent Commencement Date	31,668	$117.81 annually	$310,900.59	$3,730,807.08

* Note:     Subject to adjustment based upon the Rentable Area of the Premises as of the Term Commencement Date.

9. The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Premises or any portion thereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Term Commencement Date and Term Expiration Date as of the date first written above.

TENANT:

PEPGEN, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT D

FORM OF ADDITIONAL TI ALLOWANCE ACCEPTANCE LETTER

[TENANT LETTERHEAD]

B9 LS Harrison & Washington LLC

4570 Executive Drive, Suite 400

San Diego, California 92121

Attn: Legal Department

[Date]

Re:	Additional TI Allowance

To Whom It May Concern:

This letter concerns that certain Lease dated as of [            ], 20[            ] (the “Lease”), between B9 LS Harrison & Washington LLC (“Landlord”) and PepGen, Inc. (“Tenant”). Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

Tenant hereby notifies Landlord that it wishes to exercise its right to utilize the Additional TI Allowance pursuant to Article 4 of the Lease.

If you have any questions, please do not hesitate to call [            ] at ([            ]) [            ]-[            ].

Sincerely,

[Name]
[Title of Authorized Signatory]

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EXHIBIT E

FORM OF LETTER OF CREDIT

[On letterhead or L/C letterhead of Issuer]

LETTER OF CREDIT

Date:             , 20__

B9 LS Harrison & Washington LLC (the “Beneficiary”)

4570 Executive Drive, Suite 400

San Diego, California 92121

Attn: Legal Department

L/C. No.:

Loan No.:

Ladies and Gentlemen:

We establish in favor of Beneficiary our irrevocable and unconditional Letter of Credit numbered as identified above (the “L/C”) for an aggregate amount of $            , expiring at __:00 p.m. on              or, if such day is not a Banking Day, then the next succeeding Banking Day (such date, as extended from time to time, the “Expiry Date”). “Banking Day” means a weekday except a weekday when commercial banks in              are authorized or required to close.

We authorize Beneficiary to draw on us (the “Issuer”) for the account of              (the “Account Party”), under the terms and conditions of this L/C.

Funds under this L/C are available by presenting the following documentation (the “Drawing Documentation”): (a) the original L/C and (b) a sight draft substantially in the form of Attachment 1, with blanks filled in and bracketed items provided as appropriate. No other evidence of authority, certificate, or documentation is required.

Drawing Documentation must be presented at Issuer’s office at              on or before the Expiry Date by personal presentation, courier or messenger service, or fax. Presentation by fax shall be effective upon electronic confirmation of transmission as evidenced by a printed report from the sender’s fax machine. After any fax presentation, but not as a condition to its effectiveness, Beneficiary shall with reasonable promptness deliver the original Drawing Documentation by any other means. Issuer will on request issue a receipt for Drawing Documentation.

We agree, irrevocably, and irrespective of any claim by any other person, to honor drafts drawn under and in conformity with this L/C, within the maximum amount of this L/C, presented to us on or before the Expiry Date, provided we also receive (on or before the Expiry Date) any other Drawing Documentation this L/C requires.

We shall pay this L/C only from our own funds by check or wire transfer, in compliance with the Drawing Documentation.

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If Beneficiary presents proper Drawing Documentation to us on or before the Expiry Date, then we shall pay under this L/C at or before the following time (the “Payment Deadline”): (a) if presentment is made at or before noon of any Banking Day, then the close of such Banking Day; and (b) otherwise, the close of the next Banking Day. We waive any right to delay payment beyond the Payment Deadline. If we determine that Drawing Documentation is not proper, then we shall so advise Beneficiary in writing, specifying all grounds for our determination, within one Banking Day after the Payment Deadline.

Partial drawings are permitted. This L/C shall, except to the extent reduced thereby, survive any partial drawings.

We shall have no duty or right to inquire into the validity of or basis for any draw under this L/C or any Drawing Documentation. We waive any defense based on fraud or any claim of fraud.

The Expiry Date shall automatically be extended by one year (but never beyond             (the “Outside Date”)) unless, on or before the date 90 days before any Expiry Date, we have given Beneficiary notice that the Expiry Date shall not be so extended (a “Nonrenewal Notice”). We shall promptly upon request confirm any extension of the Expiry Date under the preceding sentence by issuing an amendment to this L/C, but such an amendment is not required for the extension to be effective. We need not give any notice of the Outside Date.

Beneficiary may from time to time without charge transfer this L/C, in whole but not in part, to any transferee (the “Transferee”). Issuer shall look solely to Account Party for payment of any fee for any transfer of this L/C. Such payment is not a condition to any such transfer. Beneficiary or Transferee shall consummate such transfer by delivering to Issuer the original of this L/C and a Transfer Notice substantially in the form of Attachment 2, purportedly signed by Beneficiary, and designating Transferee. Issuer shall promptly reissue or amend this L/C in favor of Transferee as Beneficiary. Upon any transfer, all references to Beneficiary shall automatically refer to Transferee, who may then exercise all rights of Beneficiary. Issuer expressly consents to any transfers made from time to time in compliance with this paragraph.

Any notice to Beneficiary shall be in writing and delivered by hand with receipt acknowledged or by overnight delivery service such as FedEx (with proof of delivery) at the above address, or such other address as Beneficiary may specify by written notice to Issuer. A copy of any such notice shall also be delivered, as a condition to the effectiveness of such notice, to:             (or such replacement as Beneficiary designates from time to time by written notice).

No amendment that adversely affects Beneficiary shall be effective without Beneficiary’s written consent.

This L/C is subject to and incorporates by reference: (a) the International Standby Practices 98 (“ISP 98”); and (b) to the extent not inconsistent with ISP 98, Article 5 of the Uniform Commercial Code of the State of New York.

Very truly yours,

[Issuer Signature]

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ATTACHMENT 1 TO EXHIBIT E

FORM OF SIGHT DRAFT

[BENEFICIARY LETTERHEAD]

TO:

[Name and Address of Issuer]

SIGHT DRAFT

AT SIGHT, pay to the Order of             , the sum of             United States Dollars ($            ). Drawn under [Issuer] Letter of Credit No.             dated             .

[Issuer is hereby directed to pay the proceeds of this Sight Draft solely to the following account:             .]

[Name and signature block, with signature or purported signature of Beneficiary]

Date:

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ATTACHMENT 2 TO EXHIBIT E

FORM OF TRANSFER NOTICE

[BENEFICIARY LETTERHEAD]

TO:

[Name and Address of Issuer] (the “Issuer”)

TRANSFER NOTICE

By signing below, the undersigned, Beneficiary (the “Beneficiary”) under Issuer’s Letter of Credit No.             dated             (the “L/C”), transfers the L/C to the following transferee (the “Transferee”):

[Transferee Name and Address]

The original L/C is enclosed. Beneficiary directs Issuer to reissue or amend the L/C in favor of Transferee as Beneficiary. Beneficiary represents and warrants that Beneficiary has not transferred, assigned, or encumbered the L/C or any interest in the L/C, which transfer, assignment, or encumbrance remains in effect.

[Name and signature block, with signature or purported signature of Beneficiary]

Date:             ]

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EXHIBIT F

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.

1. No Tenant Party shall encumber or obstruct the common entrances, lobbies, elevators, sidewalks and stairways of the Building(s) or the Project or use them for any purposes other than ingress or egress to and from the Building(s) or the Project.

2. Except as specifically provided in the Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building(s) without Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.

3. If Landlord objects in writing to any curtains, blinds, shades, screens, hanging plants or other similar objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, and (a) such window, door or windowsill is visible from the exterior of the Premises and (b) such curtain, blind, shade, screen, hanging plant or other object is not included in plans approved by Landlord, then Tenant shall promptly remove such curtains, blinds, shades, screens, hanging plants or other similar objects at its sole cost and expense.

4.	Intentionally omitted.

5. Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) is allowed by Applicable Laws. Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building(s) to such a degree as to be objectionable to other tenants shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Landlord and the affected tenants of the Project.

6.	Tenant shall not use any method of HVAC other than that shown in the Tenant Improvement plans.

7. Tenant shall not install any radio, television or other antennae; cell or other communications equipment; or other devices on the roof or exterior walls of the Premises except in accordance with the Lease. Tenant shall not interfere with radio, television or other digital or electronic communications at the Project or elsewhere.

8. Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Project (other than within the Premises) are prohibited. Tenant shall cooperate with Landlord to prevent such activities by any Tenant Party.

9. Tenant shall store all of its trash, garbage and Hazardous Materials in receptacles within its Premises or in receptacles designated by Landlord outside of the Premises. Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal. Any Hazardous Materials transported through Common Area shall be held in secondary containment devices. Tenant shall be responsible, at its sole cost and expense, for Tenant’s removal of its trash, garbage and Hazardous Materials. Tenant is encouraged to participate in the waste removal and recycling program in place at the Project.

10. The Premises shall not be used for lodging or for any improper, immoral or objectionable purpose. No cooking shall be done or permitted in the Premises; provided, however, that Tenant may use (a) equipment approved in accordance with the requirements of insurance policies that Landlord or Tenant is required to purchase and maintain pursuant to the Lease for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees’ use and (c) equipment shown on Tenant Improvement plans approved by Landlord; provided, further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.

11. Tenant shall not, without Landlord’s prior written consent, use the name of the Project, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

12. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

13. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

14. Tenant shall not modify any locks to the Premises without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, condition or delay. Tenant shall furnish Landlord with copies of keys, pass cards or similar devices for locks to the Premises.

15.	Tenant shall cooperate and participate in all reasonable security programs affecting the Premises.

16. Tenant shall not permit any animals in the Project, other than for service animals or for use in laboratory experiments.

17. Bicycles shall not be taken into the Building(s) (including the elevators and stairways of the Building) except into areas designated by Landlord.

18. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be deposited therein.

19. Discharge of industrial sewage shall only be permitted if Tenant, at its sole expense, first obtains all necessary permits and licenses therefor from all applicable Governmental Authorities.

20. Smoking and the use of smokeless tobacco products, electronic smoking devices (e.g., e-cigarettes) and nicotine products is prohibited at the Project.

21.	The Project’s hours of operation are currently 24 hours a day.

22. Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by Applicable Laws or Landlord (“Waste Regulations”) regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash generated by Tenant (collectively, “Waste Products”), including (without limitation) the separation of Waste Products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by Waste Regulations.

23. Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated on a monthly basis to Landlord’s reasonable satisfaction and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises or the Project for the purpose of providing such extermination services, unless such persons have been approved by Landlord. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

24. Electric vehicles may be charged using only electric vehicle charging stations installed for that purpose, and no other electrical outlets or connections at the Project may be used for charging vehicles of any kind.

25. If Tenant desires to use any portion of the Common Area for a Tenant-related event, Tenant must notify Landlord in writing at least thirty (30) days prior to such event on the form attached hereto as Exhibit F-1, which use shall be subject to Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Lease or the completed and executed Attachment to the contrary, Tenant shall be solely responsible for setting up and taking down any equipment or other materials required for the event, and shall promptly pick up any litter and report any property damage to Landlord related to the event. Any use of the Common Area pursuant to this Section shall be subject to the provisions of Article 28 of the Lease.

26.	Firearms and any other items intended for use as weapons are not permitted in the Building(s) or at the Project.

27. Parking lots/parking garages may not be used for overnight parking or storage of vehicles or other miscellaneous items without Landlord’s prior written approval. Vehicles and other miscellaneous items left unattended by a Tenant Party in Landlord’s parking lots/parking garages for 24 hours or longer may be towed/removed at Tenant’s expense.

28. Common shower facilities are intended for use by tenants of the Building(s) or Project after exercising or commuting. Common shower facilities are not to be used to treat exposure to potential hazards or contaminants. Tenants are required to provide separate shower facilities for employee use within individual premises when required for the health and safety of their employees.

29. Furniture, equipment and other personal property located on private terraces associated with leased premises is subject to Landlord’s prior review and approval. Tenants with private terraces must secure any movable objects to protect against causing harm to person or property from objects falling or becoming airborne due to an accident, an act of nature, or other incident.

30. Tenants shall, and shall cause Tenant Parties to, remove all personal property from Common Areas, including common terraces, when not present in such Common Areas.

31. Visitors under the age of 18 are only permitted access to the Building lobby unless approved in advance by Landlord’s property manager. Authorized visitors under the age of 18 must be escorted by an adult in Common Areas at all times.

32. Fitness Center access is for Tenant employees only, and requires each user to sign a waiver of liability and agree to the rules of conduct.

33. Secure Bicycle room access and use of locker rooms is for Tenant employees only, and requires each user to sign a waiver of liability and agree to the rules of conduct.

34. Transportation of laboratory experiments including but not limited to test tubes, beakers, Petri dishes, and animals are prohibited in public areas of the Building without qualifying secondary containment. Qualifying secondary containment is a sealed or locked non-transparent container which will prevent the contents from discharging in the event of a spill.

35. Laboratory gloves/coats are not permitted to be worn outside of Tenant’s premises, including during transport of animals.

36. All routine deliveries to the premises shall be made between the hours of 6:00 A.M. and 6:00 P.M. weekdays (other than Massachusetts holidays) unless other arrangements are approved in advance by the Landlord, and only shall be made through the freight elevators. No deliveries shall be made that impede or interfere with other tenants in or the operation of the Project. Passenger elevators are to be used only for the movement of persons, unless the Landlord approves an exception. Courier use of passenger elevators shall be limited to Business Hours during Business Days unless otherwise approved by Landlord. Delivery Hours are subject to change by Landlord. Tenants will adhere to any peak delivery restrictions implemented by the City of Boston. Delivery personnel/companies who do not adhere to building rules can be barred from the property by the Property Manager.

37. Deliveries or movement of furniture, office equipment or any other large or bulky material(s) through the Common Area shall be restricted to such hours as Landlord may designate and shall be subject to reasonable restrictions that Landlord may impose.

38. The Rules and Regulations include the Tenant Design Manual appended hereto or hereafter provided by Landlord to Tenant.

COVID-19 RULES AND REGULATIONS

To help minimize the spread of the COVID-19 virus and maintain a safe and healthy work environment, Landlord has instituted the below rules and regulations (the “COVID-19 Rules and Regulations”) as part of the Rules and Regulations. The COVID-19 Rules and Regulations are in effect until further notice from Landlord.

1.	Individuals may not enter the Building/Property/Project if they are sick or experiencing flu-like symptoms.

2.

Individuals who have been ill or have displayed flu-like symptoms must follow all recommendations of the Centers for Disease Control (CDC) for symptomatic individuals prior to returning to the Building/Property/Project.

3.	Individuals who have been exposed to a known COVID-19-infected individual should not return to the Building/Property/Project until 14 days after their most recent exposure to that infected individual.

4.

In Common Areas, including elevators and parking garages, individuals must wear face coverings or masks, practice social distancing, and maintain six feet of separation from others as much as possible.

5.	Group gatherings are not allowed in Common Areas at this time.

6.	Tenants must adhere to signage posted throughout the Building/Property/Project, including related to amenity closures or restrictions.

7.	Individuals must clean up after themselves, wash hands frequently, and not leave trash or other personal items in Common Areas.

8.

Tenants must develop a COVID-19 remediation response plan for their Premises and share that plan with the Landlord. Additionally, tenants must share their re-emergence plan with Landlord and continue to provide Landlord with updates as their plan evolves.

9.	Tenants shall monitor evolving CDC, state and local governmental guidelines, and educate their employees about new guidance and information, as needed.

10.

Tenants must promptly report known COVID-19 cases that have occurred at the Building/Property/Project to Landlord, but Tenant shall not be obligated to identify the name of the individual due to privacy or Applicable Laws.

Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project, including Tenant. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease. Landlord reserves the right to make such other and reasonable additional rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Project, or the preservation of good order therein; provided, however, that Tenant shall not be obligated to adhere to such additional rules or regulations until Landlord has provided Tenant with written notice thereof. Tenant agrees to abide by these Rules and Regulations and any such additional rules and regulations issued or adopted by Landlord. Tenant shall be responsible for the observance of these Rules and Regulations by all Tenant Parties.

EXHIBIT F-1

REQUEST FOR USE OF COMMON AREA

REQUEST FOR USE OF COMMON AREA

Date of Request:

Landlord/Owner:

Tenant/Requestor:

Property Location:

Event Description:

Proposed Plan for Security & Cleaning:

Date of Event:

Hours of Event: (to include set-up and take down):

Location at Property (see attached map):

Number of Attendees:

Open to the Public? [___] YES [___] NO

Food and/or Beverages?     [___] YES [___] NO

If YES:

•	Will food be prepared on site? [___] YES [___] NO

•	Please describe:

•	Will alcohol be served? [___] YES [___] NO

•	Please describe:

•	Will attendees be charged for alcohol? [___] YES [___] NO

F-1-1

•	Is alcohol license or permit required? [___] YES [___] NO

•	Does caterer have alcohol license or permit: [___] YES [___] NO [___] N/A

Other Amenities (tent, booths, band, food trucks, bounce house, etc.):

Other Event Details or Special Circumstances:

Requesting Party acknowledges that they are responsible to adhere to all current (at the time of the event) COVID-19-related requirements set forth by federal, state and local government authorities for the geographic area in which the event is to take place, and any other COVID-related recommendations made by Landlord. Should federal, state and/or local government requirements contradict each other, the Requesting Party shall adhere to (and shall cause its employees, vendors and guests to adhere to) the most stringent requirement(s).

The undersigned certifies that the foregoing is true, accurate and complete and he/she is duly authorized to sign and submit this request on behalf of the Tenant/Requestor named above.

[INSERT NAME OF TENANT/REQUESTOR]

By:
Name:
Title:
Date:

F-1-2

321 Harrison Ave

Tenant Design Manual

September, 2021

BioMed Realty

101 Main Street, 16th Floor, Cambridge, MA 02142

1

1	INTENT	3

2	ARCHITECTURE	3

3	TENANT LOADS	6

4	HVAC	6

5	ELECTRICAL SYSTEM	10

6	PLUMBING	11

7	FIRE PROTECTION	13

8	COMMUNICATIONS	16

9	BUILDING SECURITY	17

10	METERING	17

11	SCOPE ALLOCATION MATRIX	18

12	MISCELLANEOUS PROVISIONS	27

13	LEED TENANT STANDARD GUIDELINES	27

14	EXHIBITS	27

2

1	INTENT

The Tenant Manual is supplementary to the Lease and must be referenced in conjunction with the Lease. The intent of this document is to describe certain features of the Base Building, assist in the design of Tenant’s Premises and to outline Tenant’s obligations in performing Tenant Improvement Work. Tenants are encouraged to discuss specific issues or questions regarding their space with the Landlord prior to beginning design work. All information in this manual is subject to change, and should not be considered representative of a commitment by the Landlord to provide any items outlined in this manual.

2	ARCHITECTURE

321 Harrison Ave. consists of eight stories of new lab/office space above 3 stories of above ground parking, with a ground floor main entrance lobby shared between 321 Harrison Ave. and the adjacent 1000 Washington St. tower. (Note: Tenant Design Standards for retail tenants at the ground floor are a separate document.)

The building is designed to be LEED v3/2009 Silver certifiable. Certain tenant design standards must be followed by Tenant improvement work to maintain the building’s LEED certification, as described below.

The building is served by (4) passenger elevators, serving levels 1 through PH, (1) passenger elevator serving the garage, (1) 5,000 lb. freight elevator serving the loading dock to level 4 at 1000 Washington and a pedestrian bridge connecting loading at 1000 Washington and a second 5,000 lb. freight elevator at 321 Harrison servicing floor 4 through PH.

There is a shared temporary chemical storage room located on the 4th floor in 321 Harrison off the service corridor. Tenants shall have access to this temporary storage space to avoid leaving hazardous materials in the corridors. Tenant may not design or install permanent storage facilities in this room.

The covered loading dock has direct access off of Mullins. It’s equipped with two truck bays and one dedicated dumpster bay.

The building also features a main lobby with security, soft seating and a transit information board as well as shared amenity cafe, seating and conference space on the 4th floor which is connected to an outdoor patio deck with furniture and plantings. There is also a fitness center, locker rooms and showers located in the basement of 1000 Washington Street. There is secured bike storage, a bike repair station and electric bike charging stations in the 321 Harrison Garage.

The parking garage is on site, and fully covered with parking calculated at an approximate ratio of 0.5 per 1,000 SF, including required accessible spaces and 28 spaces with electric vehicle charging stations. The garage features a parking guidance information system providing real-time occupancy information to posted signage at the entrance.

3

ACOUSTICAL & SOUND ATTENUATION

Tenants is responsible for compliance with City of Boston Noise Ordinances, including compliance from approved equipment on the roof. Tenant shall be responsible for acoustical measures associated with their Tenant Improvements

VIBRATION

Tenant is required to install vibration isolation equipment for all vibration generating equipment.

INTERIOR FACE OF EXTERIOR WALL

Tenant is responsible for installing interior gypsum wall board finish at all exposed studs at exterior walls. Gypsum wall board shall be 5/8” thick Type X.

No fastening to curtain wall is permitted.

PERIMETER SOFFIT

Tenant is responsible for installing gypsum wallboard soffit at all exterior walls. Perimeter soffit dimensions shall be consistent with and coordinated with exterior shades as noted in the shade and soffit drawing Exhibit.

INTERIOR WINDOW SILLS

Interior sills shall be extruded aluminum with a fluoropolymer finish. Color shall be a custom color to match the adjacent curtain wall or window framing.

TENANT DEMISING WALLS

Demising walls shall extend full height from the floor to the underside of structure above. All demising walls shall have a minimum sound transmission coefficient (STC) of 54.

INTERIOR PARTITIONS ABUTTING EXTERIOR CURTAIN WALL

Partitions abutting the exterior curtain wall shall be aligned with the centerline of a vertical curtain wall mullion. Provide a sound rated mullion cap at the curtain wall mullion.

COLUMN ENCLOSURES AT EXTERIOR CURTAIN WALL

All column enclosures at columns adjacent to the exterior curtain wall shall be painted GWB or painted metal and shall be of uniform width (measured parallel to the curtain wall) based on the Landlord’s building standards and in accordance with the column enclosure detail Exhibit.

BUILDING STANDARD WHITE PAINT COLOR

The perimeter soffit and column enclosures adjacent to the curtain wall shall all be painted the building standard white. Building Standard White shall be acrylic latex eggshell paint, color to match Benjamin Moore Color No. I 04 “Decorators White”.

4

WINDOW TREATMENT

All Tenant window treatments are to be provided by Tenant and shall be manually or automatically operated rolling shades, inside mounted within the curtain wall or window framing in conformance with the soffit shade detail in the Exhibit. Shades are to be provided at all curtain wall vision glass and at all punched windows. Shades shall be of sufficient length to cover the full height of the vision glass. Width of each shade shall correspond to the width of each light.

Shades to be Mecoshade ThermoVeil 1500 (3% open) Color: 1519 Silver Birch. Shade housing and all exposed metal shall be custom color to match adjacent curtain wall or punched window framing No windows may be blocked without Landlord’s approval.

TENANT ENTRANCES

On floors with more than one Tenant or shared corridors, the design of the main entrance into the Tenant’s premises shall be approved by the Landlord.

SIGNAGE

Tenant signage requires Landlord approval and must conform to codes, zoning ordinances and building standards.

ROOFTOP EQUIPMENT

Due to Boston zoning requirements there is limited available rooftop space. Rooftop equipment is prohibited unless approved by Landlord. If approved, equipment must be located and oriented to provide access for service, not impede access to egress or other Tenant’s equipment, and not otherwise create a hazard. All rooftop equipment must be a neutral in color and subject to review by Landlord.

TERRACES—11TH FLOOR ONLY

Tenants are responsible for limiting occupancy and use of terrace areas as necessary to comply with egress requirements.

ROOF TERRACE DOORS—11TH FLOOR ONLY

Roof terrace doors installed as part of the base building construction have been provided with a door closer and rim exit device. If the Tenant intends to secure the door from the exterior, then the Tenant is responsible for compliance with applicable codes for egress from the terrace.

CONTROL AREAS

Control areas shall be designated in accordance with all applicable codes. Tenants sharing a floors with one or more other Tenants shall not be permitted to use or store more than their pro-rata share (based on usable floor area) of the total allowable quantities of hazardous materials normally allowed per Control Area for any given floor unless other measures are taken by the Tenant to address code compliance in such a manner than other Tenants are not adversely impacted. Such other measures shall subject to the Landlord’s review and acceptance.

5

SHAFTS

The building is equipped with several shafts for base building and shared utility risers and mains. The locations of these shaft penetrations are shown on the plans. Tenant shall not install anything within these shafts without Landlord’s approval. All shaft locations and equipment layouts in shafts are to be approved by Landlord for efficient use of shaft area. The Tenant is responsible for coordinating with Landlord for any work through other Tenant spaces. Any work through other Tenant spaces must be hermetically sealed against dust while under construction. The existing 2-hour rated shaft wall construction must be maintained by the Tenant.

The Tenant must allow other Tenants to make use of the designated shaft spaces at Landlord’s request. Tenant ductwork and piping to be run up the building through the core Tenant mechanical rooms on each floor are to be enclosed in 2 hour rated shafts, to be built by Tenant in areas identified on the drawings. Tenant telecommunications riser cabling between locations on different floors utilizing the building telecommunications riser must be approved by the Landlord. Telephone closet with conduit is provided. No Tenant shall assume that any conduit is for the sole use of that Tenant

3	TENANT LOADS

All Tenant loads in excess of allowable loads per base-building design documents require Landlord approval. Tenant’s Structural Engineer licensed in the State of Massachusetts is to provide structural calculations and design for support of excess loads.

Tenant floor slabs vary and are typically designed for a live load capacity of 100 psf and up to 150 psf at mechanical rooms, unless noted otherwise on the current structural drawings. Tenant must reference the base building structural drawings and must verify allocation of floor and ceiling loads with Landlord.

4	HVAC

Each tenant floor is supplied with a 25,000 cfm on-floor 100% outside air and energy recovery unit. Chilled and hot water is supplied from the building central systems and delivered to each floor via main risers. Toilet and utility rooms are provided with code required ventilation via the ERUs and common exhaust risers.

Each floor has access to (3) central exhaust duct risers, connected to (6) 30,000 cfm high plume exhaust fans. There are also (4) in-place hazard exhaust risers, sized to support a potential (4) 1,000 cfm hazard exhaust fans in a designated area on the penthouse rooftop.

The building heating/cooling systems consist of a chilled water plant, a hot water plant, and an ERU. Tenants shall be supplied with their share of available hot water and chilled water capacity as outlined in the Utility Matrix The hot water plant consists of gas fired high efficiency hot water boilers located in the penthouse, along with primary and secondary pumps. The chilled water plant consists of air cooled water chillers located in the penthouse. An 1800 ton water-cooled chilled water plant supports the make-up air cooling and office cooling loads, condenser water pumps and chilled water pumps. Tower fans will be controlled by variable frequency drives.

6

The system includes a heat recovery loop providing recovered heat from the central exhaust to the lab makeup air handling unit. This system will consist of hydronic coils in the lab makeup air unit and in the lab exhaust system. The loop pumping system will consist of centrifugal pumps with VFD’s and Hydronic specialties—Controls, expansion tanks, air separator, etc. and distribution piping will extend from the roof-mounted lab exhaust energy recovery unit to the pumps and lab make-up units, via a vertical pipe risers

DESIGN CRITERIA FOR HVAC DISTRIBUTION

Equipment must be sized to adequately maintain a cooling temperature within the Tenant areas of an inside condition of 74° F, dry bulb at 50% relative humidity; with outside condition of 91° F dry bulb and 73° F wet bulb.

HEAT AT EXTERIOR WALL

For areas adjacent to exterior walls, Tenant may install radiant panels, and heated air from fan coil units in order to adequately maintain the premises at a temperature of 72° F, when the outside temperature is 6°F. Design of HVAC at exterior walls shall be consistent with Landlord’s design criteria.

HVAC BY CODE

All heating, ventilation and air conditioning systems must be designed and installed in conformance with applicable building codes and zoning. Tenant’s HVAC contractors will not be allowed to prepare working drawings unless they are licensed professional engineers in the Commonwealth of Massachusetts.

TENANT HEAT

If required, reheat coils or unit heaters must be provided by Tenant. Tenant to provide all controls and wiring, and provide hard-wired interlock so that air conditioning compressors and heat cannot run simultaneously unless required for equipment humidity control. Base building hot water is available for use with Tenant coil and heating equipment subject to Tenant not exceeding their pro-rata share of available hot water.

SMOKEDETECTION/CONTROL

Tenant air conditioning units must have duct smoke detector and smoke dampers per Massachusetts State Building Code, NFPA 90A and as required by the applicable Fire Department. Connect to central fire alarm system according to the specification.

TENANT AIR SYSTEMS

Tenant must be responsible for providing its own complete distribution of air conditioning system within the premises. Tenant’s HVAC contractor will install all medium pressure ductwork, VAV/FPT terminal units or fan coil units, low pressure ductwork, flexible ductwork, ceiling diffusers, returns, and ATC control system.

7

TENANT EXHAUST SYSTEMS

Tenant must be responsible for providing its own complete distribution of exhaust system and control within the Premises. Tenant’s HVAC contractor will install all medium pressure exhaust ductwork, VAV exhaust terminal units, low pressure ductwork, flexible ductwork, ceiling registers, and connections to fume hoods, cabinets, canopy hoods, or other equipment as applicable.

All specialty dedicated Tenant exhaust systems must be approved by Landlord. For specialty dedicated Tenant exhaust systems (ie. special process exhaust, chemical storage exhaust, etc.) Tenant must provide individual exhaust fans for their Tenant space requirements, as approved by Landlord. Fan must be located on the roof, in an approved location and must be high-velocity (min. 4500 FPM) discharge plume type fans, similar to Strobic-Air, Greenheck Vector, or Mk Plastics, with bypass plenum, discharge sound attenuator, and venturi-type discharge cone. Fans must be mounted on the bypass plenum, with the top of the discharge cone at an elevation that is visually consistent with other rooftop structures and equipment, and the discharge stack and plume must be at sufficient height above the roof to prevent exhaust air re-entrainment into all outside air intakes. Fan and plenum must be mounted on structural steel framing provided by Tenant including, where structurally necessary, connections to structural steel framing below the metal or composite roof deck and associated penetrations and roof work. Tenant shall be responsible for ensuring that associated designs are consistent with applicable City guidelines.

HARD DUCTWORK

Supply, return, and exhaust ductwork must be sized, fabricated and installed in accordance with ASHRAE 90A (current edition) and SMACNA standards; minimum sheet metal thickness is 24 gauge. All supply and return (as necessary) ductwork must be installed with fiberglass insulation and vapor barrier. All Ductwork, which passes through fire rated walls, must be equipped with UL approved fire dampers or fire/smoke dampers as required by code, and with adequate access to such dampers. Ductboard or duct tape sealing are NOT allowed to be used in any application. Any/all duct insulation must meet specifications established by applicable laws and ordinances.

FLEXIBLE DUCTWORK

Lightweight duct, with a core of corrosion resistant wire helix permanently bonded within fabric, insulated with 1%” thick, % lb. density fiberglass flexible insulation and covered with a fire retardant reinforced vapor barrier. Pressure requirements must be minimum 12” positive and 10” negative. Duct must meet NFPA 90A requirements and be listed as Class 1 Air Duct Material, UL Standard 181. It must be as manufactured by Wiremold Company Type WCK, Thermaflex, Buckley Flexmaster or equal as specified.

A maximum of 5’-0” flex duct length must be provided for connection to air distribution devices and be oversized to next largest size required to carry the designated air quantity.

8

EQUIPMENT COOLING REQUIREMENTS

No cooling or heating equipment is permitted without recirculated coolant and without permission granted by Landlord. The base building chillers will not operate during the winter months. Accommodations for supplementary cooling, such as in a server room, shall be via dedicated Tenant installed split systems or other means not reliant upon the base building chillers.

VIBRATION ISOLATION

All VAV/FPT boxes, exhaust fans, and all vibrating equipment must be suspended with neoprene rubber-in- shear or spring vibration isolators, and must be seismically restrained per Massachusetts State Building Code.

FLEXIBLE CONNECTIONS

Provide flexible connections to meet NFPA requirements for all of the above-mentioned equipment, fabricated from synthetic rubber or 29 ounce neoprene coated fiberglass cloth to eliminate transmission of vibration to ductwork.

AIR DIFFUSERS & PERIMETER RADIANT PANELS

Air distribution devices must be ceiling or sidewall mounted registers or diffusers installed as required to achieve distribution in accordance with good engineering practice. All registers and diffusers must have manual volume control devices located in the take-off from the branch supply duct. All registers and diffusers are subject to aesthetic review approved by Landlord.

TENANT HVAC SYSTEM PROVISIONS

The following items are anticipated to be installed as part of the Tenant HVAC systems and equipment, based on the use of the building. Provisions and accommodations have been made in the base building design based on these assumptions:

•	Distribution air to the space provided from fan coil units

•	Medium pressure main ductwork throughout the Tenant space from the base-building mains.

•	Low pressure distribution ductwork, diffusers, flex duct to diffusers, and return/exhaust grilles necessary to deliver the supply air to the Tenant spaces.

•

Chilled and hot water are available for Tenant’s use from Tenant connections located at the risers on each floor. Use shall not exceed Tenant’s pro rata share of available capacity. Tenants are hereby notified that the base building chilled water is not on optional standby generator power. All use of the CHW and HW is based on the Tenant’s pro rata share and is per floor / per riser. Tenant shall not over-burden any single connection to the riser.

9

•	Tenant, at its sole cost and expense, shall install a damper and flow meter at its tie-in point to the main exhaust shaft which must be programmed into the BMS, and balanced with the makeup-air unit .

•

Tenant, at its sole cost and expense, shall install HVAC metering per Landlord’s base building metering standard. The metering system shall be fully integrated into the base building energy management system.

BUILDING MANAGEMENT SYSTEM

Landlord has provided a central base building management system for control and monitoring of central mechanical infrastructure, maintained by base building BMS vendor.

Tenants must tie into the base BMS. Tenant lab and office systems such as freezer alarms, leak detection, cold rooms and other similar program components may not be programmed into the base building system.

5	ELECTRICAL SYSTEM

NSTAR VAULT

The base building is supported from an NSTAR utility vault located at ground level as well as a secondary vault located at the garage level.

BUILDING SERVICE

The building is supported by two separate switchboards. One 4000 ampere 480/277 volt switchboard is located in the garage electrical room, supported by the garage utility vault transformer. The second 2000 ampere 480/277 volt switchboard is located in the penthouse level, supported by the ground level utility transformer.

BUS DUCTS

The Landlord has installed two bus duct risers at 480/277 volts for tenant use, both routed through stacked electrical rooms. One 2500 ampere bus duct riser (#1) to be utilized by all Tenant(s), and one 1000 ampere bus duct riser (#3) supported by generator standby power, for Lab Tenant use only. The Tenant shall be responsible for connection(s) to bus duct riser to support their distribution system, which cannot exceed Tenant’s pro rata share of available capacity. A third bus duct riser (#2) is routed through stacked mechanical rooms, located on each floor, and is dedicated for house use only.

METERING

There are 3 NSTAR utility meters, two for base building loads and one for the fire pump, located in the buildings main electrical room. Each tenant floor shall have a Tenant provided multi-point metering system, located in stacked mechanical rooms. All Tenants shall provide CTs and wiring to buildings multi-point metering system (per Landlord standards) for all loads supporting their respective space and equipment. The meters shall be fully integrated into the BMS.

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TENANT DISTRIBUTION

The Tenant shall be responsible for furnishing and installing all electrical infrastructure and distribution for their equipment,

ELECTRICAL ROOM

Limited space has been allocated in each floor’s base building electrical room to house some Tenant electrical equipment. Space allocation must be approved by the Landlord prior to installation of any Tenant equipment.

LIGHT FIXTURES

Light fixtures within Tenant space must be furnished and installed by the Tenant. Lighting for the first 10 feet from the interior side of the perimeter soffit shall be linear light fixtures meeting the following criteria.

a) LED lighting.

b) Recessed (flanged or trimless), surface mounted or pendant mounted

c) Direct, indirect or direct/indirect

d) Nominal 2”, 4” or 6” wide aperture

f) If LED, lens shall be flush or regressed matte (satin) white acrylic

g) Lamping to be 3500° K / CRI>80; if LED, color shall be within (3) MacAdam ellipses using LME789 measurement process.

GENERATORS

(2) 500KW natural gas back-up generators and associated controls are installed on the rooftop. These are sized to provide each tenant with 5 watts/sf. across the lab useable areas assuming a 50/50 lab/office layout. Tenants shall be responsible for the installation and maintenance of tie-ins, ATS and associated electrical equipment. A 500KW diesel fired life-safety generator has been provided to support the building’s needs, which include fire pump, life safety and legal standby requirements. Tenants can extend life safety branch circuits as required for egress lighting, via emergency bypass relays. The Landlord will operate and maintain all generators.

LIFE SAFETY POWER

0.3 W/sf is available for life safety egress lighting. The tenant must use emergency bypass relays, so their lighting is normally powered and metered off of their distribution equipment. Life safety branch circuits can be extended from the base buildings panelboards to energize the bypass relays - the intent is they would transfer egress lighting over to generator power, in the event normal power is lost.

6	PLUMBING

The Base Building water service is fed from City water mains. The water service is provided with a booster pump. The available pressures at each floor level will vary.

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Potable cold water is provided to the on-floor restrooms and janitor closet and hot water is provided by electric hot water heaters on the 4th and 8th floor.

A sanitary and lab waste drainage and vent system serve the base building toilet room and mechanical space floor drains. Capped sanitary and vent connections are provided at each floor level.

Natural gas is provided to the building to serve base building HVAC equipment.

Storm water is collected through a network of roof drains and piping and is discharged to a ground water recharge system and the City storm water system.

DOMESTIC WATER SERVICE

Domestic cold water and hot water will be provided to all base building toilet fixtures. Landlord will provide a 2-inch domestic cold water riser with valve and capped connection at each level for Tenant use. The Tenant is responsible for domestic hot water outside of the base building areas.

SANITARY SYSTEM SERVICES

The Landlord will provide a complete sanitary system for all base building services. The Landlord will provide sanitary soil stacks and vent stacks at multiple locations within the building. Each soil stack will have a 4-inch sanitary connection and each vent stack will have a 4-inch vent connection at each floor level for connection by Tenant.

ELECTRIC WATER HEATER

Water heaters may be automatic electric, 480/277 volt, 3-phase, with necessary safety controls and drains per code. Water heaters located overhead must be supported independently of the Landlord’s structural framing system. All electric heaters must be provided with drain pans and leak detection installed per plumbing code. Drains must be piped to the nearest waste receptor through an approved air gap, with a downstream check valve installed. Appropriate structural detailing must be included with Tenant’s submission to Landlord for engineering review and approval. Tenants whose only water usage is for small toilet room(s) may utilize “instant hot” water heaters with less than 6 gallons storage in size or conventional heaters up to a maximum 6-gallon capacity. All domestic water heaters must be approved by and installed in accordance with Massachusetts State Building and Plumbing Codes.

TENANT RESPONSIBILITY FOR PLUMBING

Tenant must provide a complete plumbing system from Landlord’s distribution point (supply stub-out) within the leased premises, including but not limited to, all necessary labor, connections to supply stubs, piping, clean-outs, fixtures, etc. necessary for the satisfactory operation of a plumbing system.

•	Connection to Landlord’s point of service and extend service to Tenant equipment according to Tenant’s requirements, and applicable local codes.

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•	All Tenant toilets must be flushometer valve, 1.6 gpf.

•	Provide waterproof membrane in water-supplied plumbing fixture locations (e.g., toilet rooms, sink areas, etc).

•	Provide floor drains with trap primers where required by code.

•	Provide relief valve from any Tenant water heater to nearest floor drain or waste receptor through an approved air gap, with downstream check valve.

•	Domestic and non-potable water piping to be insulated with minimum 1” thick fiberglass insulation.

•	Sanitary piping must be cast iron.

•	Combustible piping (PVC) will not be permitted.

•	All gas valves must be located below ceilings (clear of air plenums and exit corridors).

•	Lab waste piping below floor must be provided with fire-resistant insulation wrap by Tenant.

•	Tenant water sub meter as per the Landlords specification

7	FIRE PROTECTION

The base building common area is provided with automatic wet-pipe sprinkler protection and manual wet standpipes in accordance with 780CMR, NFPA 13 and NFPA 14.

SPRINKLER SYSTEMS—LANDLORD PROVISION

The building is provided with a fire service main supplied by the City of Boston water system. The building is equipped with a fire pump with vibration isolation equipment and its associated suction and supply piping. Backflow prevention is also provided for this service.

A complete Class I automatic wet standpipe system has been provided in all egress stairways. Occupant use 1%” hose valves and hose stations have been be omitted as permitted by code. The system consists of combination standpipe/sprinkler risers in each required egress stair with fire department hose valves at each floor landing. The base building fire pump boosts the city water supply and provides 100 psi at the most remote hose valve in accordance with NFPA 14 requirements.

AUTOMATIC STANDPIPE SYSTEM PROTECTION FOR TENANT SPACES

Where tenant demising walls/architectural layouts create travel distances from the most remote area to the egress stair fire department valves that exceed 200 feet, the tenant shall provide additional hose connections in approved locations, where required by the local fire department or the AHJ.

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Complete automatic sprinkler protection has been provided throughout core spaces of the building, except within the switchgear and transformer vault rooms. The base building system design consists of a conventional wet-pipe system in heated shell spaces, dry-pipe systems in unheated spaces supplied by combination sprinkler standpipe risers located in the stairwells. Automatic sprinkler protection has been provided for all electric rooms, telephone rooms, elevator machine rooms, and elevator pits.

AUTOMATIC SPRINKLER SYSTEM PROTECTION FOR BASE-BUILDING

Automatic sprinkler system protection for building core spaces and all mechanical and electrical rooms is designed for ordinary hazard protection with a design density of 0.15 gpm/sf over the most remote 1,500 sf.

AUTOMATIC SPRINKLER SYSTEM PROTECTION FOR TENANT SPACES

Automatic sprinkler system protection for Tenant spaces is designed for ordinary hazard group 2 protection with a design density of 0.20 gpm/sf over the most remote 1,500 sf.

Full automatic sprinkler protection in Tenant leased space must be the total responsibility of the Tenant. Sprinkler heads must be the listed quick response type as accepted by Underwriters Laboratories (UL). Any cost of modifications to the Landlord’s complete installed grid will be charged to Tenant.

TENANT PRE-ACTION SYSTEM

Tenant will have the right to install a pre-action sprinkler system in lieu of wet-pipe sprinkler protection. Such system must be connected to the building’s fire alarm system, at Tenant’s sole cost and expense.

SEISMIC PROTECTION

The building is classified as Seismic design category B. Therefore, seismic protection is not required.

GASEOUS FIRE SUPPRESSION SYSTEM

Tenant has the right to install gaseous fire suppression system independent of the building’s systems. Such system must be connected to the building’s fire alarm system, at Tenant’s sole cost and expense. Such systems must provide for post release exhaust of gaseous discharge at Tenants sole cost and expense.

SCHEDULE FOR LANDLORD ACCEPTANCE OF TENAT’S FIRE SUPPRESSION SYSTEM LAYOUT

Landlord must review and approve Tenant’s Fire Suppression System.

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DESIGN REQUIREMENTS OF FIRE PROTECTION SYSTEM LAYOUT

Tenant’s sprinkler protection must give coverage up to Tenant’s lease line and maintain a minimum 18” clearance between ceiling sprinklers and Tenant equipment.

All Tenant space, including electric rooms must be fully sprinklered, in accordance with NFPA 13-2013 and 780 CMR Chapter 9.

FIRE PROTECTION CONTRACTOR

All modifications, additions, repairs, or relocations to the sprinkler system, or any other system or equipment installed by Landlord which are required for the Tenant’s use prior to occupancy must be performed at the Tenant’s cost and expense.

Upon completion of sprinkler system in leased premises, Tenant must contact Landlord to arrange for a zone shut down for final point of connection to Landlord’s system at Tenant’s expense.

Plans and calculations must be signed and sealed by a Commonwealth of Massachusetts registered fire protection engineer.

Each Tenant must generate a sprinkler shop drawing and supply hydraulic calculations stamped by a Massachusetts registered Fire Protection Engineer.

All impairments of the fire alarm system requested by the Tenant are at the sole expense of the Tenant whether during construction or normal operations.

DAMAGE CAUSED BY TENANT’S SPRINKLER SYSTEM

Any damage caused by Tenant to Landlord’s sprinkler and/or all other fire protection systems will be repaired by Landlord’s designated contractor at Tenant’s cost and expense.

OBLIGATION TO MAINTAIN EFFECTIVENESS OF SPRINKLER SYSTEM

Tenant’s fixtures, storage, and other Tenant practices must be to code and must not be conducted in such a manner as to hinder the effectiveness of the sprinkler or other fire protection system(s).

FIRE/SMOKE DAMPERS

A fire/smoke damper must be installed within Tenant’s ductwork where such duct passes through a fire/smoke rated wall, at Tenant’s sole cost.

FIRE DETECTION AND ALARM SYSTEMS—LANDLORD PROVISION

The base building system is installed by the Landlord. A junction box is provided at a location designated by Landlord. Each junction box is provided with an audio/visual alarm circuitry for signal interface connection with the building fire alarm system.

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FIRE DETECTION AND ALARM SYSTEMS—TENANT PROVISION

Tenant must provide a complete fire alarm system from Landlord’s distribution point (junction box) within the leased premises, including but not limited to, all necessary labor, detectors, strobes, horns, wiring, etc. necessary for the satisfactory operation of a fire alarm system using Landlord selected manufacturer.

Upon completion of Tenant fire alarm system, Tenant’s fire alarm contractor must contact Landlord for final point of connection to Landlord’s fire alarm junction box at Tenant’s expense. Tenant is responsible of testing of the expanded system in accordance with NFPA 72 and authority having jurisdiction.

Fire alarm devices must be structurally mounted.

Each Tenant must generate a fire alarm drawing and submit to Landlord. Landlord will forward this drawing to the local fire department.

Class “A” system wires must be identified for direction and polarity.

Current ADA guidelines, including state and local codes, must be followed.

Wiring methods must be in accordance with applicable NEC and NFPA 72 codes.

Provide duct smoke detector; locate inside supply duct, downstream of the filters and ahead of any branch connections, on all systems. In addition, any system over 15,000 CFM must provide duct smoke detectors located inside the return duct, upstream of filters, exhaust air connections or outside air connections.

Smoke detectors must be compatible with Landlords’ fire alarm system. Contact Landlord for purchase and installation of detector at Tenant’s expense.

All programming of the system is to be by the Landlord’s contractor at the sole expense of the Tenant.

8	COMMUNICATIONS

TENANT TELECOMMUNICATIONS

The building site includes (4) conduits running from Harrison Ave. to a demarcation room on the ground floor of 321 Harrison. As part of the tenant improvements, Tenant may utilize these conduits in coordination with the Landlord to pull fiber from the ISP of their choosing. There are vertical conduit risers in the electrical rooms which tenants may utilize in coordination with the Landlord and other Tenants. All cabling and associated costs are the responsibility of the Tenant. All connections and communications equipment must be installed within the Tenant’s premises.

The Tenant is responsible for fire-protecting sleeves and conduit penetrations as required by code.

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Any addition of locking or mounting boards in Building common riser/ IDFs must be reviewed and approved by the Landlord’s design team and must be the responsibility of the Tenant.

Any enclosures needed within a remote IDF to segregate Tenant distribution equipment from other common terminations or equipment, and the review and layout of location by Landlord’s design team, must be the responsibility of the Tenant.

9	BUILDING SECURITY

BUILDING ENTRY

Card readers are provided at building entry points (lobbies and loading dock) and access granted as appropriate.

FLOOR ENTRY

Tenants are responsible for security to and within Tenant space and are to comply with all applicable codes and the Boston Fire Dept. requirements and applicable codes for egress access within Tenant space to the exit stairs. Tenant access control systems shall be separate from the base building access control system.

ACCESS CARD INTEGRATION

Tenants should contact Building Manager for review of integration options (for one unified card for a Tenant if installing their own security system locally) between Tenant space, and building entrance.

If the Building Manager is able to integrate the Tenant and Base Building cards and additional building system upgrades or integration work is required, the cost will be borne by the Tenant.

Currently base building is granted on one access card type. This card type must meet the building provided specification. Access cards for Tenant staff use are supplied by the Tenant at Tenant cost and expense.

10	METERING

Tenant shall be responsible for installing meters in accordance with the Metering Scheme Exhibit.

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11	SCOPE ALLOCATION MATRIX

ARCHITECTURE	By Landlord	By Tenant	By Landlord at Tenant’s Cost
CODE COMPLIANCE
Base building construction in accordance with requirements of Massachusetts State Building Code	X
Tenant build-out is to be compliant with all applicable code, laws and regulations in effect at the time of build-out		X
SITEWORK
Perimeter sidewalks, street curbs, street trees, site trees and miscellaneous site furniture	X
Landscaped and paved areas	X
Paving and landscaping at exterior terraces—Level 4	X
Furniture at exterior terraces and planters and/or rails to limit occupant load—Level 4	X
Finishes and Furnishings on 11th Floor roof terraces—11th Floor Tenant Only		X
EXTERIOR
Building exterior consisting of aluminum and glass curtain wall, and miscellaneous louvers	X
Screen wall at roof	X
ROOF
Weather-tight membrane roofing system	X
Walkway pads to base building mechanical equipment	X
Roofing alterations due to Tenant changes, if approved		X
COMMON AREAS
Accessible main entrance	X
Finished first floor lobby	X

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Finished toilet rooms—core areas only	X
Finished janitor, electrical and telephone closets—core areas only	X
Finished exit stairways	X
Finished loading dock area	X
Shared Flammable Waste Room on 4th floor	X
Finished main telephone rooms on ground floor	X
Freight elevators and common stair access to penthouse	X
Doors and frames at common areas	X
Doors and frames within Tenant areas and entry off common area		X
Access from penthouse to roof via double door	X
On floor elevator lobby finishes		X
Tenant toilet rooms and kitchen if required beyond base building		X
Any modifications to common areas to be approved by Landlord			X
ELEVATORS
(4) Passenger elevators, (1) 5,000 lb. freight elevator in 1000 Washington and (1) in 321 Harrison	X
WINDOW TREATMENT
Building standard shades at all windows		X
TENANT AREA FINISHES & EQUIPMENT
Drywall Finishes at inside face of exterior walls at metal studs or curtain wall system		X
Drywall at Tenant side of core rooms taped and finished, not painted	X
Painting and or finishing taped Drywall on Tenant side of core rooms		X
Column enclosures within Tenant spaces		X
Containment curbs and floor drains at boilers or water source equipment in Penthouse	X

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Enclosure walls and doors at the freight elevator lobbies	X
Tenant equipment		X
ACOUSTICAL
Acoustic sound attenuation for makeup air units	X
Acoustic and sound isolation at base building generators and equipment	X
Compliance with Boston Sound Ordinance for Tenant Roof Top Equipment, if approved		X
Compliance with Boston Sound Ordinance for Base Building Roof Top Equipment	X
Additional acoustic treatments on ceilings, walls and other sound mitigation within tenant spaces		X
STRUCTURE	By Landlord	By Tenant	By Landlord at Tenant’s Cost
Concrete floor slabs over metal deck, live load capacity of 100 psf (typical, except as noted on current structural drawings)	X
Concrete loading dock and penthouse floor slab	X
Live load increases for Tenant loads		X
Steel framing with braced frames and composite steel and concrete floors fireproofed as required by code	X
Stub-up columns required for Tenant dunnage and equipment		X
Structural framing dunnage above roof for Tenant equipment		X
Grate walkways on dunnage at Tenant equipment		X
Miscellaneous metal items (lintels, elevator angles, etc.) related to base building construction	X
Miscellaneous metal items and concrete pads and structural modifications related to Tenant fit-out		X
Concrete sealer other than mechanical rooms (optional)		X
Structural Steel as required to support slab edges and attachments at designated Tenant shafts		X

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PLUMBING	By Landlord	By Tenant	By Landlord at Tenant’s Cost
Main domestic water service	X
Main water meter	X
Domestic water booster pump system	X
Potable system	X
HVAC makeup	X
Storm drainage system	X
Sanitary sewer main service	X
Plumbing for additional tenant toilet rooms		X
Domestic cold water for core systems	X
Domestic hot water for tenant systems		X
Plumbing for core toilet rooms	X
Sanitary waste and vent system	X
Clear water waste and vent system for base building equipment	X
Toilet room fixtures based on typical shell occupancy	X
Hot water heaters for core toilet rooms	X
4” capped sanitary and capped vent for Tenant at each floor	X
Centralized cold water riser to supply the Tenant’s domestic requirements with valved and capped outlets at each floor	X
Tenant metering, sub-metering and backflow prevention		X
Distribution of domestic cold water from the base building risers		X

21

Production and distribution of potable or non-potable hot water for Tenant use, kitchenettes and specialized Tenant plumbing systems		X
Specialty gases, including manifolds, cylinders, piping, air compressors, and vacuum pumps		X
Distribution of non-potable cold water from base building riser.		X
Lab waste and vent system—riser mains and central PH system	X
PH Neutralization system MWRA permit	X
Lab waste treatment and connection to lab waste main and vent		X
Tenant process water system (RODI) generation and distribution systems.		X

NATURAL GAS	By Landlord	By Tenant	By Landlord at Tenant’s Cost
Natural gas service to the building	X
Natural gas service to the base building boilers	X

HVAC	By Landlord	By Tenant	By Landlord at Tenant’s Cost
Base building boiler plant	X
Base building chiller plant	X
On-floor makeup air units	X
Base building high-plume exhaust fans, attenuators and associated equipment	X
Base building energy recovery loop and associated pumps, VFDs and equipment	X
Base building cooling towers	X
Main duct shafts and risers from rooftop exhaust to all floors	X

22

Toilet room exhaust system	X
Electric room ventilation system	X
Penthouse exhaust system	X
Automatic temperature control system (building common area)	X
Cabinet unit heaters at building common areas	X
Unit heaters at loading dock and basement	X
Tenant area fan coil heating system		X
Tenant area fan coil cooling system		X
Tenant area dedicated specialty exhaust systems as approved by Landlord		X
Automatic temperature control system (Tenant areas)		X
Extension of general exhaust from duct risers to Tenant areas		X
Extension of supply air duct from duct risers to Tenant areas		X
Chilled water and hot water risers and valves at floors	X
Tenant chilled water and hot water piping to Tenant equipment		X
Tenant metering and sub-metering per Landlords standards		X
Sound attenuation for Tenant equipment to comply with Boston Noise Ordinance		X
ELECTRICAL	By Landlord	By Tenant	By Landlord at Tenant’s Cost
Electric utility primary service feeders to primary switchgear in utility company vault.	X
Automatic transfer of primary switchgear from normal to stand-by incoming utility company service feeder	X
Secondary service feeder from utility company vault to building switchboard	X

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Main building switchboard.	X
Main bus duct riser to remote electrical room on each floor.	X
Service from the bus duct to point of use		X
Base Building utility meter for house loads	X
Tenant floors sub-metering		X
(2) 500KW back-up generators, (1) 500KW life safety generator, (1) 750 KW docking tie-in for mobile emergency generator at loading dock and load bank, switchgear and associated equipment	X
ATS for tenant owned electrical distribution equipment		X
Tenant fit-up of panels, transformers, receptacles and lighting in Tenant area		X
Lighting and receptacles serving building common areas	X
Lighting in secondary electric rooms on each floor for Tenant		X
Lighting in main telephone rooms	X
Temporary lighting in shell areas as required by code	X
Emergency powered egress and exit lighting in core areas	X
Emergency powered egress and exit lighting in Tenant areas		X
Emergency powered egress and exit lighting in unfinished shell space (permit only)	X
Lightning protection for Tenant equipment		X
Emergency power or dedicated power for service provider telecommunications equipment that may need to be located in a common IDF on behalf of a Tenant		X
Tenant UPS system		X
Tenant batteries (and structural modifications if required)		X

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FIRE PROTECTION	By Landlord	By Tenant	By Landlord at Tenant’s Cost
Sprinkler service entrance including fire department connections, backflow protection, fire pump, alarm check valve and standpipe in each stair	X
Fire extinguisher cabinets in common areas	X
Jockey pump	X
Flow control valve station at each floor	X
Typical floor loop and distribution system as required by code and Landlord’s Insurance Underwriter for a shell space	X
Building common area and stair area sprinkler heads and piping	X
Valve and cap standpipe at each floor for Tenant pre-action system	X
Distribution system in Tenant areas and revisions to the shell space distribution system resulting from Tenant improvements, including run-outs, drop and heads		X
FIRE ALARM	By Landlord	By Tenant	By Landlord at Tenant’s Cost
Base building fire alarm system with devices in building common areas	X
Fire alarm sub panels and devices for Tenant areas with tie-in to main base building system		X
Alterations to building common area fire alarm system and devices	X

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TELEPHONE AND DATA SERVICE	By Landlord	By Tenant	By Landlord at Tenant’s Cost
Underground telephone/data service conduits from Harrison Ave. and access to demarcation room	X
Riser cabling from the ground floor demarcation room to Tenant connectivity needs: Must leave a spare pull string in any common conduit used for Tenant cabling for future cable pulls.		X
Telephone riser closet and cable sleeves through floors in the main electrical room stack	X
Conduit from shared risers to Tenant’s floor and horizontal distribution within and out of remote IDFs.		X
Telephone and data wiring, conduits, outlets, and termination rooms/ equipment for Tenant areas		X
Audio-visual connections and systems for Tenant areas		X
Fiber optical service by Tenant		X
SECURITY	By Landlord	By Tenant	By Landlord at Tenant’s Cost
Card access at building entries	X
Card access and/or alarm systems into or within Tenant areas		X
Video camera coverage of first floor entrances and lobbies of building entrance points, lobbies, loading dock area	X

Design, management, and installation/ integration of any security measures (card reader/ cameras/other) into base building system by Tenant’s request will be done by the Landlord’s consultant and/or security contractor.

X

Integrate Tenant security access card with building/garage system and reconfigure building security system/readers, if possible without affecting other Tenant integration, if necessary, and if requested

X
OTHER	By Landlord	By Tenant	By Landlord at Tenant’s Cost
Cable television service (approval to use common conduit and sleeves must be obtained from building manager)		X
Building ground	X
Telecom grounding system—Tenant extension (Tenant will have to pay for Landlord’s design team review of system and routing through chase).		X

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12	MISCELLANEOUS PROVISIONS

For all rules and regulations pertaining to the following items, reference is made to provisions in the Lease.

13	LEED TENANT STANDARD GUIDELINES

See attached

14	EXHIBITS

27

B9 LS Harrison & Washington LLC

4570 Executive Drive

San Diego, Suite 400 CA 92121

321 Harrison

Tenant Sustainable Design Guidelines

LEED-CS (Core and Shell) v3 2009

PART A: INTRODUCTION

PART B: TENANT MINIMUM SUSTAINABLE DESIGN REQUIREMENTS

1.	Sustainable Sites

2.	Water Efficiency

3.	Energy Efficiency

4.	Materials and Resources

5.	Indoor Environmental Quality

6.	Innovation in Design

7.	Sustainable Design Resources for Tenants

PART C: APPENDIX

A.	LEED-CS (Core & Shell) v3 2009 Scorecard (completed)

B.	LEED ID+C (for Commercial Interiors) LEEDv4 Scorecard (sample)

C.	Tenant Measurement and Verification Plan (M&V) (EAc5.2)

D.	Tenant Layout for Views Compliance (IEQc8.2)

October 2021	Page 1 of 8

B9 LS Harrison & Washington LLC

4570 Executive Drive

San Diego, Suite 400 CA 92121

PART A: INTRODUCTION

The Tenant Sustainable Design Guidelines describe the minimum sustainable design requirements to be provided under the tenant space design and construction. The tenant plays an important role in reinforcing the building’s LEED-CS (Core & Shell) v3 2009 Silver certification features within their own workplaces. The tenant sustainable design guidelines are intended to support the 321 Harrison Avenue tenants in taking full advantage of the high-performance features of the building.

These guidelines will enable tenants to design and implement sustainable, green building interiors that will benefit the overall health and quality of life for building occupants.

Please refer to the Appendix A for the Owner’s LEED-CS Silver Scorecard.

While not required, the tenant may opt to pursue a LEED for Commercial Interiors (LEED ID+C) v4 certification or use the LEED ID+C criteria as a guideline. LEED ID+C supports high-performance, healthy, durable, affordable, and environmentally sound commercial interiors. A sample LEED ID+C v4 Scorecard is included as Appendix B for reference.

321 Harrison Avenue Facility Sustainable Design and Construction Measures

•	Energy efficient building systems

•	Building Energy Systems’ Commissioning

•	Alternative transportation options including access to MBTA Bus routes and nearby T station.

•	Water efficient landscaping and reflective hardscape for urban heat island reduction

•	Site stormwater management strategies

•	Water-efficient plumbing fixtures

•	A construction waste management plan

•	Measurement and verification of building systems

•	Provision of space for collection and storage of recyclables

•	Material selections to maximize recycled content and promote regional sourcing and responsibly sourced wood

•	Low VOC interior finish selections

•	Green housekeeping procedures

•	Reduced mercury content in lighting fixtures in project building and on site.

October 2021	Page 2 of 8

B9 LS Harrison & Washington LLC

4570 Executive Drive

San Diego, Suite 400 CA 92121

PART B: TENANT MINIMUM SUSTAINABLE DESIGN REQUIREMENTS

The Minimum Tenant Sustainable Design Requirements are to be included as part of the Tenant space fit out construction. The required sustainable design measures may contribute in achieving LEED-CI v4 credits, in the case the tenant opts to pursue LEED ID+C certification.

Minimum Sustainable Design Requirements

1.	SUSTAINABLE SITES

No tenant requirements.

Tenants will have access to the bike racks and shower facilities provided by the facility owner.

2.	WATER EFFICIENCY

Indoor Potable Water Use—30% reduction

The base building includes water efficient toilets, urinals, lavatory faucets, pre-rinse spray valves and showerheads.

If tenants install fixtures, they are required to provide water efficient fixtures and appliances attaining a minimum of a 30% indoor water use reduction over the LEED V4 ID+C baseline.

Maximum flow rates for Tenant Water Fixtures, Appliances, and Processes:

Low Flow Water Closets (1.3 gpf) or Dual Flush Water Closets (1.6 gpf / 0.8 gpf)

Waterless Urinals or Pint Flush Urinals (0.125 gpf)

Ultra Low Flow Lavatories (0.5 gpm, limited to 12 second cycle time)

Ultra Low Flow Kitchen Sinks (1.0 gpm)

Ultra Low Flow Shower Fixtures (1.5 gpm)

Residential Dishwashers (Energy Star)

Commercial Dishwashers (CEE Tier 3A)

Residential Clothes Washers (Energy Star or 4.5 WF (gallons/ft3/cycle))

Commercial Clothes Washer (CEE Tier 3A)

Pre-rinse Spray Valve (1.3 gpm)

Ice Machine (Energy Star or performance equivalent and use either air-cooled or closed-loop cooling)

Heat Rejection and Cooling (No once-through cooling with potable water)

Cooling Towers and Evaporative Condensers (equip with water meters, conductivity controllers and overflow alarms, and efficient drift eliminators)

3.	ENERGY EFFICENCY

Fundamental Commissioning of Building Energy Systems

Tenants are required to perform fundamental commissioning for their energy-related systems, including electrical, lighting, mechanical and plumbing systems.

October 2021	Page 3 of 8

B9 LS Harrison & Washington LLC

4570 Executive Drive

San Diego, Suite 400 CA 92121

Minimum Energy Performance

Tenants are required to comply with the mandatory provisions and prescriptive requirements of the Massachusetts State Energy Stretch Code. In addition, Tenants are required to provide the following energy conservation measures:

•	achieving a connected lighting power density of 0.5 w/SF or better (easily achievable with LED lighting fixtures)

•	Vacancy and daylight controls as required by Code, and sensors for non-Code required spaces such as electrical/Data closets, etc.

•	Energy Star appliances for at least 50% of eligible equipment (by rated power).

•	Consideration for advanced network lighting controls is recommended as it provides for users’ controllability features.

•	Plug load management (controlled hard wired and electrical convenience outlets).

•	Additional HVAC and plumbing equipment to meet or exceed the energy and water efficiency Code required criteria.

Tenants occupying space in 321 Harrison Avenue will benefit from the energy efficiencies of the base building systems.

Fundamental Refrigerant Management

Tenants are required to purchase new HVAC equipment which contain no CFC-based refrigerants.

Measurement and Verification

The building has one main utility electrical meter. Tenant Sub-metering is provided for each floor’s main electrical panel. The building HVAC Building Management System has the capacity to monitor multiple set points for the tenant electrical usage for lighting, cooling and ventilation. Please refer to Appendix C for the tenant Measurement and Verification (M&V) plan.

The building has a main utility natural gas meter and a main potable water meter. Water submetering at tenant space is by tenant.

MATERIALS AND RESOURCES

Storage and Recyclables

A recycling room of approximately 60 SF is provided on each floor for tenant collection of recyclable materials. In addition, space is allocated in the building trash/loading area on the first floor for storage of recyclable materials for pickup. Transport of recyclables from the on-floor recycling rooms to the first-floor storage area is by tenant for full-floor tenants and by landlord on multi-tenant floors. Tenants are required to institute policies for the collection of recyclable materials. Collection should include mixed paper, corrugated cardboard, glass, plastics, metals, batteries and electronic waste. Separation and/or co-mingling of various types of recyclable materials shall be coordinated with landlord.

October 2021	Page 4 of 8

B9 LS Harrison & Washington LLC

4570 Executive Drive

San Diego, Suite 400 CA 92121

Construction Waste Management

Tenants are required to develop and implement their own construction waste management plan during the construction of the tenant space, with a minimum total recycling goal of 75% of three material stream from construction, demolition, and packaging debris, tenants can qualify for up to two points. Consideration for a 95% recycling goal of 4 materials stream is recommended.

Materials’ Attributes—Recycled Content, Certified Wood, Bio-Based Materials, Regional Materials and Materials Content and Global Impact Optimization

Recycled Content: We recommend tenants specify materials with a goal of 25% of materials (by cost).

Certified Wood: We recommend tenants specify a minimum goal of 75% of wood-based products to be harvested in accordance with the Forest Stewardship Council’s (FSC) Principles and Criteria. FSC certification means that the forest managers employed environmentally and socially responsible forest management practices.

Regional Materials: We recommend consideration for a goal of 25% of materials (by Cost).

Bio-Based Materials: We recommend consideration for a goal of 25% of materials (by Cost).

Environmental Product Declaration (EPD): We recommend tenants requires and specify materials manufacturers provide for EPDs as part of the products’ shop drawings documentation.

Health Product Declaration (HPD): We recommend tenants require and specify materials manufacturers provide for HPDs as part of the products’ shop drawings documentation.

4.	INDOOR ENVIRONMENTAL QUALITY

Minimum Air Quality Performance

Tenants are required to supply minimum levels of ventilation through compliance with ASHRAE 62.1-2013.

Environmental Tobacco Smoke Control

Tenants will be required to comply with the building’s no smoking policy. Tenants are prohibited from smoking within the building and have been provided designated smoking areas which are at least 25 feet away from building entries, outdoor air intakes and operable windows. Signage indicating that smoking is not allowed within 25 feet of all entrances will be provided by the owner for the entire building. Also, smoking in the building is prohibited by Massachusetts General Law M.G.L. c. 270, § 22

October 2021	Page 5 of 8

B9 LS Harrison & Washington LLC

4570 Executive Drive

San Diego, Suite 400 CA 92121

Outdoor Air Delivery Monitoring

Tenants may consider monitoring CO2 within densely occupied spaces. The base building HVAC systems are equipped with CO2 monitoring devices and outdoor airflow measurement devices. The installed system in the base building is capable of being expanded to provide CO2 monitoring within the tenant spaces.

Construction Indoor Air Quality Management Plan

Tenants are required to develop and implement and Indoor Air Quality Management Plan (IAQ) for the construction and preoccupancy phases of the tenant space. Measures taken as part of the IAQ plan include enclosed and controlled space ventilation during construction, protection of the base building ventilation equipment and systems, protection of absorptive materials from moisture damage, cleaning practices and dust control during construction, replacement of filters prior to occupancy, among other requirements from the Sheet Metal and Air Conditioning National Contractors Association (SMACNA) guidelines. Consideration for a tenant fit out flush out is recommended.

Low-emitting Materials

Tenants are required to specify and install low emitting materials, including adhesives, sealants, sealant primers, paints, coatings, flooring, composite wood products and insulation. All building products must comply with California Department of Public Health (CDPH) Standard Method v1.1- 2010 and manufacturers must state the range of total VOCs after 14 days in addition to:

Adhesives & Sealants: Must comply with the VOC limits of South Coast Air Quality Management District (SCAQMD) Rule #1168.

Paints & Coatings: All paints and coatings wet-applied on site must meet the applicable VOC limits of the California Air Resources Board (CARB) 2007, Suggested Control Measure (SCM) for Architectural Coatings, or the South Coast Air Quality Management District (SCAQMD) Rule 1113, effective June 3, 2011.

Flooring Materials: Must comply with the California Department of Public Health (CDPH) Standard Method v1.1-2010 and manufacturers must state the range of total VOCs after 14 days.

Composite Wood and Agri-Fiber products: Must be documented to have low formaldehyde emissions that meet the California Air Resources Board ATCM for formaldehyde requirements for ultra-low-emitting formaldehyde (ULEF) resins or no added formaldehyde resins.

October 2021	Page 6 of 8

B9 LS Harrison & Washington LLC

4570 Executive Drive

San Diego, Suite 400 CA 92121

Furniture and Furnishing: We recommend consideration for compliance in accordance with ANSI/BIFMA Testing Standard Method M7.1-2011 or ANSI/BIFMA e3-2011 Furniture Sustainability Standard, Sections 7.6.1.

Enhanced Indoor Air Quality Strategies

Tenants may enhance indoor air quality and minimize air pollutants though planning for centralized copy rooms.

The base building complies with the LEED V3 2009 indoor chemical and pollutant source control through permanent entryway system at all major entrances, sufficient exhaust and sealing of housekeeping and janitorial rooms, and MERV-13 filtration on air handling units.

Thermal Comfort

Tenants are required to design additional HVAC system to meet the requirements of ASHRAE-55- 2010.

Daylight and views

Tenants are to provide optimal access to daylight and views to a majority of occupants. Tenants may refer to Appendix D for a sample open plan office layout that comply with the LEEDv3 IEQc8.2 for views. Desk partitions less than 42” in height in areas where views to the outside are possible, and glass partitions around common meeting and office areas will support an open plan office layout.

5.	INNOVATION IN DESIGN

While no specific additional measures are required, the following best sustainable design practices are recommended:

•

Establishing and maintaining a purchasing program to limit the amount of mercury containing lamps (overall average of 35 picograms per lumen-hour). [Mostly achievable by maximizing the use of LED light fixtures]

•	Provide a green cleaning program (may be provided by the building owner).

•	Plug load management for hard wired and convenience electrical outlets, where a majority of 75% of the electrical outlets are timed to turn off during unoccupied hours (and/or tied to vacancy sensors)

•	Health & wellness strategies inspired from the WELL Building Standard (www.wellcertified.com)

6.	SUSTAINABLE DESIGN RESOURCES FOR TENANTS

The following is a partial listing of major resources for sustainable design, LEED and the WELL Building standards:

October 2021	Page 7 of 8

B9 LS Harrison & Washington LLC

4570 Executive Drive

San Diego, Suite 400 CA 92121

1.	U.S. Green Building Council (USGBC) - www.usgbc.org

2.	Green Building Certification Institute (GBCI) - www.gbci.org

3.	International WELL Building Institute (IWBI) - www.wellcertified.com

4.	MassSave - www.masssave.com

MassSave is the web portal providing access to all Massachusetts utility incentives programs.

5.	GreenSpec Directory - www.greenspec.com

6.	Building Green Inc. - www.buildinggreen.com

7.	HPD Collaborative (Health Product Declaration) - www.hpdcollaborative.com

October 2021	Page 8 of 8

08 44 13.I FOIL FACED MINERAL-WOOL BOARD INSULATION
08 44 13.C SPANDREL GLASS IGU
05 40 00.A COLD-FORMED STEEL STUD
BLOCKING AS REQUIRED
09 29 00.A GYPSUM BOARD
08 44 13.A GLAZED ALUMINUM CURTAIN WALL
WINDOW SHADE FASICA
ALIGN
HIGHER TENANT CEILING HEIGHT OPTION
LOWER TENANT CEILING HEIGHT OPTION
COORDINATE W/ SHADE DIM.

2 WINDOW SHADE DETAIL - GWB TO TENANT CEILING

SCALE: 1 1/2" = 1'-0"

08 44 13.I FOIL FACED MINERAL-WOOL BOARD INSULATION
08 44 13.C SPANDREL GLASS IGU
05 40 00.A COLD-FORMED STEEL STUD
08 44 13.R GALVANIZED BACK PAN
08 44 13.A GLAZED ALUMINUM CURTAIN WALL
OPEN TO DECK
ALIGN
GYPSUM WALL BOARD TO DECK
BLOCKING CHANNEL AS REQUIRED
WINDOW SHADE FASCIA
COORDINATE W/ SHADE DIM.

1 WINDOW SHADE DETAIL - EXPOSED CEILING

SCALE: 1 1/2" = 1'-0"

SMMA
1000 Massachusetts Avenue
Cambridge, MA 02138

321 HARRISON AVENUE
BOSTON MA 02118
JOB NO.: 15103

DATE: 11/08/21
ISSUE:
SCALE: 1 1/2" = 1'-0"
REF:
DR BY: MRR
CK BY: EMM

TYPICAL WINDOW SHADE DETAILS

SK-001

EXHIBIT G

TAPA

[see attached]

G-1

TRANSPORTATION ACCESS PLAN AGREEMENT

entered into between

THE CITY OF BOSTON TRANSPORTATION DEPARTMENT

and

1000 WASHINGTON (BOSTON) OWNER, LLC

for

1000 WASHINGTON STREET AND 321 HARRISON AVENUE

This Transportation Access Plan Agreement (hereinafter “TAPA”) is entered into this 12th day of October, 2017 by and between the CITY OF BOSTON, acting through its TRANSPORTATION DEPARTMENT with offices at One City Hall Plaza, Room 721, Boston, Massachusetts, 02201, (hereinafter “BTD”) and 1000 Washington (Boston) Owner, LLC, c/o Nordblom Development Company, with a principal place of business at 15 Third Avenue, Burlington, MA 01803 (hereinafter “Developer”).

WHEREAS, the Developer has completed the review process required by Article 80 of the Boston Zoning Code (hereinafter “Article 80 Review”), which review process contains a Transportation Component, (see Section 80B-3 (1)), and

WHEREAS, the Developer acknowledges that the construction and operation of the Development will impact the transportation network within the City of Boston; and

WHEREAS, BTD and the Developer desire to mitigate such transportation impacts through a Construction Management Plan (hereinafter “CMP”), and a Transportation Access Plan Agreement (hereinafter “TAPA”);

Now, therefore, in consideration thereof, the following is agreed between BTD and the Developer (hereinafter “Parties”):

Section 1. Definitions and Exhibits

A.

“Access Plan” shall mean the Transportation Sections of the Project Notification Form, Draft Project Impact Report, Final Project Impact Report and any supplemental information as developed through the Article 80 Review process.

B.	“Article 80 Review” shall mean the City of Boston Development review requirements, regulations and process, as defined in Article 80 of the Boston Zoning Code.

C.	“BTD” shall mean the City of Boston Transportation Department, with offices at One City Hall Plaza, Room 721, Boston, Massachusetts, 02201, its successors and assigns.

D.	“CMP” shall mean the Construction Management Plan.

E.	“Development” shall mean the Development discussed in this TAPA and summarized in Section 2 A.

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	2

yX PRINTED ON RECYCLED PAPER

F.	“Developer” shall mean the Developer described above.

G.	“ISD” shall mean the City of Boston Inspectional Services Department with offices at 1010 Massachusetts Avenue, Boston, Massachusetts, 02118, its successors and assigns.

H.	“PIC” shall mean the Public Improvement Commission of the City of Boston with offices at One City Hall Plaza, Room 714, Boston, Massachusetts, 02201, its successors and assigns.

I.	“City” shall mean the City of Boston.

J.	“PWD” shall mean the Public Works Department of the City of Boston with offices at One City Hall Plaza, Room 714, Boston, Massachusetts, 02201, its successors and assigns.

K.	“Site” shall mean the parcel(s) as set forth in the Site Plan (Exhibit A). The legal description of the Site is more fully set forth in Exhibit B.

L.	“Site Plan” shall mean the Development’s Site Plan as approved by BTD and set forth more fully in Exhibit A. The Site Plan is subject to change by BTD and/or PIC.

M.	“TAPA” shall mean this Transportation Access Plan Agreement.

Section 2. Development and Mitigation Summary

A. Development Summary

Described below is a summary of the proposed Development:

1000 Washington Street and 321 Harrison Avenue (the “Project” and/or the “Site”) will involve the addition of a new 8-story office building (321 Harrison Avenue) to be built above an existing 3-story parking garage and opposite an existing on-site 11-story office building (1000 Washington Street). The new addition will be comprised of:

•	Approximately 230,000 sf of new office space;

•	Reconfigure existing lobby and loading areas currently serving 1000 Washington Street to serve both office towers on-site;

•	Addition of 2,500 sf of ground floor retail liner at the former loading dock area: and

•	Reduction of the existing parking garage by about 50 spaces to approximately 250 spaces will accommodate all on-site users.

The Project is more particularly described in an Expanded Project Notification Form (EPNF) submitted to the BPDA on May 26, 2016. The Project was subsequently approved by the BPDA Board on September 15, 2016.

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	3

B.	Mitigation Summary

In order to mitigate the impacts of the Development a summary of the major mitigation commitments is described below:

•	Reconstruct and improve sidewalks adjacent to the Site, including streetscape and landscape improvements.

•	Widen both the Harrison Avenue and William E. Mullins Way sidewalks.

•	Provide and maintain a landscaped public plaza along Harrison Avenue at William E. Mullins Way.

•	Consolidate and/or eliminate existing curb cuts around the Site.

•	Developer will contribute up to $230,000 for local area transportation infrastructure improvements planned for the South End neighborhood.

•	Provide bicycle accommodation on-site for residents, employees, and visitors:

•	Secure, covered bicycle storage for building employees.

•	Exterior public bicycle racks for short-term visitors.

•

Provide electric vehicle charging for 5% of the total garage parking spaces and sufficient infrastructure capacity such that the installation of future charging stations does not require an upgrade to electric service or panels, for future accommodation of at least 15% of the total parking spaces.

•	Work with a car sharing service to determine the feasibility of providing on-site car sharing services.

•	Implement a Transportation Demand Management program as further described in Section 4.D.

Section 3. Site Access and Parking Management

A.	Site Plan

The 1:20 scale Site Plan is attached as Exhibit A, signed and stamped by a licensed engineer in the state of Massachusetts, and approved by BTD. The Site Plan is subject to change by BTD and/or PIC.

Described below are the elements that have been included in the Site Plan:

•	Right-of-way layout

•	Sidewalk/pedestrian ramps

•	Curb cuts/driveways

•	Traffic control devices (signs, pavement markings, etc.)

•	Existing and proposed curb regulations for on-street parking

•	Sidewalk furniture, bicycle racks

•	Hydrants

•	Truck turning path plotted on 1:20 scale plan for a design vehicle approved by BTD at entrances to all loading areas and intersections.

An amendment to this TAPA will be required only when Site Plan or building program changes are desired that will materially affect overall Site access, Site operations, or area circulation patterns and will be fully coordinated between the Proponent, BTD, and PIC. Any changes to the Site Plan requested by BTD or PIC shall require approval by the proponent.

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	4

B.	Site Access

a.	Described below is a summary of the vehicular ingress and egress as depicted in the Site Plan (Exhibit A):

As shown on the Site Plan illustrated on Exhibit A.1:

•	Primary pedestrian access/egress for the Site will remain as it is currently from Harrison Avenue and Washington Street.

•	Vehicular access/egress to the existing parking garage will remain as it is currently from Harrison Avenue and Washington Street.

•	Access/egress to loading and service area will be from William E. Mullins Way.

b.	Described below is a summary of the truck loading and service management as depicted in the Site Plan (Exhibit A):

Loading, service, and trash operations for the Site will occur in a reconfigured loading area off William E. Mullins Way, as shown in Exhibit A.2:

•	Single unit trucks up to 36 feet in length (SU-36) will be able to access the interior loading/service bays.

•	Two (2) loading bays and one (1) bay for trash collection will be provided.

•	Loading bays will have a minimum clear height of 14’-0”.

•	Loading bay doors will have a clear height of 14’-0”.

•	Building management will manage loading/service area:

•	Building management will encourage all loading and service activities to occur during off-peak times of traffic.

•	Permanent “No Idling” signs will post 5-minute idling law restrictions within the loading/service area as appropriate.

C.	Parking Management

Described below is the Development’s parking management plan:

The Development will provide up to 250 parking spaces in a 3-level above grade parking garage. The garage will be open 24 hours a day, all year.

•	Parking will be available to both existing and new office users as well as to users of the new retail/commercial space at the Development.

•	Commercial public parking of up to 50 spaces will be available at the Development garage, as called for in the PDA Plan and subject to Boston Air Pollution Control Commission (BAPCC) approvals.

•	Parking payment machine(s) for commercial public parking will be provided in the garage lobby area to minimize queuing times of vehicles exiting the garage.

•	Provide parking spaces for a shared car service, if feasible.

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	5

•	Provide preferential parking for carpool, vanpool, and other high-occupancy vehicles.

•	Parking will be provided at market rates.

•	Parking will be self-park and/or valet assisted with monthly users having key card or transponder access.

•

Electric vehicle charging station(s) will be provided for up to 5% of total garage parking spaces and sufficient infrastructure capacity will be provided for future accommodation of additional electric vehicle charging station(s) at up to 15% of total garage parking should demand arise.

•	Provide, maintain, and update a kiosk or information boards in the office lobby to disseminate information regarding local travel options.

•	Visible and audible pedestrian indications will be installed at the garage driveway in accordance with BTD guidelines.

•	Provide bicycle accommodation on-site for employees, and visitors:

•	Secure bicycle storage will be provided within the garage accommodating approximately 90 bicycles for office and commercial/retail employee use.

•	Public bicycle racks will be provided for 18 bicycles near Development entrances and elsewhere around the Site for visitors.

•	Shower/changing facilities will be available for the Development.

Section 4. Mitigation and Timeline

A.	Required before issuance of a Building or Foundation Permit by ISD (whichever is needed first by the Developer).

a.	A signed and executed copy of this Agreement (TAPA).

b.	An approved Construction Management Plan (CMP), (BTD Requirements for Construction Management Plan (CMP) are set forth in Appendix 1).

B.	Required after issuance of the first Building or Foundation Permit by ISD (whichever is needed first by the Developer).

Traffic Monitoring Equipment

In order to monitor construction and/or for long-term traffic and intersection monitoring, the Developer, when required, shall:

•	None.

C.	Required before issuance of a Certificate of Occupancy by ISD.

Transportation Systems Improvements When required, in order to mitigate the transportation impacts of the Development, the Developer shall implement the following Transportation System Improvements. These improvements will offset the transportation impacts of the Development on roadways, sidewalks, intersections and public transit. BTD Requirements for Implementation of Transportation System Improvements are set forth in Appendix 2.

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	6

a. Geometric Changes to Public Riqht-of-Way:

Described below are the Developer’s commitments for changes to the Public Right-of- Way:

As illustrated in Exhibit A.1 and subject to PIC review and approval, the Project will:

•

Reconstruct and improve sidewalks adjacent to the Site along the west side of Harrison Avenue, south side of Herald Street, east side of Washington Street, and north side of William E. Mullins Way, including streetscape and landscape improvements.

•	Improvements to sidewalks along Harrison Avenue and William E. Mullins Way include widening.

•	Provide a public plaza along Harrison Avenue at William E. Mullins Way.

•	All improvements will be consistent with Harrison Albany .Corridor Strategic Plan.

•	Provide curb cuts with flush sidewalk treatment along Herald Street and Washington Street for the existing parking garage driveways and along William E. Mullins Way for the loading dock driveway:

•	Close all two (2) of the three (3) curb cuts on Harrison Avenue; and

•	Close one (1) of the two (2) curb cuts along William E. Mullins Way.

b. Traffic Signal System Improvements:

Described below are the Developer’s commitments for Traffic Signal System Improvements:

•	None.

c. Pavement Markings and Sign Improvements:

Described below are the Developer’s commitments for Pavement Markings and Sign Improvements:

•

Improve and add street signs at the Site as required by BTD along the west side of Harrison Avenue, south side of Herald Street, east side of Washington Street, and north side of William E. Mullins Way.

•	Provide pick-up/drop-off along Harrison Avenue for shuttle buses and private vehicles.

•	Improve and add pavement markings along the length of William E. Mullins Way between Harrison Avenue and Washington Street.

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	7

d.	Public Transportation Improvements:

Described below are the Developer’s commitments for Public Transportation Improvements:

•	None.

e.	Street Furniture Improvements:

Described below are the Developer’s commitments for Street Furniture Improvements:

•

Provide sidewalk and streetscape improvements immediately abutting the Site along the west side of Harrison Avenue, south side of Herald Street, east side of Washington Street, north side of William E. Mullins Way and the public plaza along Harrison Avenue at William E. Mullins Way.

•	All improvements will be consistent with Harrison Albany Corridor Strategic Plan.

•	Provide public short-term bicycle parking for approximately 18 bicycles at convenient locations around the Site.

f.	All Other Mitigation:

Described below are other commitments by the Developer not addressed above:

•	Contribute up to $230,000 for local area transportation infrastructure improvements planned for the South End neighborhood.

•	Work with a car sharing service to determine the feasibility of providing onsite car sharing services.

D.	Required after issuance of Certificate of Occupancy by ISD.

Transportation Demand Management (hereinafter “TDM”) Measures In order to mitigate the transportation impacts of the Development on an ongoing basis after the Development is occupied, the Developer shall institute TDM Measures. TDM Measures minimize the use of automobiles being used by one person, also known as Single Occupancy Vehicle use (hereinafter “SOV”) and maximize the use of alternative modes of transportation. This will reduce traffic congestion and air pollution and provide employees with incentives for flexible work time.

a.	Transportation Management Association (hereinafer “TMA”) Membership

The Developer shall work with other area businesses in implementing TDM Measures. Joining and participating in a local TMA will satisfy this requirement. TMA’s can provide many of the reguired TDM Measures, including ridematching, guaranteed ride home, and transit information and promotional materials.

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	8

Described below are the Developer’s commitments to TMA membership:

•	Provide written evidence to BTD prior to the issuance of a Certificate of Occupancy for the Development that the Developer has contacted the local TMA in implementing its TDM programs.

•

Provide written evidence that the Developer has become a member of the local TMA. Membership in the TMA will occur within 6 months of the issuance of permanent Certificate of Occupancy. BTD may waive this reguirement at its discretion.

b.	Transportation Coordinator

A Transportation Coordinator shall oversee all transportation issues including, managing TDM Measures, parking, loading and service. In addition, the Transportation Coordinator will be responsible for the Transportation Monitoring and Annual Report described below, and will serve as the contact and liaison for BTD and TMA

Described below are the Developer’s commitments for a Transportation Coordinator:

•

The Developer will designate a full time on-site employee as the Transportation Coordinator within 6 months of the issuance of a Certificate of Occupancy. The Transportation Coordinator may be part of .the building management staff.

•

The Transportation Coordinator will be responsible for managing TDM commitments, including being the representative of the Project in the TMA and for BTD. The Transportation Coordinator may also manage service and loading operations on the Site.

•	Provide BTD with the name and contact information of the Transportation Coordinator within 6 months of the issuance of a Certificate of Occupancy.

c.	Transit Pass Programs

Described below are the Developer’s commitment for Transit Pass Programs:

•	The Developer will develop marketing materials and orientation packets for new tenants to highlight the excellent pedestrian and transit accessibility of the Site.

•	The Developer will create lease language encouraging all commercial and retail tenants to promote public transportation and subsidize employee use of public transit, as follows:

•	Encourage tenants to provide a 50% subsidy for all full-time and part-time employees. Striving for a transit subsidy of 50% is a consistent Citywide goal as part of TDM and mitigation programs.

•	Encourage participation in the MBTA Corporate T-Pass Program. Participation in the MBTA Corporate T-Pass program enables the employee, and in many cases the employer, to receive a pre-tax deduction.

•	Provide information on bus and subway routes and schedules to its employees.

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	9

d.	Ridesharing / Carpooling

Described below are the Developer’s commitments to Ridesharing/Carpooling:

•	The Developer will join the local TMA, which will be available to commercial tenants to facilitate employee ridesharing through geographic matching.

•	If the Development has a web site, that web site will include a link to the local TMA web site (subject to their permission).

e.	Guaranteed Ride Home Program

Described below are the Developer’s commitments to Guaranteed Ride Home Program:

•	The Developer will join the local TMA, which will be available to commercial tenants to offer a “Guaranteed Ride Home” to all employees in order to remove an obstacle to transit use and ridesharing.

f.	Information and Promotion of Travel Alternatives

Described below are the Developer’s commitments to provide information and promote travel alternatives to employees and/or residents:

•

The Developer will communicate in its marketing materials and orientation packets for new tenants the transit-oriented nature of the Development and promote the proximity to public transportation and both car-sharing and bicycle-sharing services.

Through the Transportation Coordinator at the building, the Developer will:

•	Provide tenants with information about travel alternatives including transit information, and local car and bicycle sharing services in the Development’s lobby.

•	Provide information on travel alternatives via the Development’s web site, should one be active.

•	Encourage tenants to provide information on travel alternatives to new employees.

g.	Transportation Monitoring and Annual Report

The purpose of the Transportation Monitoring and Annual Report is to provide BTD an update on transportation related issues, such as the performance of TDM Measures.

The Developer shall provide an Annual Report to BTD by November 30th. If the Certificate of Occupancy for the Development is issued less than 6 months before November 30th, then the report will be due November 30th of the following year. All employee sites with 250 or more employees are reguired to submit yearly ridesharing surveys to the Massachusetts Department of Environmental Protection (DEP) by November 15th. The information may be used to inform the Annual Report due November 30th to BTD.

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	10

Section 5. Terms and Conditions

A.	Defaults and Remedies

In the event that the Developer shall fail to comply with or shall breach any provisions of this TAPA, and such failure or breach shall continue for 60 days after written notice thereof from BTD, BTD may institute any such actions and proceedings as BTD may deem appropriate, including but not limited to actions: to compel specific performance; and/or to collect any and all damages, expenses, losses and costs caused by such failure or breach, including legal expenses.

B.	Records and Reports

The Developer shall keep and maintain books, records, and other documents regarding compliance with this TAPA. The Developer shall make the same available at all reasonable times for inspection, copying, audit and examination by BTD, and shall provide BTD with an annual report that summarizes the same by November 30th of each calendar year.

This TAPA shall not be recorded with the Registry of Deeds. However, the Developer agrees, upon the request of BTD, to record a Notice of this Agreement with the Registry of Deeds. Any such notice shall expressly state that it is executed pursuant to the provisions contained in this TAPA and it is not intended to vary the terms and conditions of this Agreement.

C.	Assumption of Liability

The Developer shall assume the defense of BTD, its officers, agents, and/or employees, and hold them harmless from all suits and claims against them or any of them, arising from any act or omission of the Developer, its agents or employees in any way connected with performance under this Agreement.

D.	Assignment

The Developer may assign its interest in this TAPA, but only subject to and by complying with the following conditions:

a.	Prior to the assignment, the Developer shall notify BTD of its intention to assign and identify all prospective assignees.

b.

At the time of assignment, the Developer shall not be in default of the terms and conditions of this TAPA imposed upon the Developer to date. If any terms and conditions are in default, the Developer must notify BTD and receive BTD’s approval to assign while in default.

c.	BTD shall then supply the Developer with the appropriate form to be used as the instrument of assignment, which shall be executed as an Amendment to this TAPA.

d.

The TAPA Amendment shall be drafted by the Developer expressly stating the terms and conditions of the assignment, specifically which covenants and provisions the Assignee shall assume and agree to perform, including any mitigation that may be in default.

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	11

e.	There shall promptly be delivered to BTD three originals of the TAPA signed by the Developer and Assignee, for signature and approval by BTD.

E.	Waiver

No act by or on behalf of BTD shall be, or deemed or construed to be, a waiver of any such requirement or provision of this TAPA, unless the same be in writing, signed by BTD and expressly stated to constitute such waiver. Any express waiver by BTD shall not operate to waive such rights, terms or conditions, beyond the specific instance of such waiver.

F.	Conflict of Interest

The Developer covenants and agrees that it shall, in carrying out its responsibilities under this Agreement, comply strictly with each and every provision of Chapter 268A of the Massachusetts General Laws (the Conflict of Interest Law) to the full extent of the applicability of said provisions to the Developer.

G.	Successors and Assigns

The provisions of this TAPA shall be binding upon, and shall inure to the benefit of, the successors and assigns of the Developer (including without limitation any condominium association or other association having powers of control over the Site or any portion thereof under Chapter 183A of the Massachusetts General Laws) and the public body or bodies succeeding to the interests of BTD.

It is the intention of the Parties that the provisions of this TAPA may only be enforced by the Parties hereto and that no other person or persons are authorized to undertake any action to enforce any provisions hereof without the prior written approval of the Parties.

H.	Amendment

This TAPA, or any part thereof, may be amended from time to time hereafter only in writing executed by BTD and the Developer.

I.	Severability

Each and every covenant and agreement contained in this TAPA is and shall be construed to be a separate and independent covenant and agreement. If any term or provision of this TAPA or the application thereof to any person or circumstance shall to any extent be invalid and unenforceable, the remainder of this Agreement or the application of such term to persons or circumstances other than those as to which it is invalid and unenforceable shall not be affected thereby, and each term and provision of this TAPA shall be valid and shall be enforced to the extent permitted by law.

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	12

J.	Governing Law

This TAPA shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

K.	Conflict of Law

In the event that any action or activity required by the provisions herein cannot be undertaken without violating any special or general law, the failure to undertake or continue to undertake such action or activity shall not be considered a breach of this TAPA. Any Party relying on this section shall notify the other Party in writing identifying the affected action or activity, the applicable law that may be violated and providing an explanation as to why that law would be violated by taking such action or activity.

L.	Execution in Triplicate

This TAPA shall be executed in triplicate. All three copies shall be deemed to be originals and together shall constitute but one and the same instrument.

M.	Effective Date

This TAPA shall become effective as of the date it is executed by all Parties.

N.	Terms of this Agreement

This Agreement shall commence on the “Effective Date” and shall terminate thirty (30) years from that date.

O.	Mitigation Expenses

All mitigation measures undertaken pursuant to this contract shall be at the expense of the Developer and no expense will be incurred by BTD with respect to such measures.

P.	Notices

All notices or other communication required or permitted to be given under this Agreement shall be in writing, signed by a duly authorized officer of the Developer, or of BTD, and shall be deemed delivered if mailed postage prepaid, by registered or certified mail, return receipt requested, or delivered by hand to the principal office of the intended Party, which is as follows unless otherwise designated by written notice to the other Party.

DEVELOPER:	1000 Washington (Boston) Owner, LLC c/o Nordblom Development Company 15 Third Avenue Burlington, MA 01803 Attn: Ogden Hunnewell

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	13

with a copy to:	Rubin and Rudman LLP 50 Rowes Wharf Boston, MA 02110 Attn: Paula Deverauex, Esq.

BTD:	Boston Transportation Department Boston City Hall, Room 721 One City Hall Plaza Boston, MA 02201 Attn: BTD Commissioner

with a copy to:	Boston Law Department Boston City Hall, Room 615 One City Hall Plaza Boston, MA 02201 Attn: Assistant Corporate Counsel

(Signatures on next page)

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	14

Q.	Signatures

IN WITNESS WHEREOF, the parties hereto have caused this TAPA to be signed, sealed and delivered by their respective duly authorized representatives,

DEVELOPER:	1000 WASHINGTON (BOSTON) OWNER, LLC

	By:	/s/ Ogden Hunnewell
(As duly authorized, see Exhibit C)

	Date:	11/1/17

CITY:	BOSTON TRANSPORTATION DEPARTMENT

	By:	/s/ Gina N. Fiandaca
Gina N. Fiandaca, Commissioner

	Date:	11/15/17

Approved as to form:

/s/ David Zuares
David Zuares, Assistant Corporation Counsel
City of Boston Law Department

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	15

Attachments

Appendix 1: BTD Requirements for Construction Management Plan (CMP)

Appendix 2: BTD Requirements for Implementation of Transportation System Improvements

Exhibit A - Site Plans:

Exhibit A.1 - Site Plan

Exhibit A.2 - Vehicle Maneuvers

Exhibit B: Legal Description of the Site

Exhibit C: Evidence of Authority

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	16

Appendix 1

BTD Requirements for Construction Management Plan (CMP)

The Developer shall prepare a Construction Management Plan (which details measures to ensure the maintenance of existing levels of service on adjacent roadways during the construction of the Development and to minimize disruption in the area, and shall submit said plan to BTD for approval. Such approval shall be obtained prior to the Developer obtaining any building permit from ISD. It is understood by the Developer that the development of a CMP is a precondition to the issuance of a building permit for the Development by ISD.

The CMP shall include, without limitation, measures dealing with: proposed street occupancies; use of tower cranes; sidewalk occupancies or obstruction of pedestrian flow; materials staging; transportation and parking for construction workers; hours of construction work; materials delivery. Key issues to be incorporated in the CMP include:

•	The need for full or partial street closures, street occupancy, sidewalk closures and/or sidewalk occupancy during construction.

•	Frequency and schedule for truck movements and construction materials deliveries, including designated and prohibited delivery times.

•	Truck routing plan (including designated truck routes and sign plan).

•	Construction staging and material handling. Staging areas to be coordinated with existing construction occurring in the area.

•	Times of construction activity.

•	Plans for maintaining pedestrian and vehicle access during each phase of construction.

•	Parking provisions for construction workers.

•	Mode of transportation for construction workers, initiatives for reducing Driving and parking demand such as TDM Measures as applied to construction workers.

•	Coordination with other construction projects in the area.

•

Distribution of information regarding construction conditions and impact mitigation to abutters. This includes construction site signs. All construction sites shall include a sign that lists the name of the construction company (general contractor), their phone number, which is clearly visible to enable the public to call with any questions or concerns.

•	Costs. All construction costs are the responsibility of the developers.

Failure to comply with the provisions of the CMP may result in withdrawal of the building permit or street occupancy permit until such time as the Commissioner of BTD determines that the Developer is in compliance with the construction management plan.

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	17

Appendix 2

BTD Requirements for Implementation of Transportation System Improvements

All transportation system improvements including, geometric changes, traffic signal changes and all elements of the design, construction and inspection, will be carried out and fully funded by the Developer in close coordination with BTD. All work must meet BTD specifications and standards and must be performed by certified and licensed firms that meet BTD’s approval. BTD must approve each step in the design and construction process. The Developer is responsible for obtaining all necessary permits and licenses. Once completed the improvements will be made available for BTD inspection. Based on inspection, the Developer shall complete any outstanding items or repairs within 3 months of the inspection date. If the Developer is unable to meet these deadlines, the Developer shall notify BTD in writing to request an extension. Based on consultation with the Developer, BTD may, at its discretion, set new deadlines. Once approved, ownership of the improvements will transfer to the City and the appropriate agency therein, and all final design documents will be submitted to the City.

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	18

Exhibit A

Site Plan

[Attached]

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	19

STOP
Washington Street
Harrison Avenue

NOT FOR CONSTRUCTION

Proposed Sign
Sign to Remain
Proposed Improvements
Existing
Curb To Be Removed
Proposed Improvements By Others
Proposed Meter
Existing Meter
Meter to be Removed
Proposed Tree Pit
Proposed Bollard
Proposed Bollard With Light
Proposed Light Pole With Planters
Street Light
Proposed Bike Rack
Parking
Shuttle Bus
Travel Lane
Primary Entrance
Secondary Entrance
Existing Area
New Ground Floor Supporting Office Tower Above Existing Garage

FINAL DESIGN PER TRANSPORTATION ACCESS PLAN AGREEMENT

1000 Washington Street and 321 Harrison Avenue

SITE PLAN

EXHIBIT A.1

Date: October 2017

Scale: 1" = 40'-0"

SITE PLAN IS SUBJECT TO REVISIONS BY BTD AND PIC

SU-36 - ENTERING BAY 1

SU-36 - ENTERING BAY 2

SU-36 - EXITING BAY 1

SU-36 - EXITING BAY 2

4.00
20.00

SU-36

	Feet
Width	: 8.00
Track	: 8.00
Lock to Lock Time	: 4.00
Steering Angle	: 31.80

0
10
20
40
80
FEET
1" = 20'-0"

FINAL DESIGN PER TRANSPORTATION ACCESS PLAN AGREEMENT	1000 Washington Street and 321 Harrison Avenue	
	VEHICLE MANEUVERS	EXHIBIT A.2
	Date: October 2017	Scale: 1" = 20'-0"

SITE PLAN IS SUBJECT TO REVISIONS BY BTD AND PIC

Exhibit B

Legal Description of the Site

A CERTAIN PARCEL OF LAND WITH BUILDINGS THEREON NUMBERED 311-321 HARRISON AVENUE, SITUATED IN THE CITY OF BOSTON, COUNTY OF SUFFOLK IN THE COMMONWEALTH OF MASSACHUSETTS, WHICH PARCEL IS SHOWN ON A PLAN BY BSC GROUP, ENTITLED, “CONSOLIDATION PLAN OF LAND; 311-321 HARRISON AVENUE IN BOSTON, MASSACHUSETTS (SUFFOLK COUNTY)”, DATED AUGUST 21, 2006 AND RECORDED WITH SAID DEEDS AS PLAN NO. 882 OF 2006, AND BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF THE PARCEL, SAID CORNER BEING THE INTERSECTION OF THE EASTERLY LINE OF WASHINGTON STREET WITH THE NORTHERLY LINE OF WILLIAM E. MULLINS WAY, SAID POINT BEING THE POINT OF BEGINNING; THENCE

N 14° 58’ 41” E	A DISTANCE OF ONE HUNDRED TWELVE AND TEN HUNDREDTHS FEET (112.10) TO A POINT; THENCE

S 73° 22’ 25” E	A DISTANCE OF FIVE AND THREE HUNDREDTHS FEET (5.03) TO A POINT; THENCE

N 10° 15’ 59” E	A DISTANCE OF TWENTY-FOUR AND FOURTEEN HUNDREDTHS FEET (24.14) TO A POINT; THENCE

N 10° 19’ 19” E	A DISTANCE OF ONE HUNDRED TWENTY AND EIGHTY HUNDREDTHS FEET (120.80) TO A POINT OF CURVATURE;

THE PREVIOUS FOUR (4) COURSES BOUNDING ON THE EASTERLY LINE OF SAID WASHINGTON STREET; THENCE

NORTHEASTERLY	AND CURVING TO THE RIGHT ALONG THE ARC OF A CURVE HAVING A RADIUS OF TWENTY AND NO HUNDREDTHS FEET (20.00), A LENGTH OF THIRTY-THREE AND FIVE HUNDREDTHS FEET (33.05) TO A POINT ON THE SOUTHERLY SIDELINE OF HERALD STREET; THENCE

S 74° 59’ 19” E	A DISTANCE OF TWO HUNDRED SIXTY-TWO AND FIFTY-FIVE HUNDREDTHS FEET (262.55) ALONG SAID SOUTHERLY LINE OF HERALD STREET TO A POINT OF CURVATURE; THENCE

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	22

SOUTHEASTERLY	AND CURVING TO THE RIGHT ALONG THE ARC OF A CURVE HAVING A RADIUS OF TWENTY AND NO HUNDREDTHS FEET (20.00), A LENGTH OF THIRTY-ONE AND EIGHTY-SIX HUNDREDTHS FEET (31.86) TO A POINT ON THE WESTERLY SIDELINE OF HARRISON STREET; THENCE

S 16° 17’ 05” W	A DISTANCE OF ONE HUNDRED NINETY-TWO AND TWENTY- NINE HUNDREDTHS FEET (192.29) TO A POINT; THENCE

S 72° 50’ 03” E	A DISTANCE OF TEN AND NO HUNDREDTHS FEET (10.00) TO A POINT; THENCE

S 16° 17’ 05” W	A DISTANCE OF NINETEEN AND THIRTY-ONE HUNDREDTHS FEET (19.31) TO A POINT; THENCE

N 72° 45’ 55” W	A DISTANCE OF TEN AND NO HUNDREDTHS FEET (10.00) TO A POINT; THENCE

S 16° 17’ 05” W	A DISTANCE OF THIRTY-EIGHT AND NO HUNDREDTHS FEET (38.00) TO A POINT OF CURVATURE;

THE PREVIOUS FIVE (5) COURSES BOUNDING ON SAID WESTERLY LINE OF HARRISON AVENUE; THENCE

SOUTHWESTERLY	AND CURVING TO THE RIGHT ALONG THE ARC OF A CURVE HAVING A RADIUS OF TWENTY AND NO HUNDREDTHS FEET (20.00), A LENGTH OF THIRTY-ONE AND EIGHTY-TWO HUNDREDTHS FEET (31.82) TO A POINT ON THE NORTHERLY LINE OF WILLIAM E. MULLINS WAY; THENCE

N 72° 33’ 10” W	A DISTANCE OF TWO HUNDRED SIXTY-NINE AND FORTY-TWO HUNDREDTHS FEET (269.42) ALONG SAID NORTHERLY LINE OF WILLIAM E. MULLINS WAY TO THE POINT OF BEGINNING.

A PORTION, OF THE ABOVE DESCRIBED PARCEL (TRACT I, PARCEL D) IS REGISTERED LAND AND IS SHOWN ON LAND COURT PLAN NUMBER 2213A.

THE ABOVE DESCRIBED PARCEL OF LAND CONTAINS AN AREA OF 83,470 SQUARE FEET, MORE OR LESS.

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	23

Exhibit C

Evidence of Authority

[See attached]

BOSTON TRANSPORTATION DEPARTMENT ONE CITY HALL SQUARE ROOM 72 I • BOSTON. MA 02201 • 617-635-4680	24

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Room 1717, Boston, Massachusetts 02108-1512

Foreign Limited Liability Company

Application for Registration

(General Lam Chapter 156C, Section 48)

Federal Identification No.:

(la)	The exact name of the limited liability company:

1000 Washington (Boston) Owner, LLC

(1b)	If different, the name under which I propose: to do business in the Commonwealth of Massachusetts:

(2)	The jurisdiction* where the limited liability company was organized:

Delaware

(3)	The date of organization in that jurisdiction 7/18/2017

(4)	The general character of the business the limited lldsffity company prepose* to do In the Commonwealth:

Real Estate Investment Management

(5)	The business address of Its principal office:

4700 Wilshire Blvd.

Los Angeles, CA 80010

(6)	The business address of its principal office In the Commonwealth, if any:

(7)	The name and business address, if different from principal office location, of each manager:

1000 Washington (Boston) Venture, LLC	4700 Wilshire Blvd.
Los Angeles, CA 90010

(8)

The name and business address of each person authorized to execute, acknowledge, deliver and record any recordable instrument purporting to affect an Interest in real property recorded with a registry of deeds or district office of the land court:

NAME	ADDRESS

See attachment A

(9)	The name and street address of the resident agent in the Commonwealth:

Paracorp Incorporated	44 School Street, Suite 325
Boston, MA 02128

(10)	The latest dm of dissolution, if specified)

(11)	Additional matters:

Signed	by (by at least one authorized signatory): /s/ Jordan Dembo Vice President & Secretary

1 See Attached                                                                                                                                                                                             ,

Resident agent of the above limited liability company, consent to my appointment as resident agent pursuant to B.L. e156C § 48 (or attach resident agent’s consent hereto).

*	Attach a certificate of existence or good standing issued by an officer or agency properly authorized in borne state.

Foreign Limited Liability Company Application for Registration

Attachment A

Avraham Shemesh	4700 Wilshire Blvd., Los Angeles, CA 90010

Richard S. Ressler	4700 Wilshire Blvd., Los Angeles, CA 90010

Shaul Kuba	4700 Wilshire Blvd., Los Angeles, CA 90010

Nicholas V. Morosoff	4700 Wilshire Blvd., Los Angeles, CA 90010

Kelly Eppich	4700 Wilshire Blvd., Los Angeles, CA 90010

Charles E. Gamer, 11	4700 Wilshire Blvd., Los Angeles, CA 90010

Terry Wachsner	4700 Wilshire Blvd., Los Angeles, CA 90010

Jordan Dembo	4700 Wilshire Blvd., Los Angeles, CA 90010

David Thompson	4700 Wilshire Blvd., Los Angeles, CA 90010

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY “1000 WASHINGTON (BOSTON) OWNER, LLC” IS DULY FORMED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE TWENTIETH DAY OF JULY, A.D. 2017.

AND I DO HEREBY FURTHER CERTIFY THAT THE SAID “1000 WASHINGTON (BOSTON) OWNER, LLC” WAS FORMED ON THE EIGHTEENTH DAY OF JULY, A.D. 2017.

AND I DO HEREBY FURTHER CERTIFY THAT THE ANNUAL TAXES HAVE BEEN ASSESSED TO DATE.

THE COMMONWEALTH OF MASSACHUSETTS

REGISTERED AGENT CONSENT FORM

DATE: 07/20/2017

COMPANY NAME: 1000 WASHINGTON (BOSTON) OWNER, LLC

REGISTERED AGENT NAME AND ADDRESS:

Paracorp Incorporated

44 School Street, Suite 325

Boston, MA 02108

I, Ninh Ho, hereby accept appointment as registered agent for and on behalf of the above-referenced company.

/s/ Ninh Ho
Ninh Ho, Assistant Secretary
Paracorp Incorporated

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with,

and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

July 25, 2017 02:03 PM

/s/ William Francis Galvin

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

EXHIBIT H

TENANT’S PROPERTY

H-1

EXHIBIT I

FORM OF ESTOPPEL CERTIFICATE

To:	B9 LS HARRISON & WASHINGTON LLC

4570 Executive Drive, Suite 400

San Diego, California 92121

Attention: Legal Department

BioMed Realty III LP

4570 Executive Drive, Suite 400

San Diego, California 92121

Re: [PREMISES ADDRESS] (the “Premises”) at 321 Harrison Avenue, Boston, Massachusetts (the “Property”)

The undersigned tenant (“Tenant”) hereby certifies to you as follows:

1. Tenant is a tenant at the Property under a lease (the “Lease”) for the Premises dated as of [            ], 20[__]. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [            ]], and there are no other agreements, written or oral, affecting or relating to Tenant’s lease of the Premises or any other space at the Property. The lease term expires on [            ], 20[__].

2. Tenant took possession of the Premises, currently consisting of [            ] square feet, on [            ], 20[__], and commenced to pay rent on [            ], 20[__]. Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, and does not hold the Premises under an assignment or sublease[, except as follows: [            ]].

3. All base rent, rent escalations and additional rent under the Lease have been paid through [            ], 20[__]. There is no prepaid rent[, except $[            ]][, and the amount of security deposit is $[            ] [in cash][OR][in the form of a letter of credit]]. Tenant currently has no right to any future rent abatement under the Lease.

4. Base rent is currently payable in the amount of $[            ] per month.

5. Tenant is currently paying estimated payments of additional rent of $[            ] per month on account of real estate taxes, insurance, management fees and Common Area maintenance expenses.

6. All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant[, except [            ]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.

7. The Lease is in full force and effect, free from default and free from any event that could become a default under the Lease, and Tenant has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Tenant has received no notice N-1 of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [            ]].

I-1

8. [Tenant has the following expansion rights or options for leasing additional space at the Property: [            ].][OR][Tenant has no rights or options to purchase the Property.]

9. To Tenant’s knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of Tenant in, on or around the Premises or the Project in violation of any environmental laws.

10. The undersigned has executed this Estoppel Certificate with the knowledge and understanding that [INSERT NAME OF LANDLORD, PURCHASER OR LENDER, AS APPROPRIATE] or its assignee is [acquiring the Property/making a loan secured by the Property] in reliance on this certificate and that the undersigned shall be bound by this certificate. The statements contained herein may be relied upon by [INSERT NAME OF PURCHASER OR LENDER, AS APPROPRIATE], B9 LS Harrison & Washington LLC, BioMed Realty III LP, and any [other ]mortgagee of the Property and their respective successors and assigns.

Any capitalized terms not defined herein shall have the respective meanings given in the Lease.

Dated this [            ] day of [            ], 20[__].

[            ],

a [            ]

By:
Name:
Title:

I-2

EXHIBIT J

DEFINITION OF OBSOLETE EQUIPMENT

Obsolete equipment shall mean:

•	The equipment is outdated, such that it is not reasonable to continue servicing it;

•	The equipment is no longer supported by the manufacturer;

•	Component or compatible parts of the equipment are no longer available;

•	The equipment is no longer compatible with the other equipment in the Building;

•	The cost to replace the equipment is equal to or less tha the cost to repair the equipment;

•	The equipment poses a safety risk; and/or

•	The equipment no longer meets local/state/national guidelines.

J-1